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As filed with the Securities and Exchange Commission on May 9, 2005

Registration No. 333-106801

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTERLINE BRANDS, INC.
(Exact name of Registrant as specified in its charter)

New Jersey (State or other jurisdiction of incorporation or organization)	5074 (Primary Standard Industrial Classification Code Number)	22-2232386 (I.R.S. Employer Identification No.)
801 W. Bay Street Jacksonville, Florida 32204 (904) 421-1400 (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
Laurence W. Howard, Esq. 801 W. Bay Street Jacksonville, Florida 32204 (904) 421-1400 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to: John C. Kennedy, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 (212) 373-3000

Approximate date of commencement of proposed sale to public:
As soon as practicable after this amended Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

Table of additional registrants

Name	State or other jurisdiction of incorporation or organization	Primary standard industrial classification code number	IRS employer identification number

Wilmar Financial, Inc.	Delaware	5074	52-2056437
Wilmar Holdings, Inc.	Delaware	5074	52-2056435
Glenwood Acquisition LLC	Delaware	5074	N/A

The address of each of the additional registrants is 801 W. Bay Street, Jacksonville, Florida 32204, (904) 421-1400.

PROSPECTUS

Interline Brands, Inc.

$130,000,000
11 1/2% Senior subordinated notes due 2011

We issued the 11 1/2% Senior Subordinated Notes due 2011 (the "exchange notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), in exchange for our 11 1/2% Senior Subordinated Notes due 2011 (the "initial notes," and, together with the exchange notes, the "notes"). An aggregate principal amount of $200,000,000 was issued. In January 2005 we redeemed $70,000,000 aggregate principal amount of the notes (the "2005 Redemption").

The notes will mature on May 15, 2011. Interest is payable on the notes on May 15 and November 15 of each year.

The notes are our senior subordinated obligations and rank equally with all of our unsecured senior subordinated indebtedness. Our obligations under the notes are guaranteed by some of our current and future domestic subsidiaries.

This Prospectus has been prepared for and is to be used by J.P. Morgan Securities Inc. ("JPMorgan") in connection with offers and sales in market making transactions in the notes. JPMorgan may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of the sale. Interline Brands, Inc. will not receive any of the proceeds of such sales.

Investing in the notes involves certain risks. Please refer to the section in this prospectus entitled "Risk Factors" commencing on page 9.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

JPMorgan

The date of this prospectus is May   , 2005.

i

Prospectus summary

The following summary highlights information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and consolidated financial statements included elsewhere in this prospectus. This summary is not complete and may not contain all of the information that you should consider before investing in the notes. You should read this entire prospectus carefully, including the "Risk Factors" section and the consolidated financial statements included elsewhere in this prospectus. Unless the context indicates or requires otherwise, the terms "Interline," "we," "our" and "company" refer to Interline Brands, Inc., a New Jersey corporation and the issuer of the notes, and its subsidiaries. The term "Parent" refers to Interline Brands, Inc., a Delaware corporation and owner of all our outstanding stock (NYSE: IBI). The term "Refinancing Transactions" refers to our offering of initial notes, the entering into of our new credit facility, the repayment of all amounts outstanding under our former credit facility, the redemption of all of our 16% senior subordinated notes due September 29, 2008, and the payment of certain fees and expenses related to the offering and the new credit facility, all of which were completed on May 29, 2003.

General

We are a leading national distributor and direct marketer of specialty maintenance, repair and operations (MRO) products. On December 22, 2004, we became the 100% owned subsidiary of our Parent in connection with our Parent's initial public offering of common stock (the "IPO"). We have been in business for over 25 years. We stock over 45,000 plumbing, electrical, hardware, security hardware, heating, ventilation and air conditioning (HVAC) and other MRO products and sell to over 150,000 active customer accounts. We are able to realize higher operating margins by focusing on repair, maintenance, remodeling and refurbishment customers, who generally make smaller, more frequent purchases and require high levels of service. Our diverse customer base includes facilities maintenance customers, professional contractors and specialty distributors. We generated net sales of $743.9 million and $640.1 million, and operating income of $61.5 million and $61.6 million, for the year ended December 31, 2004 and for the year ended December 26, 2003, respectively.

The following charts illustrate the customers we serve and the net sales contribution of our product offerings for the twelve months ended December 31, 2004:

Net sales—by customer type	Net sales—by product offering

We market and sell our products primarily through eight distinct and targeted brands, each of which is nationally recognized in the markets we serve for providing premium products at competitive prices with reliable same-day or next-day delivery. Our multi-brand operating model, which we believe is unique in the industry, allows us to use a single platform to deliver tailored products and services to meet the individual needs of each respective customer group served. We reach our markets using a variety of sales channels and deliver our products through our broad distribution network, which allows us to provide reliable, same-day or next-day delivery service to 98% of the U.S. population.

Industry and market overview

The MRO distribution industry is approximately $300 billion in size and encompasses the supply of a wide range of products, including plumbing and electrical supplies, hand-tools, janitorial supplies, safety equipment and many other categories. The MRO distribution industry is highly fragmented and primarily composed of small, local and regional companies.

Within the MRO distribution industry, we focus on serving customers in three principal end markets: facilities maintenance, professional contractors and specialty distributors. We estimate that the markets we serve are approximately $80 billion in size in the aggregate.

Our strengths

We believe our competitive strengths include:

  •
  Unique Operating Model and Brand Marketing Strategy. We have developed targeted product and service offerings for each of our eight major brands, which focus on specific customer end markets and provide multiple service and delivery options at varying price levels.

  •
  Highly Integrated, Industry Leading Information Technology and Logistics Platform. We operate a sophisticated information technology and logistics platform supporting our major business functions across our brands, allowing us to manage customer relationships and to track and efficiently distribute thousands of products, enabling us to achieve significant operating and financial efficiencies, and providing us with a springboard to pursue our strategic growth initiatives without substantial incremental investment in our platform.

  •
  National Scope with Local Market Presence and Superior Customer Service. We have a network of 47 regional distribution centers, 17 professional contractor showrooms, and a national distribution center (NDC) strategically located to serve the largest metropolitan areas throughout the United States and Canada, enabling us to provide reliable, same-day or next-day delivery service to over 98% of the U.S. population.

  •
  Leading Domestic and Proprietary Product Lines. We offer over 45,000 MRO products, including well-recognized product lines as well as a number of high quality, private label product lines.

  •
  Strong, Experienced Management Team. We have assembled an experienced, successful senior management team, whose members have held executive positions in some of the nation's leading distribution companies.

As further described in "Risk Factors" beginning on page 9 of this prospectus, our business operates in an industry that is large, fragmented and highly competitive. We face significant competition from national and regional distributors as well as traditional channels of distribution. In addition, our industry is undergoing changes driven by industry consolidation and increased customer demands, which could further increase competition and make it more difficult for us to maintain our operating margins. Finally, our competitors may offer a greater variety of products than we offer or have greater financial resources than we do.

Growth strategy

Our objective is to become the leading supplier of MRO products to our three principal end markets: facilities maintenance, professional contractor and specialty distributor. In pursuing this objective, we plan to increase our net sales, earnings and return on invested capital by capitalizing on our information technology and logistics platform to successfully execute our organic growth, geographic expansion, operating efficiency and strategic acquisition initiatives.

  •
  Organic Growth Initiatives. We seek to further penetrate the markets we serve and expand into new product areas by utilizing and expanding a number of our already successful marketing strategies, including:

  •
  expanding our national accounts program,

  •
  increasing customer use of our supply chain management services,

  •
  continuing to develop proprietary products under our private label brands, and

  •
  selectively adding new products and new categories to our various brand offerings.

  •
  Geographic Expansion Opportunities. We believe we can further penetrate the markets we serve and expand into new markets, including through increasing the number of our field sales and telesales territories to serve additional sales regions and other initiatives.

  •
  Increased Operating Efficiencies. We will continue to focus on enhancing our operating efficiency, which will increase profitability, improve our cash conversion cycle and increase our return on invested capital.

  •
  Strategic Acquisitions. We will continue to maintain a disciplined acquisition strategy of adding new customers in currently served markets and pursuing acquisitions of established brands in new markets in an effort to leverage our operating infrastructure.

The initial public offering of parent and related transactions

Parent received all our outstanding stock and preferred stock in a reincorporation merger consummated on December 21, 2004 immediately prior to the closing of an initial public offering of common stock (the "IPO") of our Parent. Proceeds from the IPO were used to repay indebtedness under our credit facility, to repurchase or redeem $70 million principal amount of the notes, to pay a redemption premium, to pay the cash portion of the consideration given to our preferred stockholders in our reincorporation merger and to terminate certain interest rate swap agreements. In connection with the IPO we amended our credit facility to include a $100.0 million term loan and a $100.0 million revolving loan facility. We refer to these reorganization transactions, together with the other transactions described in "Certain Relationships and Related Transactions—Reorganization Transactions" collectively in this prospectus as the "Transactions".

Summary of terms of the notes

Issuer	Interline Brands, Inc.
Notes outstanding	$130 million aggregate principal amount of 11 1/2% Senior Subordinated Notes due 2011.
Maturity date	May 15, 2011.
Interest payment dates	May 15 and November 15 of each year.
Ranking
The notes are our unsecured senior subordinated obligations. They are subordinated in right of payment to our existing and future senior indebtedness. As of December 31, 2004, we (excluding our subsidiaries) had approximately $108.7 million of senior indebtedness outstanding (all of which represented borrowings under our credit facility, including approximately $8.7 million outstanding in the form of letters of credit) and approximately $91.3 million in additional revolving loan availability under our new $100.0 million revolving loan facility. All borrowings under our credit facility will be senior in right of payment to the notes.

In addition to indebtedness under our credit facility, we are permitted to incur additional senior indebtedness under the indenture governing the notes, including $7.5 million of purchase money indebtedness or capital lease obligations, $15.0 million of general indebtedness and an unlimited amount of indebtedness if we satisfy certain financial ratios.
Guaranties
The payment of the principal, premium and interest on the notes is fully and unconditionally guaranteed on a senior subordinated basis by our existing and future domestic subsidiaries. The guaranties by these subsidiary guarantors will be senior in right of payment to any of their existing and future subordinated indebtedness, equal in right of payment with any of their existing and future senior subordinated indebtedness and subordinated in right of payment to any of their existing and future senior indebtedness. As of December 31, 2004, the subsidiary guarantors had approximately $108.7 million of senior indebtedness outstanding, all of which represented guarantees of indebtedness under our new credit facility (including outstanding letters of credit). See "Description of the Notes—Guaranties." Our subsidiary guarantors are permitted to incur additional senior indebtedness under the indenture governing the notes, including guaranties of indebtedness under our credit facility and guaranties of other indebtedness permitted to be incurred by us.

We also have subsidiaries which are not subsidiary guarantors, which had total liabilities of approximately $0.9 million, including trade payables, as of December 31, 2004, which would effectively rank senior to the notes. In addition, under the indenture, our foreign subsidiaries, which may not be guarantors of the notes, may incur up to $15.0 million of indebtedness.

Optional redemption	On and after May 15, 2007, we can choose to redeem some or all of the notes at the redemption prices listed in "Description of the Notes—Optional Redemption."
Change of control
Upon the occurrence of specified change of control events, we will be required to make an offer to repurchase all of the notes. The purchase price will be 101% of the outstanding principal amount of the notes, plus accrued and unpaid interest to the date of repurchase. See "Description of the Notes—Change of Control." Our ability to complete the change of control repurchase may be limited by the terms of our new credit facility or our other indebtedness and we may not have sufficient funds to purchase all the notes and to repay the amounts outstanding under our new credit facility.
Material covenants	The indenture governing the notes contains covenants that limit our ability and certain of our restricted subsidiaries' ability to:
	•	incur additional indebtedness
	•	pay dividends on our capital stock or redeem, repurchase or retire our capital stock or subordinated indebtedness
	•	make certain investments
	•	create restrictions on the payment of dividends or other amounts to us from our restricted subsidiaries
	•	engage in certain transactions with affiliates
	•	sell assets, including capital stock of our subsidiaries and
	•	consolidate, merge or transfer assets.
These covenants are subject to important qualifications and exceptions which are described under "Description of the Notes—Material Covenants."
Use of proceeds
This Prospectus is being delivered in connection with the sale of the notes by JPMorgan in market making transactions. The Company will not receive any proceeds from the sale of notes offered pursuant to this Prospectus.
Absence of a public market for the notes
We cannot assure you that a market for these notes will develop or that this market will be liquid. Please refer to the section of this prospectus entitled "Risk Factors—Risks Related to the Notes—There may be no active trading market for the notes."

Form of the notes
The notes are represented by one or more permanent global securities in registered form deposited on behalf of The Depository Trust Company with The Bank of New York as custodian. You will not receive notes in certificated form unless one of the events described in the section of this prospectus entitled "Description of Notes—Exchange of Global Notes for Certificated Notes" occurs. Instead, beneficial interests in the notes will be shown on, and transfers of these notes will be effected only through, records maintained in book entry form by The Depository Trust Company with respect to its participants.

Risk factors

Investment in the notes involves substantial risks. See "Risk Factors" immediately following this summary for a discussion of certain risks relating to an investment in the notes.

Information about us

We are a corporation formed under New Jersey law in 1978. Our principal executive offices are located at 801 W. Bay Street, Jacksonville, Florida, 32204 and our telephone number is (904) 421-1400.

Summary historical consolidated financial data

The table below provides a summary of our historical consolidated financial data for fiscal 2002, 2003 and 2004 which has been derived from our audited consolidated financial statements included elsewhere in this prospectus.

The information presented below should be read in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Consolidated Financial Data," "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements included elsewhere in this prospectus.

	Fiscal year ended
(dollars in thousands, except per share amounts)	December 27, 2002	December 26, 2003	December 31, 2004

Statement of operations data:
Net sales	$637,530	$640,138	$743,905
Gross profit	236,318	244,244	285,389
Selling, general and administrative expenses	164,328	171,091	202,084
Depreciation and amortization	11,282	10,949	12,600
IPO related expenses(1)	—	—	9,215
Special costs and expenses	4,893	607	0

Operating income	55,815	61,597	61,490
Changes in fair value of interest rate swaps	(5,825)	5,272	8,232
Loss on extinguishment of debt	—	(14,893)	(660)
Interest expense, net	(38,625)	(40,317)	(39,798)
Other expense (income)	—	40	454
Provision for income taxes	4,219	4,547	11,617

Net income (loss)	7,146	7,152	18,101
Preferred stock dividends	(42,470)	(48,623)	(56,715)

Net income (loss) applicable to common stockholders	$(35,324)	$(41,471)	$(38,614)

Other financial data:
Adjusted EBITDA(2)	$67,097	$72,586	$83,759
Capital expenditures	4,944	4,556	6,763
Capital expenditures as a percentage of net sales	0.8%	0.7%	0.9%
Balance sheet data (end of period):
Cash and cash equivalents	$5,557	$1,612	$69,178
Working capital	123,284	152,762	253,352
Total assets	551,718	565,282	673,380
Total debt(3)	326,024	341,525	303,275
Senior preferred stock	331,202	379,612	381,327
Stockholders' equity (deficiency)	(223,683)	(264,536)	(128,428)

(1)   IPO related expenses consist of additional compensation expense for forgiveness of shareholder loans and one-time bonuses that relate to the Parent's IPO transaction. Special costs and expenses consist of costs associated with acquisition and recapitalization activities, including integration and assimilation expenses, severance payments and transaction fees and expenses.

(2)   Adjusted EBITDA represents net income plus interest expense, net, change in fair value of interest rate swaps, loss on extinguishment of debt, provision for income taxes and depreciation and amortization. Adjusted EBITDA differs from earnings before interest, taxes, depreciation and amortization (or EBITDA) and may not be comparable to EBITDA or Adjusted EBITDA as reported by other companies. The computation of Adjusted EBITDA is as follows:

	Fiscal year ended
(dollars in thousands, except share amounts)	December 27, 2002	December 26, 2003	December 31, 2004(4)

Net income (loss)	$7,146	$7,152	$18,101
Interest expense (income), net	38,625	40,317	39,798
Change in fair value of interest rate swaps	5,825	(5,272)	(8,232)
Loss on extinguishment of debt	—	14,893	660
IPO related expenses	—	—	9,215
Provision for income taxes	4,219	4,547	11,617
Depreciation and amortization	11,282	10,949	12,600

Adjusted EBITDA	$67,097	$72,586	$83,759

Adjusted EBITDA is presented herein because we believe it to be relevant and useful information to our investors since it is used by our management to evaluate the operating performance of our business and compare our operating performance with that of our competitors. Management also uses Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, to determine appropriate levels of operating and capital investments. Adjusted EBITDA excludes certain items, including change in fair value of interest rate swaps, cumulative effect of change in accounting principle, loss on extinguishment of debt, and IPO related expenses such as additional compensation expense for forgiveness of shareholder loans and one-time bonuses that relate to financing transactions and which we believe are not indicative of our core operating results. We therefore utilize Adjusted EBITDA as a useful alternative to net income as an indicator of our operating performance. However, Adjusted EBITDA is not a measure of financial performance under GAAP and Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as net income. While we believe that some of the items excluded from Adjusted EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income and gross margin.

(3)
Total debt represents the amount of our short-term debt and long-term debt.

(4)
Fiscal year ended December 31, 2004 was a 53 week year. All other years contain 52 weeks

Risk factors

Investment in the notes involves substantial risks. You should consider carefully the following information about these risks, together with the other information contained in this prospectus, before investing in the notes. Any of the risk factors we describe below could adversely affect our business, results of operations and financial condition. Certain statements in "Risk Factors" are forward-looking statements. See "Forward-Looking Statements" below.

Risk factors

Risks relating to our indebtedness

Our indebtedness may limit our cash flow available to invest in the ongoing needs of our business, which could prevent us from fulfilling our obligations.

As of December 31, 2004, after giving effect to the 2005 Redemption as if such transactions had occurred on January 1, 2004, our total indebtedness would have been $242.0 million (of which $8.7 million would have been outstanding in the form of letters of credit), our stockholders' deficiency would have been $128.4 million, and we would have had approximately $91.3 million in additional revolving loan availability under our amended revolving loan facility.

Our indebtedness could have important consequences, including:

  •
  our debt could limit our ability to obtain additional financing on satisfactory terms in the future for working capital, capital expenditures, acquisitions and other general corporate purposes;

  •
  a significant portion of our cash flow from operations must be dedicated to the payment of principal and interest on our debt, which will reduce the funds available to us for our operations;

  •
  some of our debt is, and will continue to be, at variable rates of interest, which may result in higher interest expense in the event of increases in interest rates;

  •
  our debt could limit our flexibility in planning for, or reacting to, changes in our business or our industry;

  •
  our debt may potentially place us at a competitive disadvantage to the extent we are more highly leveraged than some of our competitors;

  •
  our debt could make it more difficult for us to satisfy our obligations under our credit facility, exposing us to the risk of default on our secured debt, which could result in a foreclosure on our assets, and in turn negatively affect our ability to operate as a going concern;

  •
  our failure to comply with the financial and other restrictive covenants in the documents governing our indebtedness could result in an event of default that, if not cured or waived, could harm our business or prospects and could result in our filing for bankruptcy; and

  •
  our debt may make us more vulnerable to a further downturn in the economy, our industry or our business.

Our level of indebtedness increases the possibility that we may be unable to generate sufficient cash to pay when due the principal of, interest on or other amounts due in respect of our indebtedness. In addition, we may incur additional debt from time to time to finance strategic acquisitions, investments or for other purposes, subject to the restrictions contained in the documents governing our indebtedness. If we incur additional debt, the risks associated with our leverage, including our ability to service our debt, would increase. We cannot be certain that our earnings will be sufficient to allow us to pay principal and interest on our debt and meet our other obligations. If we do not have sufficient earnings, we may be required to refinance all or part of our existing debt, sell assets, borrow more money or sell more securities, none of which we can guarantee we will be able to do. Our ability to incur additional debt will be limited by the terms and conditions of Interline's amended credit facility. The amended credit facility provides for incremental term loans in the aggregate principal amount of up to $100.0 million. Each incremental term loan must be a minimum principal amount of $50.0 million.

Despite our level of indebtedness, we may be able to incur substantially more debt. This could further exacerbate the risks described above. We may be able to incur significant additional indebtedness in the future. Although the indenture governing the 11.5% notes and the credit agreement governing our credit facility contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of qualification and exceptions, and the indebtedness incurred in compliance with these restrictions could be substantial. Specifically, the indenture permits us to incur all the indebtedness provided for in our new revolving loan facility. Furthermore, these restrictions do not prevent us from incurring obligations that do not constitute indebtedness, as defined in the applicable agreement. To the extent new debt is added to our current debt levels, the substantial leverage risks described above would increase.

The terms of our credit facility and the indenture governing the notes may restrict our current and future operations, particularly our ability to respond to changes in our business or to take certain actions.

Our credit facility and the indenture governing the notes contain, and any future indebtedness of ours would likely contain, a number of restrictive covenants that impose significant operating and financial restrictions on us, including restrictions on our ability to, among other things:

  •
  incur additional debt,

  •
  pay dividends and make other restricted payments,

  •
  create liens,

  •
  make investments,

  •
  engage in sales of assets and subsidiary stock,

  •
  enter into sale and leaseback transactions,

  •
  enter into transactions with affiliates,

  •
  transfer all or substantially all of our assets or enter into merger or consolidation transactions and

  •
  make capital expenditures.

The credit facility also requires us to maintain certain financial ratios, which become more restrictive over time. A failure by us to comply with the covenants or financial ratios contained in the credit facility could result in an event of default under the facility which could harm our financial condition significantly. In the event of any default under our credit facility, the lenders under our credit facility are not required to lend any additional amounts to us and could elect to declare all borrowings outstanding, together with accrued and unpaid interest and fees, to be due and payable, require us to apply all of our available cash to repay these borrowings or prevent us from making debt service payments on the notes, any of which could result in an event of default under the notes. If the indebtedness under our credit facility were to be accelerated, the lenders under our credit facility could institute foreclosure proceedings against our assets. In such circumstances, the proceeds of the assets could be insufficient to repay such indebtedness in full, and we could be forced into bankruptcy or liquidation. Under these circumstances, we may be unable to continue as a going concern. See "Description of the Notes" and "Description of Other Indebtedness."

We may not be able to generate sufficient cash flow to meet our debt service obligations, including payments on the notes.

Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations will depend on our future financial performance, which will be affected by a range of economic, competitive, regulatory, legislative and business factors, many of which are beyond our control. Our indebtedness under the credit facility bears interest at a variable rate. Absent any hedging transactions that protect us from interest rate fluctuations, our annual debt service obligations, based on debt outstanding as of December 31, 2004, would increase by one million dollars for every 1% increase in interest rates.

Historically, we have funded our debt service obligations and other capital requirements through internally generated cash flow and funds borrowed under our former credit facility. We expect our cash flow from operations and the loan availability under our new credit facility to be our primary source of funds in the future. If we do not generate sufficient cash flow from operations to satisfy our debt obligations, including payments on the notes, we may have to undertake alternative financing plans, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional capital. Refinancing may not be possible, we may not be able to sell our assets, or, if sold, the timing of the sales and the amount of proceeds realized from those sales may not be acceptable, and additional financing may not be available on acceptable terms, if at all. Our inability to generate sufficient cash flow to satisfy our debt obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition and results of operations, as well as on our ability to satisfy our obligations in respect of the notes.

Risks relating to our business

Loss of our key suppliers, lack of product availability or loss of delivery sources could decrease our revenues and profitability.

We believe our ability to offer a combination of well recognized product lines and our high-quality, low-priced private label product lines has been a significant factor in attracting and retaining many of our customers and is one of our core competitive strengths. Our ability to offer a wide variety of products to our customers is dependent upon our ability to obtain adequate product supply from manufacturers or other suppliers. While in many instances we have agreements, including supply chain agreements, with our suppliers, these agreements are generally terminable by either party on limited notice. The loss of, or a substantial decrease in the availability of, products from our suppliers, or the loss of our key supplier agreements, could cause our revenues and profitability to decrease. In addition, supply interruptions could arise from shortages of raw materials, labor disputes or weather conditions affecting products or shipments, transportation disruptions or other factors beyond our control. Loss of a key foreign supplier could disrupt our supply chain for approximately 60 to 90 days and loss of key suppliers from an individual country could result in disruptions of 120 to 150 days or longer. Short and long term disruptions in our supply chain would result in higher inventory levels as we replace similar product domestically, a higher cost of product and ultimately a decrease in our revenues and profitability. Although no individual vendor represents more than 5% of our total purchases, a disruption in the timely availability of our product by our key suppliers could result in a decrease in our revenues and profitability.

Our ability to both maintain our existing customer base and to attract new customers is dependent in many cases upon our ability to deliver products and fulfill orders in a timely and cost-effective manner. To ensure timely delivery of our products to our customers, we frequently rely on third parties, including couriers such as UPS and other national shippers as well as various local and regional trucking contractors. Outsourcing this activity generates a number of risks, including decreased control over the delivery process and service timeliness and quality. Any sustained inability of these third parties to deliver our products to our customers could result in the loss of customers or require us to seek alternative delivery sources, if they are available, which may result in significantly increased costs and delivery delays. Furthermore, the need to identify and qualify substitute service providers or increase our internal capacity could result in unforeseen operations problems and additional costs. Moreover, if customer demand for our products increases, we may be unable to secure sufficient additional capacity from our current service providers, or others, on commercially reasonable terms, if at all.

We operate in a highly competitive industry and if we are unable to compete successfully we could lose customers and our sales may decline.

The MRO product distribution industry is a large, fragmented industry that is highly competitive. We face significant competition from national and regional distributors, which market their products through the use of direct sales forces as well as direct mail and catalogs. In addition, we face competition from traditional channels of distribution such as retail outlets, small dealerships and large warehouse stores, and from buying groups formed by smaller distributors, Internet based procurement service companies, auction businesses and trade exchanges. We expect that new competitors may develop over time as Internet based enterprises become more established and reliable and refine their service capabilities.

In addition, the MRO product distribution industry is undergoing changes driven by industry consolidation and increased customer demands. Traditional MRO product distributors are consolidating operations and acquiring or merging with other MRO product distributors to achieve economies of scale and increase efficiency. This consolidation trend could cause the industry to become more competitive and make it more difficult for us to maintain our operating margins.

Competition in our industry is primarily based upon product line breadth, product availability, service capabilities and price. To the extent that existing or future competitors seek to gain or retain market share by reducing price or by increasing support service offerings, we may be required to lower our prices or to make additional expenditures for support services, thereby reducing profitability.

Slowdowns in general economic activity and other unforeseen events may detrimentally impact our customers and thereby significantly reduce our revenues and profitability.

The MRO product distribution industry is affected by changes in economic conditions outside our control, including national, regional and local slowdowns in general economic activity and job markets, which can result in increased vacancies in the residential rental housing market and a general decrease in product demand from professional contractors and specialty distributors. For example, the slowdown in economic activity during fiscal 2003 and 2002 resulted in less apartment unit refurbishment and renovation which reduced demand for our products and depressed revenue growth. Economic slowdowns, adverse economic conditions or cyclical trends in our customer markets and other unforeseen events, such as terrorist attacks or armed hostilities, could negatively affect our industry or the industries in which our customers operate and significantly reduce our revenues and profitability.

Disruption in our information technology system could significantly lower our revenues and profitability.

Our operations are dependent upon our integrated information technology system that encompasses all of our major business functions. We rely upon our information technology system to manage and replenish inventory, to fill and ship customer orders on a timely basis and to coordinate our sales and marketing activities across all of our brands. We believe that our information technology system plays a key role in our ability to achieve operating and financial efficiencies. A substantial disruption of our information technology system for any prolonged time period could result in delays in receiving inventory and supplies or filling customer orders and, accordingly, could significantly lower our revenues and profitability.

Disruption in our national distribution center could significantly lower our revenues and profitability.

We currently maintain a national distribution center located in Nashville, Tennessee, which is essential to the efficient operation of our national distribution network. Any serious disruption to this distribution center due to fire, earthquake, act of terrorism or any other cause could damage a significant portion of our inventory and could materially impair our ability to distribute our products to customers. In addition, we could incur significantly higher costs and longer lead times associated with distributing our products to our customers during the time that it takes for us to reopen or replace the center. As a result, any such disruption could significantly lower our revenues and profitability.

The loss of any of our significant customers could significantly reduce our revenues and profitability.

Our 10 largest customers generated approximately $64.1 million, or 8.6% of our sales in the twelve months ended December 31, 2004, and our largest customer accounted for approximately 4.5% of our sales in the twelve months ended December 31, 2004. The loss of one or more of our significant customers or a deterioration in our relations with any of them could significantly reduce our sales and profitability.

We may not be able to facilitate our growth strategy by identifying or completing transactions with attractive acquisition candidates, which could impede our revenues and profitability.

Our acquisitions of Barnett in 2000 and Florida Lighting in 2003 have contributed significantly to our growth. An important element of our growth strategy is to continue to seek additional businesses to acquire in order to add new customers within our existing markets and to acquire brands in new markets. We cannot assure you that we will be able to identify attractive acquisition candidates or complete the acquisition of any identified candidates at favorable prices and upon advantageous terms and conditions. Furthermore, we believe that our industry is currently in a process of consolidation, and competition for attractive acquisition candidates is therefore likely to escalate, thereby limiting the number of acquisition candidates or increasing the overall costs of making acquisitions. Difficulties we may face in identifying or completing acquisitions could impede our revenues and profitability.

We cannot assure you that we will be able to successfully complete the integration of future acquisitions or manage other consequences of our acquisitions, and this could impede our ability to remain competitive and, ultimately, our revenues and profitability.

Acquisitions involve significant risks and uncertainties, including difficulties integrating acquired personnel and other corporate cultures into our business, the potential loss of key employees, customers or suppliers, the assumption of liabilities and exposure to unforeseen liabilities of acquired companies, the difficulties in achieving target synergies and the diversion of management attention and resources from existing operations. Although we have been successful in the past in integrating Barnett and Florida Lighting, we may not be able to fully integrate the operations of future acquired businesses with our own in an efficient and cost-effective manner or without significant disruption to our existing operations. We may also be required to incur additional debt in order to consummate acquisitions in the future, which debt may be substantial and may limit our flexibility in using our cash flow from operations. Our failure to integrate future acquired businesses effectively or to manage other consequences of our acquisitions, including increased indebtedness, could impede our ability to remain competitive and, ultimately, our revenues and profitability.

If we are unable to retain senior executives and attract and retain other qualified employees our growth might be hindered, which could impede our ability to run our business and potentially reduce our revenues and profitability.

Our success depends in part on our ability to attract, hire, train and retain qualified managerial, sales and marketing personnel. We face significant competition for these types of personnel in our industry. We may be unsuccessful in attracting and retaining the personnel we require to conduct and expand our operations successfully and, in such an event, our revenues and profitability could decline. In addition, key personnel may leave us and compete against us. Our success also depends to a significant extent on the continued service of our senior management team. The loss of any member of our senior management team or other qualified employees could impair our ability to execute our business plan and growth strategy, cause us to lose customers and reduce our net sales, or lead to employee morale problems and/or the loss of key employees.

We may not be able to protect our trademarks which could diminish the strength of our trademarks or limit our ability to use our trademarks and, accordingly, undermine our competitive position.

We believe that our trademarks are important to our success and our competitive position. For instance, we market and sell products primarily through eight distinct and targeted brands: Wilmar®, Sexauer®, Maintenance USA®, Barnett®, Hardware Express®, U.S. Lock®, SunStar® and AF Lighting™. We believe many of our customers have developed strong consumer loyalty to these targeted brands. Accordingly, we devote resources to the establishment and protection of our trademarks, including with respect to our brand names and our private product labels. However, the actions we have taken may be inadequate to prevent imitation of our brands and concepts by others or to prevent others from claiming violations of their trademarks and proprietary rights by us. In addition, others may assert rights in our trademarks. Our exclusive rights to our trademarks are subject to the common law rights of any other person who began using the trademark (or a confusingly similar mark) prior to the date of federal registration. Future actions by third parties may diminish the strength of our trademarks or limit our ability to use our trademarks and, accordingly, undermine our competitive position.

We could face potential product quality and product liability claims relating to the products we distribute, which could result in a decline in revenues and profitability and negatively impact customer confidence.

We rely on manufacturers and other suppliers to provide us with the products we sell and distribute. As we do not have direct control over the quality of the products manufactured or supplied by such third party suppliers, we are exposed to risks relating to the quality of the products we distribute. It is possible that inventory from a manufacturer or supplier could be sold to our customers and later be alleged to have quality problems or to have caused personal injury, subjecting us to potential claims from customers or third parties. The risk of claims may be greater with respect to our private label products, as these products are customarily manufactured by third party suppliers outside the United States, particularly in China. We have been subject to claims in the past, which have been resolved without material financial impact. While we currently maintain insurance coverage to address these types of liabilities, we cannot assure you that we will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against potential claims. Product liability claims can be expensive to defend and can divert the attention of management and other personnel for significant time periods, regardless of the ultimate outcome. An unsuccessful product liability defense could be highly costly and accordingly result in a decline in revenues and profitability. In addition, uncertainties with respect to the Chinese legal system may adversely affect us in resolving claims arising from our private label products manufactured in China. Because many laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform. Finally, even if we are successful in defending any claim relating to the products we distribute, claims of this nature could negatively impact customer confidence in our products and our company.

We are indirectly controlled by affiliates of Parthenon Capital, J.P. Morgan Partners and Sterling Investment Partners, whose interests in our business may be different than yours.

Parthenon Capital, J.P. Morgan Partners (23A SBIC) L.P. and Sterling Investment Partners and their respective affiliates own approximately 31.8% of the issued and outstanding shares of our

Parent's common stock. Accordingly, these parties can exercise significant influence over our business policies and affairs, including the composition of our and our Parent's board of directors and any action requiring the approval of our Parent's stockholders, including the adoption of amendments to our Parent's certificate of incorporation and the approval of mergers or sales of substantially all of the assets of our Parent. The concentration of ownership also may delay, defer or even prevent a change in control of our company and may make some transactions more difficult or impossible without the support of these stockholders. We cannot assure you that the interests of these stockholders will not conflict with your interests.

Risks related to the notes

Your right to receive payments on the notes is junior to all of our and our subsidiary guarantors' existing indebtedness and possibly all of our future borrowings. Furthermore, the claims of creditors of our non-guarantor subsidiaries will have priority with respect to the assets and earnings of those subsidiaries over your claims.

The notes and the subsidiary guarantees are subordinated to the prior payment in full of our and the subsidiary guarantors' current and future senior debt. As of December 31, 2004, we and our subsidiary guarantors had approximately $108.7 million of senior indebtedness outstanding (of which approximately $8.7 million was outstanding in the form of letters of credit), and approximately $91.3 million in additional revolving loan availability under our new $100.0 million revolving loan facility, which would rank senior to the note guarantees. The indenture relating to the notes permits us and our subsidiary guarantors to incur additional senior debt under specified circumstances. Because the notes are unsecured and because of the subordination provision of the notes, in the event of the bankruptcy, liquidation or dissolution of us or any subsidiary guarantor, our assets and the assets of the subsidiary guarantors would be available to pay obligations under the notes only after all payments had been made on our and the subsidiary guarantors' senior debt, including the new credit facility. Sufficient assets may not remain after all these payments have been made to make any payments on the notes, including payments of interest when due. Also, because of these subordination provisions, you may recover less ratably than our other creditors in a bankruptcy, liquidation or dissolution. In addition, all payments on the notes and the guarantees will be prohibited in the event of a payment default on senior debt, including borrowings under our new credit facility, and may be prohibited for up to 180 days in the event of non-payment defaults on certain of our senior debt, including the new credit facility. See "Description of the Notes—Ranking."

The notes are not secured by our assets nor those of our subsidiary guarantors, and the lenders under our credit facility will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due to them.

In addition to being subordinated to all our existing and future senior debt, the notes and the subsidiary guarantees will not be secured by any of our assets. Our obligations under our credit facility are secured by, among other things, substantially all the personal property assets and owned real properties of each of our existing and subsequently acquired or organized material domestic subsidiaries (and, to the extent no adverse tax consequences will result, foreign subsidiaries). If we become insolvent or are liquidated, or if there is a default under the credit facility, the lenders under the credit facility are entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to the credit facility). Upon the occurrence of any default under the credit facility (and even without accelerating the indebtedness under the credit facility), the lenders may be able to prohibit the payment of the notes and subsidiary guarantees either by limiting our ability to access our cash flow or under the subordination provisions contained in the indenture governing the notes. See "Description of Other Indebtedness" and "Description of the Notes."

The subsidiary guarantees may not be enforceable, which may limit your ability to recover payment on the notes.

Certain of our existing and future domestic restricted subsidiaries guarantee our obligations under the notes. If any subsidiary guarantor becomes a debtor in a case under the United States Bankruptcy Code or encounters other financial difficulty, under federal or state fraudulent transfer law a court may void or otherwise decline to enforce the subsidiary's guarantee. A court might do so if it found that when the subsidiary entered into its guarantee or, in some states, when payments became due under the guarantee, the subsidiary received less than reasonably equivalent value or fair consideration and either:

  •
  was or was rendered insolvent,

  •
  was left with inadequate capital to conduct its business or

  •
  believed or reasonably should have believed that it would incur debts beyond its ability to pay.

The court might also void a guarantee, without regard to the above factors, if the court found that the subsidiary entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee if the guarantor did not substantially benefit directly or indirectly from the issuance of the notes. If a court were to void a guarantee, you would no longer have a claim against the guarantor. Sufficient funds to repay the notes may not be available from other sources, including the remaining guarantors, if any. In addition, the court might direct you to repay any amounts that you already received from the subsidiary guarantor.

The test for determining solvency in these circumstances will depend on the law of the jurisdiction that is being applied. In general, a court would consider the subsidiary insolvent either if the sum of its existing debts exceed the fair value of all property, or if its assets' present fair value is less than the amount required to pay the probable liability on its existing debts as they become due. For this analysis, "debts" includes contingent and unliquidated debts.

Each subsidiary guarantee contains a provision intended to limit the guarantor's liability to the maximum amount that it could incur without causing the incurrence of obligations under its subsidiary guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

We may be unable to repurchase the notes upon a change of control.

If we experience a change of control, we are required to offer to purchase the notes in cash at a price equal to 101% of the principal amount of the notes plus accrued interest to the date of purchase. A change of control would also constitute an event of default under our new credit facility, providing the lenders under our new credit facility with the right to accelerate our borrowings under the facility and to prevent payments in respect of the notes until outstanding borrowings under the new credit facility were repaid in full. In the event of a change of control, we may not have sufficient funds to purchase all the notes and to repay the amounts outstanding under our new credit facility. See "Description of Notes—Change of Control."

It may be difficult for the holders of notes to ascertain that a change of control has occurred, leading to uncertainty as to whether a holder of notes may require us to repurchase the notes.

The definition of change of control includes a disposition of all or substantially all of our assets. Although there is a limited body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of our assets. As a result, it may be unclear as to whether a change of control has occurred and whether a holder of notes may require us to make an offer to repurchase the notes. See "Description of Notes—Change of Control."

We may enter into certain transactions that would not constitute a change of control but that result in an increase of our indebtedness.

Subject to limitations under our indenture, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a change of control under the indenture governing the notes, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings in a way that adversely affects the holders of the notes. See "Description of Notes—Change of Control."

There may be no active trading market for the notes.

You cannot be sure that an active trading market will develop for the notes. We do not intend to apply for a listing of the notes on a securities exchange or any automated dealer quotation system. We have been advised by JPMorgan that as of the date of this prospectus, JPMorgan intends to make a market in the notes. JPMorgan is not obligated to do so, however, and any market making activities with respect to the notes may be discontinued at any time without notice. In addition, such market making activity will be subject to limits imposed by the Securities Act, and the Securities Exchange Act of 1934, as amended. Because JPMorgan is our affiliate, JPMorgan is required to deliver a current "market making" prospectus and otherwise comply with the registration requirements of the Securities Act in any secondary market sale of the notes. Accordingly, the ability of JPMorgan to make a market in the notes may, in part, depend on our ability to maintain a current market making prospectus. In addition, the liquidity of the trading market in the notes, and the market price quoted for the notes, may be adversely affected by changes in the overall market for high yield securities and by changes in our financial performance or prospects or in the prospect for companies in our industry generally.

Forward looking statements

This prospectus contains forward-looking statements that are subject to risks and uncertainties. You should not place undue reliance on those statements because they are subject to numerous uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control. Forward-looking statements include information concerning our possible or assumed future results of operations, including descriptions of our business strategy. These statements often include words such as "may," "believe," "expect," "anticipate," "intend," "plan," "estimate" or similar expressions. These statements are based on assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you read and consider this prospectus, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements. These factors include, but are not limited to, the following:

  •
  material facilities and systems disruptions and shutdowns,

  •
  our ability to purchase products from suppliers on favorable terms,

  •
  our ability to accurately predict market trends,

  •
  product costs and price fluctuations due to market conditions,

  •
  failure to locate and acquire acquisition candidates,

  •
  dependence on key employees,

  •
  our level of debt,

  •
  interest rate fluctuations,

  •
  future cash flows,

  •
  the highly competitive nature of the maintenance, repair and operations distribution industry,

  •
  general market conditions,

  •
  changes in consumer preferences,

  •
  adverse publicity and litigation,

  •
  labor and benefit costs and

  •
  the other factors described under "Risk Factors."

All information contained in this prospectus is materially accurate as of the date of this prospectus. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur. We assume no obligation to update any forward-looking statements after the date of this prospectus as a result of new information, future events or developments, except as required by federal securities laws.

Presentation of financial information

Our fiscal year is comprised of a 52 or 53 week fiscal year which ends on the last Friday in the month of December. Each 52 week fiscal year is divided into four periods of 13 weeks. Each 53 week fiscal year is divided into four periods of 13, 13, 13 and 14 weeks. Fiscal 2004 refers to the 53 weeks ended December 31, 2004, fiscal 2003 refers to the 52 weeks ended December 26, 2003, fiscal 2002 refers to the 52 weeks ended December 27, 2002, and fiscal 2001 refers to the 52 weeks ended December 28, 2001.

Industry and market data

Industry and market data used throughout this prospectus were obtained through company research, surveys and studies conducted by third parties and industry and general publications. Industry surveys, studies and publications generally state that they have obtained information from sources believed to be reliable, but do not guarantee the accuracy and completeness of such information. While we believe that each of these surveys, studies and publications is reliable, we have not independently verified such data. Similarly, we believe our internal research is reliable, but it has not been verified by any independent sources.

Trademarks

We have proprietary rights to a number of trademarks important to our business, including Wilmar™, Sexauer™, Maintenance USA™, Barnett™, U.S. Lock and HardwareExpress™ SunStar® and AF Lighting™.

Use of proceeds

This Prospectus is being delivered in connection with the sale of the notes by JPMorgan in market making transactions. The Company will not receive any proceeds from the sale of notes offered pursuant to this Prospectus.

Capitalization

The following table sets forth our capitalization as of December 31, 2004;

You should read this information in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion & Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

As of December 31, 2004 (in thousands, except share and per share data)

Debt:
Credit facility:
Revolving loan(1)	$0
Term loan(2)	100,000
Note payable	3,275
11.5% senior subordinated notes due 2011	200,000

Total debt	303,275

Preferred stock, (one share authorized and outstanding)	381,327

Stockholders' equity (deficiency):
Common stock ($0.01 par value per share, 100,000,000 shares authorized; 100 shares outstanding)	174,879
Accumulated other comprehensive income	855
Accumulated deficit	(304,162)

Total stockholders' equity (deficiency)	(128,428)

Total capitalization	$556,174

(1)   Under the terms of the credit facility, Interline has a $100.0 million revolving loan facility with availability reduced by the amount of outstanding letters of credit. See "Description of Indebtedness." As of December 31, 2004, Interline had $8.7 million of letters of credit issued under the existing credit facility.

(2)   The term loan under Interline's credit facility, as amended in connection with the IPO, has quarterly installment repayments equal to 1.0% of the principal amount during each of the first six years, with the balance payable in one final installment at the maturity date of the term loan. The term loans and revolving loan under the amended credit facility will bear interest at floating rates. As of December 31, 2004, the interest rate in effect for the term loan under our existing credit facility raised from 4.80% for LIBOR based borrowings and 6.50% for prime based borrowings. The term loan, as amended, will mature on December 31, 2010, and the revolving loan will mature on May 31, 2008.

Selected historical consolidated financial data

The table below presents our selected historical consolidated financial data for fiscal 2000, 2001, 2002, 2003 and 2004. The selected historical consolidated financial data for fiscal 2002, 2003 and 2004 have been derived from audited consolidated financial statements included elsewhere in this prospectus. The historical selected financial data for 2001 and 2000 has been derived from our audited consolidated financial statements which are not included in this prospectus.

The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Conditions and Results of Operations" and the consolidated financial statements included elsewhere in this prospectus.

Fiscal year ended
(dollars in thousands)	December 29, 2000	December 28, 2001	December 27, 2002	December 26, 2003	December 31, 2004(5)

Income statement data:
Net sales	$382,108	$609,356	$637,530	$640,138	$743,905
Cost of sales	230,783	384,153	401,212	395,894	458,516

Gross profit	151,325	225,203	236,318	244,244	285,389
Selling, general and administrative expenses	109,758	157,801	164,328	171,091	202,084
Depreciation and amortization	8,689	16,526	11,282	10,949	12,600
IPO related expenses(1)	—	—	—	—	9,215
Special costs and expenses(1)	12,861	3,061	4,893	607	—

Operating income	20,017	47,815	55,815	61,597	61,490
Interest expense, net	(19,002)	(40,004)	(38,625)	(40,317)	(39,798)
Change in fair value of interest rate swaps	—	(6,874)	(5,825)	5,272	8,232
Loss on extinguishment of debt	(12,095)	—	—	(14,893)	(660)
Other income	—	—	—	40	454

Income before income taxes	(11,080)	937	11,365	11,699	29,718
Provision (benefit) for income taxes	(1,607)	2,595	4,219	4,547	11,617

Income (loss) before accounting change	(9,473)	(1,658)	7,146	7,152	18,101
Cumulative effect of change in accounting principle	—	3,221	—	—	—

Net income (loss)	(9,473)	(4,879)	7,146	7,152	18,101
Preferred stock dividends	(15,509)	(37,024)	(42,470)	(48,623)	(56,715)

Net (loss) applicable to common stockholders	$(24,982)	$(41,903)	$(35,324)	$(41,471)	$(38,614)

Cash flow and other data:
Net cash (used in) provided by:
Operating activities	$(12,628)	$15,697	$10,415	$33,089	$(1,403)
Investing activities	(217,872)	(8,242)	(4,944)	(26,795)	(7,329)
Financing activities	231,039	(9,852)	(3,285)	(10,962)	76,006
Adjusted EBITDA(2)	28,706	64,341	67,097	72,586	83,759
Capital expenditures	5,572	8,214	4,944	4,556	6,763
Ratio of earnings to fixed charges(3)	N/A	1.0	x	1.2	x	1.3	x	1.8	x
Balance sheet data (as of end of period):
Cash and cash equivalents	$5,909	$3,327	$5,557	$1,612	$69,178
Total assets	526,080	546,308	551,718	565,282	673,380
Total debt(4)	331,793	326,070	326,024	341,525	303,275

(1)   IPO related expenses consist of additional compensation expense for forgiveness of shareholder loans and one-time bonuses that relate to the Parent's IPO transaction. Special costs and expenses consist of costs associated with acquisition and recapitalization activities, including integration and assimilation expenses, severance payments and transaction fees and expenses.

(2)   Adjusted EBITDA represents net income plus interest expense, net, change in fair value of interest rate swaps, cumulative change in accounting principle, loss on extinguishment of debt, IPO related expenses, provision (benefit) for income taxes and depreciation and amortization. Adjusted EBITDA differs from earnings before interest, taxes, depreciation and amortization

("EBITDA") and may not be comparable to EBITDA or Adjusted EBITDA as reported by other companies. The computation of Adjusted EBITDA is as follows:

	Fiscal year ended
(dollars in thousands)	December 29, 2000	December 28, 2001	December 27, 2002	December 26, 2003	December 31, 2004(5)

Net income (loss)	$(9,473)	$(4,879)	$7,146	$7,152	$18,101
Interest expense (income), net	19,002	40,004	38,625	40,317	39,798
Change in fair value of interest rate swaps	(61)	6,874	5,825	(5,272)	(8,232)
Cumulative effect of change in accounting principle	—	3,221	—	—	—
Loss on extinguishment of debt	12,095	—	—	14,893	660
IPO related expenses	—	—	—	—	9,215
Provision (benefit) for income taxes	(1,607)	2,595	4,219	4,547	11,617
Depreciation and amortization	8,689	16,526	11,282	10,949	12,600

Adjusted EBITDA	$28,706	$64,341	$67,097	$72,586	$83,759

Adjusted EBITDA is presented herein because we believe it to be relevant and useful information to our investors since it is used by our management to evaluate the operating performance of our business and compare our operating performance with that of our competitors. Management also uses Adjusted EBITDA for planning purposes, including the preparation of annual operating budgets, to determine appropriate levels of operating and capital investments. Adjusted EBITDA excludes certain items, including change in fair value of interest rate swaps cumulative effect of changes in accounting principals loss on extinguishment of debt, and IPO related expenses such as additional compensation expense for forgiveness of shareholder loans and one-time bonuses that relate to financing transactions and which we believe are not indicative of our core operating results. We therefore utilize Adjusted EBITDA as a useful alternative to net income as indicative of our operating results. We therefore utilize Adjusted EBITDA as a useful alternative to net income as an indicator of our operating performance. However, Adjusted EBITDA is not a measure of financial performance under GAAP and Adjusted EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as net income. While we believe that some of the items excluded from Adjusted EBITDA are not indicative of our core operating results, these items do impact our income statement, and management therefore utilizes Adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income and gross margin.

(3)   For the purposes of calculating the ratio of earnings to fixed charges, earnings represent pretax income from continuing operations, plus fixed charges. Fixed charges consist of interest expense, plus discounts and capitalized expenses related to indebtedness, and our estimate of the interest within rental expense. Earnings for fiscal 2000 were inadequate to cover fixed charges by $11.1 million.

(4)   Total debt represents the amount of our short-term debt and long-term debt.

(5)   Fiscal year ended December 2004 was a 53 week year. All other years contain 52 weeks.

Reconciliation of average organic daily sales to net sales

Average organic daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time excluding any sales from acquisitions made subsequent to the beginning of the prior year period excluding the effect of the freight reclassification announced in the third quarter of 2003. The computation of Average Organic Daily Sales is as follows:

	Quarter ended			Fiscal year ended
	December 31, 2004	December 26, 2003	% variance	December 31, 2004	December 26, 2003	% variance

Net Sales	$195,522	$158,903	23.0%	$743,905	$640,138	16.2%
Less: Florida Lighting	(6,209)	—		(32,274)	—
Freight Revenue Reclassification	—	—		(2,745)	—

Organic Sales	$189,313	$158,903	19.1%	$708,885	$640,138	10.7%

Daily Sales:
Ship Days	65	61		256	252
Average Daily Sales(1)	$3,008	$2,605	15.5%	$2,906	$2,540	14.4%

Average Organic Daily Sales(2)	$2,913	$2,605	11.8%	$2,769	$2,540	9.0%

(1)   Average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.

(2)   Average organic sales are defined as sales for a period of time divided by the number of shipping days in that period of time excluding any sales from acquisitions made subsequent to the beginning of the prior year period and excluding the effect of the freight reclassification announced in the third quarter of 2003.

Average organic daily sales is presented herein because we believe it to be relevant and useful information to our investors since it is used by our management to evaluate the operating performance of our business as adjusted to exclude the impact of the Florida Lighting acquisition and certain changes in accounting principles and compare our organic operating performance with that or our competitors. However, average organic daily sales is not a measure of financial performance under GAAP and it should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with GAAP, such as net sales. Management utilizes Adjust Organic Daily Sales as an operating performance measure in conjunction with GAAP measures such as net sales.

Management's discussion and analysis of financial condition and results of operations

You should read the following discussion in conjunction with "Selected Financial Data" and our consolidated financial statements included elsewhere in this prospectus. Some of the statements in the following discussion are forward-looking statements. See "Forward-Looking Statements."

Overview

As a leading national distributor and direct marketer of over 45,000 specialty MRO products, we sell to over 150,000 active customer accounts. Our highly diverse customer base includes facilities maintenance customers, professional contractors and specialty distributors. Our customers range in size from individual contractors and independent hardware stores to apartment management companies and national purchasing groups. No single customer accounted for more than 5% of our sales during fiscal 2004.

The MRO distribution industry is approximately $300 billion in size and encompasses the supply of a wide range of plumbing, electrical, hardware, security hardware, HVAC and other products. Our industry is highly fragmented and primarily is composed of small, local and regional companies. Within our industry, we focus on serving customers in three principal end markets: facilities maintenance, professional contractors and specialty distributors. We estimate that the markets we serve are approximately $80 billion in size in the aggregate.

We market and sell our products primarily through eight distinct and targeted brands. Our multi-brand operating model, which we believe is unique in the industry, allows us to use a single platform to deliver tailored products and services to meet the individual needs of each respective customer group served. We reach our markets using a variety of sales channels.

Critical accounting policies

In preparing the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, management is required to make certain estimates, judgments and assumptions. These estimates, judgments and assumptions affect the reported amounts of assets and liabilities, including the disclosure of contingent assets and liabilities, at the date of the financial statements and the reported amounts of revenues and expenses during the periods presented. On an ongoing basis, management evaluates these estimates and assumptions. Management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable at the time the estimates and assumptions are made. Actual results may differ from these estimates and assumptions under different circumstances or conditions. The significant accounting policies that management believes are the most critical in order to fully understand and evaluate our financial position and results of operations include the following policies.

Estimating allowances for doubtful accounts

We maintain allowances for doubtful accounts for estimated losses resulting from the inability to collect outstanding amounts from customers. The allowances include specific amounts for those accounts that are likely to be uncollectible, such as accounts of customers in bankruptcy and general allowances for those accounts that management currently believes to be collectible but later become uncollectible. Estimates are used to determine the allowances for bad debts and are based on historical collection experience, current economic trends, credit worthiness of customers and changes in customer payment terms. Adjustments to credit limits are made based upon payment history and our customers' current credit worthiness. If the financial condition of our customers were to deteriorate, allowances may be needed that will increase selling, general and administrative expenses and decrease accounts receivable. At December 31, 2004, the allowance for doubtful accounts totaled $6.9 million.

Estimating write-offs for excess and obsolete inventory

Inventories are valued at the lower of cost or market. We determined inventory cost using the average cost methods. We adjust inventory for excess and obsolete inventory and for the difference by which the cost of the inventory exceeds the estimated market value. In order to determine the adjustments, management reviews inventory quantities on hand, slow movement reports and sales history reports. Management estimates the required adjustment based on estimated demand for products and market conditions. To the extent historical results are not indicative of future results and if events occur that affect our relationships with vendors or the salability of our products, additional write-offs may be needed that will increase our cost of sales and decrease inventory.

Impairment of goodwill, intangibles and other long-lived assets

Management assesses the recoverability of our goodwill, identifiable intangibles and other long-lived assets whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The following factors, if present, may trigger an impairment review: (1) significant underperformance relative to expected historical or projected future operating results; (2) significant negative industry or economic trends; (3) a significant increase in competition; and (4) a significant increase in interest rates on debt. If the recoverability of these assets is unlikely because of the existence of one or more of the above-mentioned factors, an impairment analysis is performed using a projected discounted cash flow method. Management must make assumptions regarding estimated future cash flows and other factors to determine the fair value of these respective assets. If these estimates or related assumptions change in the future, we may be required to record an impairment charge. Impairment charges would be included in corporate general and administrative expenses in our statements of operations, and would result in reduced carrying amounts of the related assets in our balance sheets.

Legal contingencies

From time to time, in the course of our business, we become involved in legal proceedings. In accordance with SFAS 5 "Accounting for Contingencies," if it is probable that, as a result of a pending legal claim, an asset had been impaired or a liability had been incurred at the date of the financial statements and the amount of the loss is estimable, an accrual for the costs to resolve the claim is recorded in accrued expenses in our balance sheets. Professional fees related to legal claims are included in general and administrative expenses in our statements of operations. Management, with the assistance of outside counsel, determines whether it is probable that a liability from a legal claim has been incurred and estimates the amount of loss. The analysis is based upon potential results, assuming a combination of litigation and settlement strategies. As discussed in Note 11 to our audited consolidated financial statements included elsewhere in this prospectus, management does not believe that currently pending proceedings will have a material adverse effect on our consolidated financial position. It is possible, however, that future results of operations for any particular period could be materially affected by changes in our assumptions related to these proceedings.

Derivative financial instruments

We periodically enter into derivative financial instruments, including interest rate exchange agreements, or swaps, to manage exposure to fluctuations in interest rates on our debt. In December 2004, in conjunction with our Parent's initial public offering, we terminated all interest rate exchange agreements, or swaps. Under our former swap agreements we paid a fixed rate on the notional amount to a bank and the bank paid us a variable rate on the notional amount equal to a base LIBOR rate. These interest rate swaps did not qualify for hedge accounting under SFAS 133 "Accounting for Derivative Statements and Hedging Activities," and were recorded at fair value in our balance sheet with changes in the fair value reflected in non-operating expense. The fair market value of these instruments is determined by quotes obtained from the related counter parties.

Charges relating to executive compensation

In connection with the Transactions, our Parent granted to members of our senior management team an aggregate of 175,820 restricted stock awards. The restricted stock awards will vest, contingent upon the executive's continued employment, in one-third installments over three years provided we attain pre-established annual percentage increases in our earnings per share as established by our compensation committee prior to the grant of the restricted stock awards. The restricted stock awards will also vest if the executive remains in our employ for seven years on the seventh anniversary of the date of grant. As a result of the restricted stock awards, we will incur non-cash charges against earnings totaling approximately $2.6 million in one-third installments over three years provided that we attain pre-established annual increases in our earnings per share as established by our compensation committee prior to the grant of the restricted stock awards. The restricted stock awards will also vest if the executive remains in our employ for seven years on the seventh anniversary of the date of grant. In addition, we granted to two directors an aggregate of 10,000 restricted stock awards. Such awards vest pro rata over two years. We also forgave loans to our executive officers in the aggregate amount of approximately $1.9 million and making additional cash payments of approximately $1.1 million in respect of their tax obligations arising from such loan forgiveness, which resulted in a charge to earnings of approximately $3.0 million upon the closing of the Offering. In addition, we paid a one-time bonus upon the closing of the Offering to eleven of our senior employees equal to approximately $6.2 million in the aggregate, which resulted in a charge to earnings upon the closing of the Offering. As a result, we incurred charges to earnings of approximately $9.2 million in December 2004. See "Management—Incentive Plans—2004 Equity Incentive Plan—Initial Awards."

Results of operations

The following table sets forth each of the line items of our statement of operations in dollar amounts and as a percentage of net sales for the periods indicated:

	Fiscal Year Ended
	December 27, 2002		December 26, 2003		December 31, 2004
	$	%	$	%	$	%

Net sales	$637,530	100.0%	$640,138	100.0%	$743,905	100.0%
Cost of sales	401,212	62.9	395,894	61.8	458,516	61.6

Gross profit	236,318	37.1	244,244	38.2	285,389	38.4
Selling, general and administrative expenses	164,328	25.8	171,091	26.7	202,084	27.2
Depreciation and amortization	11,282	1.8	10,949	1.7	12,600	1.7
IPO related expenses	—	0.0	—	0.0	9,215	1.2
Special costs and expenses	4,893	0.8	607	0.1	—	0.0

Operating income	55,815	8.8	61,597	9.6	61,490	8.3
Change in fair value of interest rate swaps	(5,825)	-0.9	5,272	0.8	8,232	1.1
Loss on extinguishment of debt	—	0.0	(14,893)	-2.3	(660)	-0.1
Interest expense, net	(38,625)	-6.1	(40,317)	-6.3	(39,798)	-5.3
Other income	—	0.0	40	0.0	454	0.1

Income before income taxes	11,365	1.8	11,699	1.8	29,718	4.0
Provision for income taxes	4,219	0.7	4,547	0.7	11,617	1.6

Net income	$7,146	1.1%	$7,152	1.1%	$18,101	2.4

The following discussion refers to the term average daily sales. Average daily sales are defined as sales for a period of time divided by the number of shipping days in that period of time.

Fiscal year ended December 31, 2004 compared to fiscal year ended December 26, 2003

Overview.    Net sales for 2004 were $743.9 million, an increase of 16.2% over 2003. As the economy strengthened throughout the year, we saw improvement in our facilities maintenance, professional contractor, and specialty distributors markets. We also experienced market share gains in each of these markets due to the success of the numerous growth initiatives we put in place throughout the year, and due to the Florida Lighting acquisition which we completed in November, 2003. Our organic growth initiatives include the expansion of our national accounts program, the opening of new contractor showrooms, product line expansion (specifically our appliance and HVAC product lines), and the addition of telesales and field sales representatives.

Interline's average organic daily sales, which is our measure of comparable period revenue growth without acquisitions increased 11.8% for the fourth quarter of 2004 and 9% for the full fiscal year. This measurement indicates that Interline is growing at a faster rate than the economy, and that our growth rate has continued to improve throughout the year. Average organic daily sales growth is not a measure of performance under GAAP. For a reconciliation of average organic daily sales growth to GAAP-based financial measures, see "Selected Historical Consolidated Financial Data—Reconciliation of Average Organic Daily Sales."

2004 also showed improvement in key profitability metrics. Gross profit margin improved 20 basis points compared to 2003. Excluding one-time expenses related to our Parent's initial public offering in December, operating income increased $9.1 million or 14.8% over the prior year period and Adjusted EBITDA increased from $72.6 million to $83.8 million or 15.4% over the prior year period. Adjusted EBITDA is not a measure of financial performance under GAAP. For a reconciliation of EBITDA to GAAP-based financial measures, see "Selected Historical Consolidated Financial Data—Reconciliation of Adjusted EBITDA to Net Income (Loss).

Net sales.    Our net sales increased by $103.8 million, or 16.2%, to $743.9 million in the fiscal year ended December 31, 2004 from $640.1 million in the fiscal year ended December 26, 2003. During 2004 we had 4 more shipping days than the prior year period. Average daily sales were $2.9 million in the fiscal year ended December 2004 and $2.5 million in the fiscal year ended December 2003, a 14.4% increase. The $103.8 million sales increase included $32.3 million from our Florida Lighting acquisition referenced above and $2.7 million in reclassified freight revenues and costs. Prior to July 2003, freight revenue was recorded as a reduction of freight costs. The remaining increase was attributable to improved demand for our products, new sales and growth initiatives, and price increases. During the third quarter of 2003, we reclassified freight revenue from selling, general and administrative expenses to net sales, in order to more properly reflect that these amounts are revenues earned for our products provided. This reclassification did not have an effect on operating income. However, on a prospective basis, it increases both net sales and selling, general and administrative costs and reduces our operating margin percentage.

Gross profit.    Gross profit increased by $41.1 million, or 16.8%, to $285.4 million in the fiscal year ended December 2004 from $244.2 million in the fiscal year ended December 2003. Gross profit margins increased to 38.4% for the fiscal year ended December 2004 from 38.2% for the fiscal year ended December 2003. This improvement in our gross profit margins is related to having a full year of higher margin Florida Lighting sales, increased sales in our private label program, and favorable merchandising offset by higher sales of HVAC equipment and water heaters, which generally carry lower gross margins.

Selling, general and administrative expenses.    SG&A expenses increased by $31.0 million, or 18.1%, to $202.1 million in the fiscal year ended December 2004 from $171.1 million in the fiscal year ended December 2003. Increased SG&A expenses related to our Florida Lighting acquisition accounted for $11.2 million of the $31.0 million increase, and $2.7 million of the increase was attributable to the freight revenue reclassification previously discussed under "Net Sales". Certain expenses within SG&A, such as the costs of running distribution centers, delivery expenses and selling expenses fluctuate with sales volume, and these items along with increased investment in new sales and marketing initiatives accounted for the remainder of the increase.

Depreciation and amortization.    Depreciation and amortization expense increased by $1.7 million, or 15.1%, to $12.6 million in the fiscal year ended December 2004 from $10.9 million in the fiscal year ended December 2003. This was primarily due to a change in accounting estimate made in the third quarter of 2003 to change the estimated useful life of certain acquired customer lists to 17 years from 40 years, and the amortization associated with our Florida Lighting acquisition.

IPO related expenses.    These expenses consist of $2.9 million for forgiveness of shareholder loans and $6.2 million for one-time bonuses to senior employees in connection with our Parent's Initial Public Offering transaction discussed below.

Special costs and expenses.    There were no special costs and expenses during the fiscal year ended December 2004 and $0.6 million in the fiscal year ended December 2003. Special costs and expenses in 2003 consisted of non-recurring costs incurred in connection with the Barnett Acquisition.

Operating income.    As a result of the foregoing, operating income decreased by $0.1 million, or 0.2%, to $61.5 million in the fiscal year ended December 2004 from $61.6 million in the fiscal year ended December 2003. Excluding the effect of IPO Related Expenses of $9.2 million, operating income increased by $9.1 million, an increase of 14.8% over the prior year period.

Change in fair value of interest rate swaps.    We recorded a gain of $8.2 million in the fiscal year ended December 2004 and $5.3 million in the fiscal year ended December 2003 related to changes in the market value of our interest rate swap instruments. The non-cash gains were attributable to changes in market conditions, including but not limited to fluctuations in interest rates, general market volatility, and the remaining tenor of our instruments. Our interest rate swaps were terminated at the time of our Parent's initial public offering.

Interest expense.    Interest expense decreased by $0.6 million in the fiscal year ended December 2004 to $39.9 million from $40.5 million in the fiscal year ended December 2003. This net decrease was attributable to lower average debt balances, the result of termination of the interest rate swap agreements and the pay down of $31.3 million of our term loan and the write-off of related deferred financing costs in December 2004.

Loss on extinguishment of debt.    In connection with our Parent's initial public offering and amendment of our senior credit facility, we recorded an expense of $0.7 million for the early extinguishment of debt. This expense resulted from the write-off of the unamortized loan fees on our former credit facility. As part of our Parent's initial public offering, we redeemed $70.0 million of the 11.5% senior subordinated notes in January 2005. This redemption was made 30 days after the closing of our Parent's initial public offering, in accordance with the redemption notice and required by the indenture governing the notes. In connection with the redemption, we recorded a $10.3 million loss on the early extinguishment of debt in the first quarter of 2005.

Provision for income taxes.    The provision for income taxes was $11.6 million in the fiscal year ended December 2004 compared to a provision of $4.5 million in the fiscal year ended December 2003. The effective tax rate for the fiscal year ended December 2004 was 39.1% compared to 39.0% in the fiscal year ended December 2003. The increase in the effective tax rate was due primarily to an increase in state income taxes offset by a decrease in foreign income taxes.

Fiscal year ended December 26, 2003 compared to fiscal year ended December 27, 2002

Overview.    Net sales in fiscal year 2003 of $640.1 million compared to $637.5 million in fiscal year 2002. Given the political and economic uncertainties we faced at the beginning of fiscal year 2003, we approached the year with a strong emphasis on customer retention, cost control and working capital management. Our two primary markets, facilities maintenance and professional contractors, both experienced declining sales for the first two fiscal quarters. Having completed the integration of Barnett (acquired in 2000) onto our common information and logistics platform, we focused our efforts on eliminating cost and gaining efficiencies by standardizing our common products for all of our brands, eliminating redundant operating expenses and maximizing the scale efficiencies of our common fulfillment platform. Completing the Barnett integration also allowed us to focus heavily on working capital management, and we successfully reduced our inventory investment by $9.2 million by the end of 2003, excluding the Florida Lighting transaction described below. By the beginning of the fourth fiscal quarter, several of our key markets began to recover. Stronger revenue growth in the fourth quarter allowed us to finish fiscal 2003 with revenues even with 2002 levels. Despite flat sales, operating income increased 10.4% for the year. In November 2003, we acquired Florida Lighting, a direct marketer and distributor of lighting and electrical products based in Pompano Beach, Florida, in an asset purchase. Through its SunStar and AF Lighting catalog brands, Florida Lighting distributes its products to over 6,000 electrical contractors, lighting showrooms and retailers throughout North America. During 2003 we consolidated distribution centers in Denver and New York. We also made additional investments to expand our successful national accounts program beyond the multi-family housing industry to other facilities markets, such as healthcare, lodging and commercial office owners.

Net sales.    Our net sales grew by $2.6 million, or 0.4%, to $640.1 million in fiscal 2003 from $637.5 million in fiscal 2002. Average daily sales were $2.5 million both in fiscal 2003 and 2002. During the third quarter of 2003, we reclassified freight revenue costs from selling, general and administrative costs to net sales. This reclassification did not have an effect on operating income. However, on a prospective basis it increases both net sales and selling, general and administrative costs. The effect of this reclassification in fiscal 2003 was $2.3 million. After adjusting for the effect of this freight reclassification and the Florida Lighting acquisition, which occurred at the end of November 2003, and represents less than 0.5% of our sales in 2003, sales were relatively level compared with the prior year.

Gross profit.    Gross profit increased by $7.9 million, or 3.4%, to $244.2 million in fiscal 2003 from $236.3 million in fiscal 2002. As a percentage of net sales, gross profit increased by 110 basis points to 38.2% in fiscal 2003 compared to 37.1% in fiscal 2002. This improvement is due to several factors including changes in product mix, the expansion of our private label programs, and the reclassification of freight revenue.

Selling, general and administrative expenses.    SG&A expenses increased by $6.8 million, or 4.1%, to $171.1 million in fiscal 2003 from $164.3 million in fiscal 2002. As a percentage of net sales, these expenses represented 26.7% in fiscal 2003 compared to 25.8% in fiscal 2002. SG&A expenses were increased during the period by the effect of the $2.3 million freight reclassification referred to above. On a comparable basis, excluding the effect of this reclassification, SG&A expenses increased $4.5 million, or 2.8%, in fiscal 2003. This increase is primarily associated with higher freight costs, increases in health care costs, and an incremental investment in our national accounts program.

Depreciation and amortization.    Depreciation and amortization expense decreased $0.4 million to $10.9 million in fiscal 2003 from $11.3 million in fiscal 2002. This was primarily due to the net effect of the roll off of fully depreciated assets and a change in accounting estimate made in the third quarter of 2003 to decrease the estimated useful life of certain acquired customer lists to 17 years, as described in Note 3 to the financial statements contained in this report.

Special costs and expenses.    Special costs and expenses were $0.6 million during fiscal 2003 compared to $4.9 million in fiscal 2002. Special costs and expenses in both of these periods consisted of non-recurring costs incurred in connection with our acquisition of Barnett. These costs included the termination of leases for real property, write off of inventory associated with our planned vendor consolidation efforts, relocation of executive and administrative functions, payment of employee severance, integration of management information systems, physical relocation of inventory and related consulting costs. The significant decrease from fiscal 2002 was due to the fact that the consolidation of the Barnett Acquisition was substantially completed in fiscal year 2002.

Operating income.    As a result of the foregoing, operating income increased by $5.8 million, or 10.4%, to $61.6 million in fiscal 2003 from $55.8 million in fiscal 2002.

Change in fair value of interest rate swaps.    We recorded a gain of $5.3 million in fiscal 2003 and a loss of $5.8 million in fiscal 2002 related to changes in the market value of our interest rate swap instruments. The non-cash gain and loss recorded were attributable to changes in market conditions including but not limited to fluctuations in interest rates, general market volatility, and the remaining tenor of our instruments.

Interest expense.    Interest expense increased by $1.7 million in fiscal 2003 to $40.5 million from $38.8 million in fiscal 2002. This increase was attributable to higher average debt balances and incrementally higher interest costs associated with our entry into a new credit facility and issuance of $200.0 million aggregate principal amount 11.5% senior subordinated notes due 2008, or the 11.5% notes, in May 2003 as part of the Refinancing Transactions (described in Liquidity and Capital Resources).

Loss on extinguishment of debt.    In connection with our Refinancing Transactions, we recorded an expense of $14.9 million for the early extinguishment of debt. This expense resulted from the write-off of the unamortized loan fees and discount relating to our former credit facility and the redemption premium incurred upon redemption of our 16% senior subordinated notes due September 29, 2008, as part of the Refinancing Transactions.

Provision for income taxes.    The provision for income taxes was $4.5 million and $4.2 million in fiscal 2003 and 2002, respectively. The effective tax rate for fiscal 2003 was 39%.

Liquidity and capital resources

As of December 31, 2004, we had approximately $91.3 million of availability under our $100.0 million revolving credit facility. Historically, our capital requirements have been for debt service obligations, acquisitions, the expansion and maintenance of our distribution network, upgrades of our proprietary information systems and working capital requirements. We expect this to continue in the foreseeable future. Historically, we have funded these requirements through internally generated cash flow and funds borrowed under our credit facility. We expect our cash flow from operations and the loan availability under our credit facility to be our primary source of funds in the future. Letters of credit, which are issued under the revolving loan facility under our credit facility, are used to support payment obligations incurred for our general corporate purposes. As of December 31, 2004, we had $8.7 million of letters of credit issued under the credit facility. Interest on our 11.5% senior subordinated notes due 2011, or the 11.5% notes, is payable semiannually. With respect to borrowings under our credit facility, we have the option to borrow at an adjusted LIBOR or an alternative base rate. Interest on the credit facility is payable quarterly, and with respect to any LIBOR borrowings, on the last day of the interest period applicable to the term of the borrowing.

Net cash used in operating activities was $1.4 million for fiscal year 2004 compared to net cash provided by operating activities of $33.1 million in the comparable period for the prior year. Net cash provided by operating activities for fiscal year 2004 was lower than the prior year period as a result of our increased investment in inventory associated with our sales growth and an increase in trade accounts receivable associated with this sales growth. During 2004 inventory increased $26.2 million versus a decrease of $9.1 million in 2003 due to our higher sales volume and an incremental investment of approximately $6.0 million in inventory for new product initiatives and opportunistic year-end purchases. The increase for the period ending December 2004 was approximately 22.0% and was in line with our sales growth.

Net cash used in investing activities was $7.3 million in the fiscal year ended December 2004 compared to $26.8 million in the fiscal year ended December 2003. Net cash used in investing activities in the fiscal year ended December 2004 was primarily attributable to capital expenditures made in the ordinary course of business. For the fiscal year ended December 2003, cash used in investing activities was attributable to purchases of businesses of $22.2 million and capital expenditures made in the ordinary course of business.

Net cash provided by financing activities totaled $76.0 million for fiscal year 2004 compared to net cash used in financing activities of $11.0 million in the comparable period for the prior year. Net cash provided by financing activities for fiscal year 2004 was attributable to our Parent's initial public offering, described below, and partially offset by scheduled amortization payments on our senior credit facility of $7.0 million during the year ended December 2004. Net cash used in financing activities for fiscal year 2003 was primarily attributable to our Refinancing Transactions described below.

The reincorporation merger and related transactions

In December 2004, we completed a reincorporation merger and became the 100% owned subsidiary of Interline Brands Inc., a Delaware corporation (NYSE: IBI), which we also refer to as our Parent or Interline Delaware. In this reincorporation merger, in the aggregate, holders of our preferred stock received $55.0 million in cash and 19,183,321 shares of Parent common stock and holders of our common stock received 66,667 shares of Parent common stock. In return, Parent received 100 shares of our common stock and one share of our preferred stock, representing all of our authorized and outstanding shares. Also, options to purchase shares of our common stock were converted into options to purchase shares of Parent common stock. In conjunction with this reincorporation merger, Parent successfully completed its Initial Public Offering, ("IPO" or "Offering") and we amended our senior credit facility. A total of 14,375,000 shares of Parent common stock were sold, of which 12,667,000 were sold by Parent and 1,708,000 were sold by its shareholders. Parent sold 12,500,000 shares of its common stock in December 2004 and 167,000 shares in January 2005 following the exercise of the underwriters'

over-allotment option. Parent received $171.8 million in net proceeds including the exercise of the underwriters' over-allotment option, representing $176.9 million of proceeds from the sale of stock net of underwriting discounts and commissions, less $4.1 million of IPO costs and $1.1 million of debt issuance costs. After the IPO-related expenses and preferred stock consideration in the reincorporation merger were paid, all of the proceeds from the IPO were contributed to the Company.

We used $31.3 million of the proceeds to partially repay the term loan under our credit facility. We amended our senior credit facility to allow for the IPO and reduce our applicable rate in respect to any term loans from LIBOR plus 3.50% to LIBOR plus 2.25%. In conjunction with this amendment, we incurred $1.1 million of debt issuance costs. In December 2004, we also used $4.6 million of the proceeds to terminate the interest rate swap agreements. In January 2005, we used $70.0 million of the proceeds from the IPO to partially redeem our 11.5% senior subordinated notes. In connection with the redemption, we paid $8.1 million of premiums for early redemption of the senior subordinated notes and recorded a $10.3 million loss on the early extinguishment of debt, which included a charge for write-off of unamortized debt issuance costs in the amount of $2.3 million in January of 2005.

2003 refinancing transaction

During 2003, we issued $200.0 million aggregate principal amount of our 11.5% senior subordinated notes due 2011, (the "11.5% Notes") in May 2003 as part of the Refinancing Transactions as follows. On May 29, 2003, we entered into a new $205.0 million senior secured credit facility which consists of a $140.0 million term loan facility and a $65.0 million revolving loan facility. The net proceeds from the offering of the 11.5% notes and the refinancing of our former credit facility with a new credit facility were used to: (1) repay all outstanding indebtedness under our former credit facility, (2) redeem all of our outstanding 16% senior subordinated notes due 2008, (3) pay accrued interest and related redemption premiums on our former debt and (4) pay transaction fees and expenses related to the offering and the new credit facility. We refer to these transactions collectively as the "Refinancing Transactions." As of December 26, 2003, our total indebtedness was $347.5 million (of which $6.0 million was outstanding in the form of letters of credit), and our senior indebtedness was $144.3 million. On December 19, 2003 we amended our senior credit facility such that with respect to any term loans, the applicable rate was reduced from LIBOR plus 4.5% to LIBOR plus 3.5%.

Capital expenditures

Capital expenditures were $6.8 million in fiscal 2004 as compared to $4.6 million in fiscal 2003. Capital expenditures as a percentage of sales were 0.9% in fiscal year 2004 and 0.7% in fiscal 2003.

Acquisition expenditures were $0.7 million in fiscal 2004 compared to $18.4 million in fiscal 2003. These expenditures were attributable to our acquisition of Florida Lighting November 2003. Purchase of investment and other assets were $0 in fiscal 2004 compared to $3.9 million in fiscal 2003.

Liquidity

Our principal working capital need is for inventory and trade accounts receivable, which have generally increased with the growth in our business. Our principal sources of cash to fund our working capital needs are cash generated from operating activities and borrowings under our revolving credit facility.

Credit facility

We entered into a credit facility on May 29, 2003, which was amended as of December 19, 2003, and amended again on December 21, 2004 in connection with Parent's IPO. The amended credit facility provides for aggregate commitments of $200.0 million, consisting of (i) a revolving loan facility of $100.0 million, of which a portion not exceeding $20.0 million will be available in the form of letters of credit, and (ii) a term loan facility of $100.0 million. Borrowings under the amended term loan facility and revolving loan facility bear interest, at our option, at either adjusted LIBOR or at the alternate base rate plus a spread. Outstanding letters of credit under the revolving loan facility are subject to a per annum fee equal to the applicable spread over adjusted LIBOR for revolving loans. The indebtedness under the amended credit facility is guaranteed by our Parent and our domestic subsidiaries. The amended term loan facility has a maturity of December 31, 2010, and the revolving loan facility has a maturity of May 31, 2008.

During the year ended December 31, 2004, we borrowed periodically on our revolving credit facility to accommodate our daily working capital needs. The weighted average daily outstanding balance during the twelve-month period was $5.3 million, with ordinary course borrowings ranging from $0.0 million to $14.5 million. As of December 31, 2004, we had $8.7 million of letters of credit issued under the revolving loan facility and $100.0 million aggregate principal outstanding under the term loan facility.

We believe that cash flow from operations and available borrowing capacity under our new credit facility will be adequate to finance our ongoing operational cash flow needs and debt service obligations for the next twelve months.

Contractual obligations and off-balance sheet arrangements

The following table sets forth our contractual obligations as of December 31, 2004:

	Total	Less than 1 year	1–3 years	4–5 years	After 5 years

Long-term debt(1)	$303,275	$1,000	$2,000	$2,000	$298,275
Revolving credit facility(2)	—	—	—	—	—
Operating leases	40,741	11,311	16,531	9,475	3,424
Non-compete agreement	800	200	400	200	—
Employment agreements	3,823	3,091	732	—	—

Total contractual cash obligations(3)	$348,639	$15,602	$19,663	$11,675	$301,699

(1)   In January 2005, we redeemed $70.0 million of our senior subordinated notes using contributions from Parent's IPO    transaction. For additional information on this transaction see The Reincorporation Merger and Related Transactions in Item 7 under Liquidity and Capital Resources.

(2)   Our senior secured credit facility includes a $100.0 million revolving loan facility. As of December 31, 2004, we did not have any amounts outstanding on this revolving facility.

(3)   Trade accounts payable of $53.3 million are excluded from the table but generally payable within 30 to 60 days. Accrued interest payable of $3.4 million, on our long-term debt which is currently recorded as a liability, is also excluded from the table. See the accompanying audited financial statements.

As of December 31, 2004, except for operating leases or letters of credit, we have no material off-balance sheet arrangements.

Seasonality

We experience some seasonal fluctuations as sales of our products typically increase in the second and third fiscal quarters of the year due to increased apartment turnover and related maintenance and repairs in the multi family residential housing sector during these periods. In addition, November, December and January sales tend to be lower across most of our brands because customers may defer purchases at year-end as their budget limits are met and because of the winter holiday season between Thanksgiving Day and New Year's Day.

Quantitative and qualitative disclosures about market risk

We are aware of the potentially unfavorable effects inflationary pressures may create through higher asset replacement costs and related depreciation, higher interest rates and higher product and material costs. In addition, our operating performance is affected by price fluctuations in stainless steel, copper, aluminum, plastic and other commodities and raw materials. We seek to minimize the effects of inflation and changing prices through economies of purchasing and inventory management resulting in cost reductions and productivity improvements as well as price increases to maintain reasonable profit margins.

Management believes that inflation (which has been moderate over the past few years) did not significantly affect our operating results or markets in fiscal 2004, 2003, or 2002. Our results of operations in fiscal 2004 and 2003 were favorably and unfavorably impacted, respectively, by increases and decreases in the pricing of certain commodity-based products. Such commodity price fluctuations have from time to time created cyclicality in our financial performance, and could continue to do so in the future. In addition, our use of priced catalogs may not allow us to offset such cost increases quickly, resulting in a decrease in gross margins and profit.

The majority of our purchases from foreign-based suppliers are from China and other countries in Asia and are transacted in U.S. dollars. Accordingly, we have low foreign currency risk related to suppliers.

Derivative financial instruments

Periodically, we enter into derivative financial instruments, including interest rate exchange agreements, to manage our exposure to fluctuations in interest rates on our debt. At December 31, 2004 we did not have any interest rate swap exchange agreements, or swaps. Under our former swap agreements, we paid a fixed rate on the notional amount to a bank and the bank paid to us a variable rate on the notional amount equal to a base LIBOR rate. Our derivative activities, all of which are for purposes other than trading, are initiated within the guidelines of corporate risk-management policies.

For fiscal 2004, we have recognized a gain of $8.2 million from the interest rate swaps. This increase in the value of the interest swaps is a direct result of changes in interest rates, changes in market volatility and early termination of the interest rate swaps.

We periodically evaluate the costs and benefits of any changes in our interest rate risk. Based on such evaluation, we may enter into new interest rate swaps to manage our interest rate exposure.

Recent accounting standards

In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—Amendment of APB Opinion NO. 29, Accounting for Nonmonetary Transactions ("SFAS153") The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. We do not expect the adoption of SFAS 153 will have a material impact on our financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS No. 123R). SFAS No. 123R requires that the cost resulting from all share-based compensation payment transactions be recognized in the financial statements. The standard also requires that entities apply a fair-value-based measurement method to account for share-based payment transactions with employees (excluding equity instruments held by employee share ownership plans). SFAS No. 123R is effective as of the beginning of the first quarter in the fiscal year that begins after June 15, 2005. As the majority of the Interline Delaware's outstanding stock options are vested as of December 31, 2004 and there is no change on the measurement or accounting for the compensation expense associated with the Interline Delaware's outstanding restricted stock, the Company does not expect the adoption of SFAS No. 123R will have a material impact on our financial position, results of operations or cash flows.

In September 2004, the FASB issued EITF 04-10, Applying Paragraph 19 of FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" in Determining Whether to Aggregate Operating Segments that Do Not Meet the Quantitative Thresholds. The Company has evaluated this EITF and has determined that there is no effect on the reportable segment included in our consolidated financial statements.

Business

Our background

We are the 100% owned subsidiary of Interline Brands, Inc, a Delaware corporation (NYSE: IBI), which we refer to as "Parent" or "Interline Delaware". We were incorporated in 1978 as Wilmar Industries, Inc. a New Jersey corporation, and initially focused on marketing and distributing maintenance, repair and operations, or "MRO", products to multi-family housing facilities. In January 1996, Wilmar Industries successfully completed an initial public offering. From 1996 through 1999, we acquired several MRO distribution companies, including the Sexauer Group.

In May 2000, an investor group consisting of affiliates of Parthenon Capital, Chase Capital Partners (now known as J.P. Morgan Partners, LLC, or JPMorgan Partners), The Chase Manhattan Bank (now known as JPMorgan Chase Bank) as trustee for First Plaza Group Trust (a General Motors Pension Fund), Sterling Investment Partners, L.P., and certain other investors, including members of management, acquired us in a buy-out of the public shareholders of Wilmar pursuant to a going-private merger and recapitalization transaction, which we refer to as "the Going-Private Transaction".

In September 2000, we completed our acquisition of Barnett Inc., which we refer to as the "Barnett Acquisition", and in June 2001, we were renamed Interline Brands, Inc. In November 2003, we acquired Florida Lighting, a direct marketer and distributor of lighting and electrical products based in Pompano Beach, Florida. In December 2004, we completed a reincorporation merger and as a result we became the 100% owned subsidiary of Interline Delaware, a holding company for the Interline group of businesses. This transaction is described in more detail below under "Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—The Reincorporation Merger and Related Transactions." In this document, unless otherwise indicated, "we" refers to Interline Brands, Inc., a New Jersey corporation, and its consolidated subsidiaries; and "Interline Delaware" or "Parent" refers to Interline Brands, Inc., a Delaware corporation and our direct corporate parent. (See "Note 4: Significant Transactions" in the accompanying notes to the audited financial statements.)

Our company

We are a leading national distributor and direct marketer of specialty MRO products. We have been in business for over 25 years. We stock over 45,000 plumbing, electrical, hardware, security hardware, heating, ventilation and air conditioning and other MRO products and sell to over 150,000 active customer accounts. Our products are primarily used for the repair, maintenance, remodeling and refurbishment of properties and non-industrial facilities. We are able to realize higher operating margins by focusing on repair, maintenance, remodeling and refurbishment customers, who generally make smaller, more frequent purchases and require high levels of service. Our diverse customer base includes facilities maintenance customers, which consist of multi-family housing, educational, lodging and health care facilities; professional contractors who primarily repair and maintain properties and non-industrial facilities; and specialty distributors, including plumbing and hardware retailers. Our customers range in size from individual contractors and independent hardware stores to apartment management companies and national purchasing groups.

We market and sell our products primarily through eight distinct and targeted brands, each of which is nationally recognized in the markets we serve for providing premium products at competitive prices with reliable same-day or next-day delivery. Wilmar, Sexauer and Maintenance USA brands serve our facilities maintenance customers; Barnett, U.S. Lock and Sun Star brands serve our professional contractor customers; and AF Lighting and Hardware Express brands serve our specialty distributors customers. Our multi-brand operating model, which we believe is unique in the industry, allows us to use a single platform to deliver tailored products and services to meet the individual needs of each respective customer group served. We reach our markets using a variety of sales channels, including a sales force of approximately 400 field representatives, over 350 telesales and customer service representatives, a direct mail program of approximately five million pieces annually, brand-specific websites and a national accounts sales program. We deliver our products through our network of 47 regional distribution centers, and 17 professional contractor showrooms located throughout the United States and Canada, a state-of-the-art national distribution center (NDC) in Nashville, Tennessee and a dedicated fleet of trucks. Our broad distribution network allows us to provide reliable, same-day or next-day delivery service to 98% of the U.S. population.

Our common information technology and logistics platform supports our major business functions, allowing us to market and sell our products at varying price points depending on the customer's service requirements. While we market our products under a variety of branded catalogs, our brands draw from the same inventory within common distribution centers and share associated employee and transportation costs. In addition, we have centralized marketing, purchasing and catalog production operations to support our brands. We believe that our common information technology and logistics platform also benefits our customers by allowing us to offer a broad product selection at highly competitive prices while maintaining the unique customer appeal of each of our targeted brands. Overall, our common operating platform has enabled us to improve customer service, maintain lower operating costs, efficiently manage working capital and support our growth initiatives.

The following charts illustrate the customers we serve and the net sales contribution of our product offerings for the year ended December 31, 2004.

Net sales—by customer type	Net sales—by product offering

We market and sell our products primarily through eight distinct and targeted brands, each of which is nationally recognized in the markets we serve for providing premium products at competitive prices with reliable same-day or next-day delivery. Wilmar, Sexauer and Maintenance USA brands serve our facilities maintenance customers; Barnett, U.S. Lock and SunStar brands serve our professional contractor customers; and AF Lighting and Hardware Express brands serve our specialty distributor customers. Our multi-brand operating model, which we believe is unique in the industry, allows us to use a single platform to deliver tailored products and services to meet the individual needs of each respective customer group served. We reach our markets using a variety of sales channels, including a sales force of approximately 400 field representatives, over 350 telesales representatives, a direct mail program of approximately five million pieces annually, brand-specific web sites and a national accounts sales program. We deliver our products through our network of 47 regional distribution centers and 17 professional contractor showrooms located to serve the largest metropolitan areas throughout the United States and Canada, a state-of-the-art national distribution center (NDC) in Nashville, Tennessee and a dedicated fleet of trucks. Our broad distribution network allows us to provide reliable, same-day or next-day delivery service to 98% of the U.S. population.

Our common information technology and logistics platform supports our major business functions, allowing us to market and sell our products at varying price points depending on the customer's service requirements. While we market our products under a variety of branded catalogs, our brands draw from the same inventory within common distribution centers and share associated employee and transportation costs. In addition, we have centralized sales, marketing, purchasing and catalog production operations to support our brands. We believe that our common information technology and logistics platform also benefits our customers by allowing us to offer a broad product selection at highly competitive prices while maintaining the unique customer appeal of each of our targeted brands. Overall, our common operating platform has enabled us to improve customer service, maintain lower operating costs, efficiently manage working capital and support our growth initiatives.

Industry and market overview

The MRO distribution industry is approximately $300 billion in size according to a U.S. Bancorp—Piper Jaffray Research Report and encompasses the supply of a wide range of products, including plumbing and electrical supplies, hand-tools, janitorial supplies, safety equipment and many other categories. Customers served by the MRO distribution industry include heavy industrial manufacturers that use MRO supplies for the repair and overhaul of production equipment and machinery; owners and managers of facilities such as apartment complexes, office buildings, schools, hotels and hospitals that use MRO supplies largely for maintenance, repair and refurbishment; and professional contractors.

Within the MRO distribution industry, we focus on serving customers in three principal end markets: facilities maintenance, professional contractors and specialty distributors. Pembroke Consulting, in a study we commissioned, has estimated that the markets we serve are approximately $80 billion in size in the aggregate. Our customers are primarily engaged in the repair, maintenance, remodeling and refurbishment of properties and non-industrial facilities, as opposed to new construction projects or the maintenance of heavy industrial facilities and machinery. Our facilities maintenance customers are individuals and entities responsible for the maintenance and repair of various commercial properties, including apartment buildings, schools, hotels and health care facilities. Our professional contractor customers buy our products to provide plumbing, electrical, HVAC, and mechanical services to their residential and commercial customers. Our specialty distributor customers consist primarily of hardware stores and small plumbing and electrical distributors that purchase our products for resale.

As MRO customers grow in size and sophistication, they continue to seek new ways to generate additional efficiencies. The application of information technology to supply chain management has become increasingly important for this purpose. We believe that our supply chain management solutions result in material savings for our MRO customers. For example, we offer our customers the option of receiving invoices electronically. For customers that place frequent orders and have the ability to receive electronic invoices, this program can dramatically reduce ordering costs by eliminating invoice handling and automating the matching and payment process. We believe that by offering services such as electronic purchasing and invoicing, which remove transaction costs from the supply chain, we encourage our customers to use us as their single source of MRO supplies.

Our strengths

We believe our competitive strengths include:

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  Unique operating model and brand marketing strategy. We have developed targeted product and service offerings for each of our eight major brands. Our nationally recognized brands focus on specific customer end markets and provide multiple service and delivery options at varying price levels, allowing us to obtain higher margins than many traditional distributors, which are limited by a single brand approach to serving their customers. Our information system compiles customer purchasing data that enables us to tailor product and service offerings and to develop proprietary products based on our customers' changing needs. Our deep customer knowledge and broad capabilities also allow us to craft custom solutions for national accounts and other multi-location customers seeking to reduce their supply-chain costs. These solutions include custom catalogs, vendor-managed inventory and automatic replenishment.

  •
  Highly integrated, industry leading information technology and logistics platform. We operate a sophisticated information technology and logistics platform that supports our major business functions across our brands, allowing us to manage customer relationships and to track and efficiently distribute thousands of products. Our brands share common distribution centers and associated employee, sales, marketing and transportation costs. This highly integrated information technology and logistics platform has enabled us to achieve significant operating and financial efficiencies, and has provided us with a springboard to pursue our strategic growth initiatives without substantial incremental investment in our platform.

  •
  National scope with local market presence and superior customer service. We have a network of 63 regional distribution centers and a national distribution center strategically located to serve the largest metropolitan areas throughout the United States and Canada. The geographic scope of our distribution network and the efficiency of our information systems enable us to provide reliable, same-day or next-day delivery service to over 98% of the U.S. population. We believe our delivery options and our experienced sales force distinguish our service offerings from those of our competitors and reinforce our reputation for superior customer service. Our focus on customer service has led to long-standing relationships with many of our largest customers.

  •
  Leading domestic and proprietary product lines. We offer over 45,000 MRO products, including such well-recognized product lines as Delta, Moen, Kwikset, General Electric and Sylvania. We also offer a number of high quality, private label product lines that we design and have custom manufactured in Asia to our specifications. Over the past two decades, we have developed strong relationships with a number of Asian manufacturers. Our extensive experience in Asia and our relationships with leading manufacturers are strategic advantages that enable us to execute our proprietary private label strategy. We believe that the offering of high quality, low-priced private label product lines, such as our Premier faucet line, has been a significant factor in attracting and retaining many of our customers.

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  Strong, experienced management team. We have assembled an experienced, successful senior management team, whose members have held executive positions in some of the nation's leading distribution companies. The members of our senior management team average over 19 years of industry experience. Michael J. Grebe, our Chief Executive Officer, and William E. Sanford, our Executive Vice President and Chief Operating Officer, have over 20 and 19 years, respectively, of MRO marketing and distribution experience.

As further described in "Risk Factors" beginning on page 9 of this prospectus, our business operates in an industry that is large, fragmented and highly competitive. We face significant competition from national and regional distributors as well as traditional channels of distribution. In addition, our industry is undergoing changes driven by industry consolidation and increased customer demands, which could further increase competition and make it more difficult for us to maintain our operating margins. Finally, our competitors may offer a greater variety of products than we offer or have greater financial resources than we do.

Growth strategy

Our objective is to become the leading supplier of MRO products to our three principal end markets: facilities maintenance, professional contractor and specialty distributor. In pursuing this objective, we plan to increase our net sales, earnings and return on invested capital by capitalizing on our information technology and logistics platform to successfully execute our organic growth, geographic expansion, operating efficiency and strategic acquisition initiatives.

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  Organic growth initiatives. We seek to further penetrate the markets we serve and expand into new product areas by utilizing and expanding a number of our already successful marketing strategies. We believe these organic growth initiatives apply to each of the three customer segments we serve.

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  Expand our national accounts program. We will continue to expand our national accounts program, through which we target senior management at large, national companies that make significant volume purchases. Based on the success we have had with this program in the multi-family housing market, we have initiated similar programs in the education, lodging and health care facilities and professional contractor markets.

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  Increase use of our supply chain management services. We have successfully introduced a full suite of supply chain management services to our facility maintenance customers. We plan to expand this program to our professional contractor and specialty distributor customers in order to lower their supply chain costs. Our supply chain management services include outsourcing inventory management, just-in-time delivery and electronic transaction processing.

  •
  Expand our proprietary private label product lines. We will continue to expand development of proprietary products under our private label brands such as Premier, ProPlus, Bala, Lumina, Designer's Edge, Legend and Anvil Mark. Our private label products allow us to improve our market penetration and increase revenue and profitability by allowing us to offer customers high quality products at low prices.

  •
  Extend our product lines. We plan to selectively add new products and new categories to our various brand offerings to capture a greater percentage of our customers' MRO purchases. For example, our recent acquisition of the SunStar line significantly expanded our lighting and electrical product offerings and introduced us to new suppliers of competitively priced items, and has already generated incremental revenue and profitability.

  •
  Geographic expansion opportunities. We believe that numerous opportunities exist for us to further penetrate the markets we serve and expand into new markets. We intend to increase the number of our field sales and telesales territories to serve additional sales regions. We also intend to continue to penetrate the professional contractor market by opening more Barnett Pro Centers in geographic areas where there are high concentrations of professional contractors. Barnett Pro Centers, which have been well received by our plumbing and HVAC contractor customers, are conveniently located service counters that allow for quick product pick up with no advance notice. These strategies are designed to drive growth with relatively low investment and minimal execution risk.

  •
  Increased operating efficiencies. We will continue to focus on enhancing our operating efficiency, which will increase profitability, improve our cash conversion cycle and increase our return on invested capital. We expect to lower our transaction costs and improve margins by continuing to implement best practices throughout our operations and to migrate our lower-margin customers to lower-cost sales channels. In addition, our integrated information system has enabled us to centralize key administrative functions, such as merchandising, inventory management and working capital management for all our brands. We will continue to monitor the utilization rates of our distribution centers and other fixed assets and will seek to optimize their usage through selective rationalization.

  •
  Strategic acquisitions. We will continue to maintain a disciplined acquisition strategy of adding new customers in currently served markets and pursuing acquisitions of established brands in new markets in an effort to leverage our operating infrastructure. Our recent acquisition of Florida Lighting in November 2003 demonstrates our ability to identify and consummate the acquisition of companies that meet our selective criteria. Once new companies are acquired, we believe our information systems help us reduce integration risk and maximize cost saving opportunities by allowing us to efficiently integrate a target's operations, customers and management of working capital.

Our principal stockholders

Parthenon Capital, an affiliate of one of our Parent's principal stockholders, is a Boston-based private equity firm specializing in buyouts, growth equity investments and recapitalizations of public and private companies. Parthenon Capital was founded in 1998 and manages approximately $1.1 billion of private equity capital. Ernest K. Jacquet and Drew T. Sawyer of Parthenon Capital serve on both our and our Parent's board of directors.

J.P. Morgan Partners, the investment advisor to J.P. Morgan Partners (23A SBIC), L.P., one of our Parent's principal stockholders, is a global private equity firm with approximately $19.0 billion in total capital under management. J.P. Morgan Partners is a leading provider of private equity and has closed over 1,300 individual transactions since its inception in 1984. J.P. Morgan Partners has more than 130 investment professionals in eight offices throughout the world. J.P. Morgan Partners is an affiliate of J.P. Morgan Chase & Co. (NYSE: JPM), one of the largest financial institutions in the United States. Christopher C. Behrens of J.P. Morgan Partners currently serves on both our and our Parent's board of directors.

Sterling Investment Partners, L.P., one of our Parent's principal stockholders, is a Connecticut-based private equity firm established to provide growth capital for middle-market companies valued at $50 million to $300 million. Sterling's fund exceeds $235 million of committed capital. Charles W. Santoro of Sterling Investment Partners serves on both our and our Parent's board of directors.

Our products

We stock over 45,000 standard and specialty MRO products in a number of product categories, including plumbing, electrical, hardware, security hardware, appliances and parts, HVAC, janitorial chemicals and sanitary supplies, window and floor coverings and paint and paint accessories. We offer a broad range of brand name and private label products.

Product categories

The approximate percentages of our net sales for the year ended December 31, 2004 by product category were as follows:

Product category	Percentage of net sales

Plumbing	45%
Electrical	16
HVAC, Appliances and Parts	12
Security	7
Hardware	6
Other Products	14

Total	100%

The following is a discussion of our principal product categories:

Plumbing products.    We sell a broad range of plumbing products, from individual faucet parts to complete bathroom renovation kits. We sell a number of brand name products of leading plumbing supply manufacturers, including Delta, Moen and Price Pfister. We also sell a number of private label plumbing products under various proprietary trademarks, including Premier faucets and water heaters, DuraPro tubular products and ProPlus retail plumbing accessories.

Electrical products.    Our comprehensive selection of electrical products ranges from items such as ceiling fans to light fixtures and light bulbs. We offer a number of brand name products of leading electrical supply manufacturers, including Phillips, Westinghouse, Honeywell and General Electric, as well as a number of private label electrical products, such as Powerworks switches and Lumina light bulbs.

HVAC, appliances and parts.    We offer a variety of HVAC products, including condenser units, thermostats, fans and motors. Some of these are brand name products of manufacturers such as York and Janitrol and some are our own private label products, such as Centurion air conditioners. Our comprehensive range of appliances and parts includes washer/dryer components, garbage disposers, refrigerators and range hoods. We sell a number of brand name products of leading appliance manufacturers, including General Electric and Whirlpool. We also sell a number of high-quality generic replacement parts.

Security products.    We sell a broad range of security hardware products, from individual lock-sets to computerized master-key systems. We sell a number of brand name products of leading security hardware manufacturers, including Kwikset and Schlage. We also sell a number of private label security hardware products, such as U.S. Lock hardware, Legend locks and Rx master keyways.

Hardware products.    We sell a variety of hardware products, from power tools to mini blinds. Our brand name products include DAP sealants and caulks, Rustoleum paints and Milwaukee power tools. Our private label hardware products include Legend door and window hardware and Anvil Mark fasteners.

Private label products

Our size and reputation have enabled us to develop and market various lines of private label products, which we believe offer our customers high quality, low-cost alternatives to the brand name products we sell. Third party manufacturers, primarily in China and Southeast Asia, using our proprietary branding and packaging design, manufacture our private label products to our specifications. Our sales force, catalogs and monthly promotional flyers emphasize the comparative value of our private label products. Since our private label products are typically less expensive for us to purchase from suppliers, we are able to improve our profit margin with the sale of these products, despite the fact that we sell them to our customers at a discount to our non-private label product offerings. In addition, we have found that we develop strong relationships with our private label customers and generate increased repeat business, as private label customers generally return to us for future service and replacement parts on previously purchased products.

New product offerings

We monitor and evaluate our product offerings both to assess the sales performance of our existing products and to discontinue products which fail to meet specified sales criteria. We also create new product offerings in response to customer requirements by adjusting our product portfolio within existing product lines as well as by establishing new product line categories. Through these efforts, we are able to address our customers' changing product needs and thereby retain and attract customers. Further, by introducing new product lines, we provide our customers with additional opportunities for cost savings and a one-stop shopping outlet with broad product offerings. For example, we have successfully introduced products such as water heaters, floor coverings and custom cut mini blinds. We believe that introducing new products in existing product lines and creating new product lines are both strategies which enable us to increase penetration of existing customer accounts, as well as attract new customers to our brands.

Our brands

We market and sell products primarily through eight distinct and targeted brands: Wilmar®, Sexauer®, Maintenance USA®, Barnett®, Hardware Express®, U.S. Lock®, SunStar® and AF Lighting™. Each of our brands is focused on serving a particular customer group: Wilmar, Sexauer and Maintenance USA brands generally serve our facilities maintenance customers, while Barnett, U.S. Lock, SunStar, AF Lighting and Hardware Express generally serve professional contractors and other distributors. Our brands are distinguished not only by the type of products offered, but also by the levels of service provided to customers. We have brands that market a wide range of product categories, such as Maintenance USA, as well as brands that specialize in a particular group of products, such as U.S. Lock, SunStar and AF Lighting. We have brands that market complementary services to our customers, including inventory management and technical assistance, and brands that offer products without support services. Our gross profit margin on product sales varies for our facilities maintenance and professional contractor and specialty distributor brands due to differences in the costs of service levels provided. We believe that our mix of brands allows us to effectively compete for a broad range of customers across our industry, regardless of their product requirements, preferred sales channels or service needs.

Facilities maintenance brands

We serve our facilities maintenance customers through our Wilmar, Sexauer and Maintenance USA brands. Facilities maintenance customers buy our products for maintenance, repair and remodeling and often need to obtain products with minimal delay. In many cases, our facilities maintenance customers also look to us for support services such as inventory maintenance, management of procurement contracts and technical advice and assistance.

Wilmar.    Our Wilmar brand specializes in sales of maintenance products to the multi family housing market. Through its Wilmar Master Catalog, Wilmar is able to act as a one-stop shopping resource for multi family housing maintenance managers by offering one of the industry's most extensive selections of standard and specialty plumbing, hardware, electrical, janitorial and related products. Wilmar provides same-day or next-day delivery in local markets served by our distribution centers and ships by parcel delivery services or other carriers to other areas. We sell Wilmar products primarily through field sales representatives, as well as through direct mail and telesales. We have also successfully launched a national accounts program at Wilmar by adding national account managers who market to high level officers at real estate investment trusts, or REITS, and other property management companies. Through this program, we assist large multi location customers in reducing total supply chain costs.

Sexauer.    Our Sexauer brand markets and sells specialty plumbing and facility maintenance products to institutional customers, including commercial real estate, education, lodging, health care and other facilities maintenance customers. We believe that the catalog of Sexauer products is well known in the industry as a comprehensive source of specialty plumbing and facility maintenance products. In addition to a broad product portfolio, Sexauer offers customers an extensive selection of service and procurement solutions, drawing upon our product and supply management expertise.

Maintenance USA.    Through our Maintenance USA brand, we offer a broad portfolio of MRO products to facilities, including multi family housing, lodging and institutional customers. Since Maintenance USA sells our products exclusively through a catalog, which is supported by direct mail and telesales, it represents a low cost supply alternative to smaller property managers and more cost-conscious customers requiring minimal support services.

Professional contractor and specialty distributor brands

We serve our professional contractor and specialty distributor customers through our Barnett, U.S. Lock, Hardware Express, SunStar and AF Lighting brands. Professional contractors generally purchase our products for specific job assignments and/or to resell the product to end-customers.

Barnett.    Our Barnett brand markets and sells a broad range of MRO products to professional contractors, including plumbing, electrical, building and HVAC contractors, typically for repair and remodeling applications. The Barnett brand is also sold to other distributors which are generally smaller and carry fewer products than Barnett. Sales are made primarily through catalogs, telesales and direct mail. In addition, Barnett has regional sales managers in select markets throughout the United States. Customers can also receive technical support and assistance in selecting products by calling our customer service centers. In addition to next-day delivery, Barnett also offers customers the convenience of our network of Barnett Pro Centers.

U.S. Lock.    Our U.S. Lock brand sells security hardware products to professional locksmiths. Our primary marketing vehicle for U.S. Lock products is our U.S. Lock dealer program, in which professional locksmiths receive incentives such as rebates and favored pricing on proprietary items in return for paying an annual membership, guaranteeing annual purchase volume, displaying our U.S. Lock logo in their stores and assisting in other promotional activities. Sales are made primarily through catalog, telesales and direct mail.

Hardware Express.    Our Hardware Express brand markets and sells our full range of products primarily to retail hardware stores. While Hardware Express customers may order our products for general inventory purposes, we specialize in working with independent stores to sell our private label brand products through custom designed retail display sets. We believe that our retail hardware store customers prefer our private label products because they are priced more competitively than non-private label products. In addition, our retail display program enables our hardware customers to present an entire line of products in a professional and organized manner. Hardware Express sells its products through a catalog, supplemented by direct mail and telesales personnel, and a specialty display sales program of private label products which is coordinated by field sales representatives.

SunStar/AF Lighting.    Our SunStar and AF Lighting brands sell residential lighting and electrical contractor, electrical products to electrical distributors, lighting showrooms and mass merchants through direct mail, outbound telesales and a network of manufacturer's representatives.

Sales and marketing

We market and sell our products nationally and internationally through a variety of channels. The majority of our sales to facilities maintenance customers are made through field sales representatives, and the majority of our sales to professional contractors and specialty distributors are made through catalog and promotional mailings, supported by a telesales operation and limited field sales resources in major metropolitan markets. We also serve our facilities maintenance and professional contractor customers with brand specific web sites, though the majority of customer orders are received through the other channels discussed above. For a more detailed description of our approach to e-commerce, see "Management Information Systems." In fiscal 2001, 2002, 2003 and 2004, our advertising, sales and marketing costs were $53.9 million, $56.1 million, $54.7 million and $66.1 million, respectively.

Our marketing strategy involves targeting our marketing channels and efforts to specific customer groups. As a result of our long-standing relationships with our customers, we have been able to assemble a database of customer purchasing information, such as end market purchasing trends, product and pricing preferences and support service requirements. In addition, we are able to track information such as customer retention and reactivation as well as new account acquisition costs. We are also able to track the success of a particular marketing effort once it is implemented by analyzing the purchases of the customers targeted by that effort. Our information systems allow us to use this data to develop more effective sales and marketing programs. For example, our understanding of the preferences of our large, multi family housing customers led to our development of a national accounts program, through which field sales representatives focus on developing contacts with national accounts. We will continue to leverage our customer knowledge and shared brand information system to develop successful sales and marketing strategies.

Field sales representatives

Our direct sales force markets and sells to all levels of the customer's organization, including senior property management executives, local and regional property managers and on-site maintenance managers. Our direct sales force marketing efforts are designed to establish and solidify customer relationships through frequent contact, while emphasizing our broad product selection, reliable same-day or next-day delivery, high level of customer service and competitive pricing.

We maintain one of the largest direct sales forces in our industry, with approximately 400 field sales representatives covering markets throughout the United States, Canada and Central America. We have found that we obtain a greater percentage of our customers' overall spending on MRO products in markets serviced by local sales representatives, particularly in regions where these representatives are supported by a nearby distribution center that enables same-day or next-day delivery of our product line.

Our field sales representatives are expected not only to generate orders, but also to act as problem solving customer service representatives. Our field sales representatives are trained and qualified to assist customers in shop organization, special orders, part identification and complaint resolution. We compensate our field sales representatives based on a combination of salary, bonuses and commission. Increasingly, we are using these representatives to target senior management at multi location companies in order to acquire long-term customers that make large volume purchases. We will continue to seek additional opportunities where we can leverage the strength of our field sales force to generate additional sales from our customers.

Telesales

Our telesales operation has been designed to make ordering our products as convenient and efficient as possible. We divide our telesales staff into outbound and inbound groups. Our outbound telesales representatives are responsible for maintaining relationships with existing customers and prospecting for new customers. These representatives are assigned individual accounts in specified territories and have frequent contact with existing and prospective customers in order to make telesales presentations, notify customers of current promotions and encourage additional purchases. Our inbound telesales representatives are trained to quickly process orders from existing customers, provide technical support and expedite and process new customer applications, as well as handle all other customer service requests. We offer our customers nationwide toll-free telephone numbers and brand specific telesales representatives who are familiar with a particular brand's markets, products and customers. Our call centers are staffed by over 350 telesales, customer service and technical support personnel, who utilize our proprietary, on-line order processing system. This sophisticated software provides the telesales staff with detailed customer profiles and information about products, pricing, promotions and competition.

Catalogs and direct mail

Our catalogs and direct mail promotional flyers are key marketing tools that allow us to communicate our product offerings to both existing and potential customers. We create catalogs, typically exceeding 1,000 pages, for each of our brands and mail them on an annual or semi-annual basis to our existing customers. We often supplement these catalog mailings by sending our customers monthly promotional flyers. Most of our branded catalogs have been distributed for over three decades and we believe that these catalog titles have achieved a high degree of recognition among our customers.

In targeting potential direct marketing customers, we typically make our initial contact through promotional flyers, rather than by sending a complete catalog. We obtain mailing lists of prospective customers from outside marketing information services and other sources. We are able to gauge the effectiveness of our promotional flyer mailings through the use of proprietary database analysis methods, as well as through our telesales operations. Once customers begin to place orders with us, we will send an initial catalog and include the customer on our periodic mailing list for updated catalogs and promotional materials. We believe that this approach is a cost-effective way for us to contact large numbers of potential customers and to determine which customers should be targeted for continuous marketing.

Our in-house art department produces the design and layout for our catalogs and promotional mailings using a sophisticated catalog content database and software system. Our catalogs are indexed and illustrated to provide simplified pricing information and to highlight new product offerings. Our promotional mailings introduce new product offerings, sale-promotion items and other periodic offerings. Illustrations, photographs and copy are shared among brand catalogs and mailings or customized for a specific brand, allowing for fast and efficient production of multi branded media. In addition, we frequently build custom catalogs designed specifically for the needs of some of our larger customers.

Operations and logistics

Distribution network

We have a network of 47 regional distribution centers and 17 professional contractor showrooms strategically located to serve the largest metropolitan areas throughout the United States and Canada, and a state-of-the-art national distribution center in Nashville, Tennessee. We also maintain a dedicated fleet of trucks to assist in local delivery of products. The geographic scope of our distribution network and the efficiency of our information system enable us to provide reliable, same-day or next-day delivery service to over 98% of the U.S. population.

Our regional distribution centers are central to our operations and range in size from approximately 8,000 square feet to 127,000 square feet. Our regional distribution centers are typically maintained under operating leases in commercial or industrial centers, and primarily consist of warehouse and shipping facilities. We have also had success with opening Barnett Pro Centers counters in existing distribution centers and in freestanding locations, which allow the customer to obtain products from a fixed location without ordering in advance. This service has been especially popular with our professional contractor customers, as we have found that many of them prefer to pick up products between jobs. We plan to continue to open select Barnett Pro Centers in geographic locations with high concentrations of professional contractors.

Inbound logistics

Historically, our distribution centers were decentralized, with most of our vendors shipping directly to individual regional distribution centers. In July 2000, we opened our NDC in Nashville, Tennessee, which we later expanded to 317,000 square feet. Our NDC receives the majority of our vendor shipments and efficiently re-distributes products to our regional distribution centers. Some over-sized or seasonal products are directly shipped to regional distribution centers by suppliers. Our use of the NDC has significantly reduced regional distribution center replenishment lead times while simultaneously improving our customer fill rates.

Outbound logistics

Once an order is entered into the computer system by a telesales representative, items within the order are automatically arranged by warehouse location to facilitate ease of picking within the distribution center. For customers located within the local delivery radius of a distribution center (typically 50 miles), our own trucks or third party carriers will deliver the products directly to the customer either on the same day or the next day. For customers located outside the local delivery radius of a distribution center, we deliver products via UPS or another parcel delivery company or, in the case of large orders, by common carriers. We arrange for pick-up of returns at no charge to the customer in the local delivery radius. For customers outside the local delivery radius, we provide parcel service pick-up of the returns at no charge and also provide a full refund if the return is the result of our error. A minor portion of our sales is delivered direct from the manufacturer.

Suppliers

We enjoy long-standing relationships with many of our suppliers. In most cases, we have a number of competitive sources of supply for any particular product that we sell. However, loss of a number of key supplier agreements could materially impair our ability to supply our customers and accordingly lead to a decrease in sales and earnings. Due to our high volume of purchases and use of foreign suppliers, we are able to obtain purchase terms we believe to be more favorable than those available to most local suppliers of MRO products. A significant portion of our purchases were from domestically based suppliers in fiscal 2004. The majority of our foreign based suppliers are located in China and Taiwan. If we were to lose a key foreign supplier, it would disrupt our supply chain for approximately 60 to 90 days by requiring us to procure from another source such as another foreign supplier or a domestic supplier. If we were to lose our key suppliers from an individual country—caused by such events as a natural catastrophe, political unrest, changes in foreign laws or regulations, changes in local economic conditions, war and other trade issues—we would expect longer disruptions in our supply chain of 120 to 150 days or longer as we focus on sourcing the product(s) required in another foreign country or domestically. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Quantitative and Qualitative Disclosures about Market Risk." In addition, uncertainties with respect to the Chinese legal system may adversely affect us in resolving claims arising from our Chinese suppliers. Because many laws and regulations are relatively new and the Chinese legal system is still evolving, the interpretations of many laws, regulations and rules are not always uniform. Moreover, the relative inexperience of China's judiciary in many cases creates additional uncertainty as to the outcome of any litigation, and the interpretation of statutes and regulations may be subject to government policies reflecting domestic political changes. Enforcement of existing laws or contracts based on existing equitable enforcement may be uncertain and sporadic, and it may be difficult to obtain swift and equitable enforcement, or to obtain enforcement of a judgment by a court of another jurisdiction.

As a distributor and direct marketer of specialty MRO products, our business has significant working capital needs. Our principal working capital need is for inventory and trade accounts receivable, which have generally increased with growth in our business. Our principal sources of cash to fund our working capital needs are generated from operating activities and borrowings under our revolving credit facility.

We aggressively manage our working capital need through our common information technology and logistics platform. For instance, our purchasing process is driven by an inventory management system that forecasts demand based on customer ordering patterns. This system monitors our inventory and alerts our purchasing managers of items approaching low stocking levels. We balance ordering and carrying costs in an effort to minimize total inventory costs. Forecasting is automated and is based on historical demand or seasonally adjusted projected demand. Our system assists in determining which items fit seasonal demand patterns. Demand forecasts are adjusted by trend factors that reflect changes in expected sales or general business trends. Automated procedures recommend safety stock levels based on frequency of item sales. When an item reaches re-order point, our system can automatically generate a replenishment purchase, the purchasing manager can initiate an automatic purchase order or the purchasing manager can manually build a purchase order.

Management information systems

We operate a customer service and inventory management system that allows us to manage customer relationships and to administer and distribute thousands of products. Our systems encompass all major business functions for each of our main brands and enable us to receive and process orders, manage inventory, verify credit and payment history, generate customer invoices, receive payments and manage our proprietary mail order customer lists. We have consistently invested in our information technology, as we believe that the efficiency and flexibility of our information system are critical to the success of our business.

Our information systems have been instrumental in our efforts to streamline our inventory management processes. Our information systems track each item of our inventory and its location within our distribution network. By monitoring inventory levels, we are able to quickly reorder products or shift inventory through our distribution network in order to ensure product availability. Our systems also allow us to monitor sales of products, enabling us to eliminate products that do not perform to our sales targets. Our information systems have also allowed us to create a more efficient order fulfillment process. All of our local distribution centers are linked to our information systems, which provide them with real-time access to inventory availability, order tracking and customer creditworthiness.

We constantly seek new ways to generate additional efficiencies, such as by utilizing e-commerce. With brand-specific websites, our customers can browse our catalogs and use the internet to send electronic purchase orders to our order entry system. Our customers can integrate this system into their own purchase order systems, thereby making their supply chain operate more seamlessly. In addition, we offer our customers the option of receiving invoices electronically. For customers that place frequent orders and have the ability to receive electronic invoices, this program can dramatically reduce ordering costs by eliminating invoice handling and automating the matching and payment process. We believe that by offering services like electronic purchasing and invoicing, which remove transaction costs from the supply chain, we encourage our customers to use us as their single source of MRO supplies.

Competition

The MRO product distribution industry is a large, fragmented industry that is highly competitive. Competition in our industry is primarily based upon product line breadth, product availability, service capabilities and price. We face significant competition from national and regional distributors, such as Hughes Supply, Hughes MRO, Home Depot Supply, Inc., Ferguson and W.W. Grainger, Inc. Each of these competitors markets their products through the use of direct sales forces as well as direct mail and catalogs. In addition, we face competition from traditional channels of distribution such as retail outlets, small dealerships and large warehouse stores, including Home Depot and Lowe's. We also compete with buying groups formed by smaller distributors, Internet-based procurement service companies, auction businesses and trade exchanges.

We expect that competition in our industry will increase in the future. The MRO product distribution industry is consolidating, as traditional MRO product distributors attempt to achieve economies of scale and increase efficiency. Furthermore, MRO product customers are continuing to seek low cost alternatives to replace traditional methods of purchasing and sources of supply. We believe that the current trend is for customers to reduce the number of suppliers and rely on lower cost alternatives such as direct mail and/or integrated supply arrangements, which will contribute to competition in our industry. Finally, we expect that new competitors will develop over time as Internet-based enterprises become more established and reliable and refine their service capabilities.

Environmental matters

We are subject to certain federal, state and local environmental laws and regulations, including those governing the management and disposal of, and exposure to, hazardous materials and the cleanup of contaminated sites. While we could incur costs as a result of liabilities under, or violations of, such environmental laws and regulations or arising out of the presence of hazardous materials in the environment, including the discovery of any such materials resulting from historical operations at our sites, we do not believe that we are subject to any such costs that are material. Furthermore, we believe that we are in compliance in all material respects with all environmental laws and regulations applicable to our facilities and operations.

Properties

Our corporate headquarters is located in Jacksonville, Florida.

We operate the following distribution facilities and contractor showrooms(1):

Distribution center	Square footage		Distribution center	Square footage

Birmingham, Al	30,618		Ekridge, MD	126,504
Tempe, AZ	42,081		Farmington Hills, MI	70,035
Cerritos, CA	39,455		St. Louis, MO	59,777
Hayward, CA	26,144		Charlotte, NC	45,600
Ontario, CA	46,200(1)		Mt. Laurel, NJ	70,000
Sacramento, CA	48,235		Pinebrook, NJ	6,500(1)
San Diego, CA	24,705		Teterboro, NJ	5,400(1)
Edmonton, CN	7,557		North Las Vegas, NV	36,000
Oakville, CN	17,069		Las Vegas, NV	11,277
Aurora, CO	69,500		Brentwood, NY	42,000	*
Denver, CO	5,042(1)		Depew, NY	21,728
Clearwater, FL	8,640(1)		Cincinnati, OH	33,711
Hollywood, FL	53,600		Columbus, OH	36,264
Jacksonville, FL	8,400		Oklahoma City, OK	15,340(1)
Jacksonville, FL	47,370		Bristol, PA	55,000
Miami, FL	17,920(1)		Leetsdale, PA	37,000
Orlando, FL	30,000		Pittsburgh, PA	26,662(1)
Pompano Beach, FL	78,000		Hato Tejas, PR	23,657
Tampa, FL	40,000		Florence, SC	34,000
Doraville, GA	52,320		Fayetville, TN	40,000
Marietta, GA	10,160(1)		Nashville, TN (NDC)	317,085
Carol Stream, IL	42,106		Memphis, TN	17,580
Crestwood, IL	6,000(1)		Nashville, TN	24,900
Wheeling, IL	5,783(1)		Dallas, TX	15,697(1)
Fishers, IN	44,840		El Paso, TX	42,837
Lenexa, KS	22,482		Fort Worth, TX	10,000(1)
Jeffersontown, KY	8,700		Grand Prairie, TX	106,245
Louisville, KY	38,040		Houston, TX	64,000
Louisville, KY	60,000	*	San Antonio, TX	19,200
Harahan, LA	33,000		Seattle, WA	38,218
Woburn, MA	5,015(1)		Lynwood, WA	5,472(1)
Worcester, MA	60,108		New Berlin, WI	9,264(1)
Baltimore, MD	5,400(1)

*
Owned properties

Trademarks

We or our Parent have registered and nonregistered trade names and trademarks covering the principal brand names and product lines under which our products are marketed, including Wilmar®, Sexauer®, Maintenance USA®, Barnett®, U.S. Lock®, Hardware Express®, SunStar® and AF Lighting™. We believe that our trademarks and other proprietary rights are important to our success and our competitive position. Accordingly, our policy is to pursue and maintain registration of our trade names and trademarks whenever possible and to oppose vigorously any infringement or dilution of our trade names and trademarks.

Litigation

We are involved in various legal proceedings in the normal course of our business. In the opinion of management, none of the proceedings are material in relation to our consolidated financial statements.

Employees

As of December 31, 2004, we had approximately 2,350 employees, of whom 108 were unionized. Currently we or our Parent have two labor agreements in place: one for our Mt. Laurel, New Jersey distribution center and one for our Elkridge, Maryland distribution center. The Mt. Laurel, New Jersey agreement was renegotiated on October 18, 2004 and will expire on October 15, 2007. The total number of employees within this bargaining unit is 65. The Elkridge, Maryland agreement was renegotiated on November 1, 2004 and will expire on October 31, 2007. The total number of employees within this bargaining unit is 43. We have not experienced any work stoppages resulting from management or union disagreements and believe that our employee relations are satisfactory.

Management

Directors and executive officers

The table below sets forth information regarding the directors and executive officers of Interline:

Name	Age	Position

Michael J. Grebe	47	President, Chief Executive Officer and Director
William E. Sanford	45	Executive Vice President and Chief Operating Officer
Thomas J. Tossavainen	36	Acting Chief Financial Officer; Vice President Finance and Treasurer
William R. Pray	58	Senior Vice President and Chief Merchandising Officer
Fred M. Bravo	48	Vice President, Field Sales
Pamela L. Maxwell	40	Vice President, Marketing
Laurence W. Howard	41	Vice President, General Counsel and Secretary
Ernest K. Jacquet	58	Chairman of the Board of Directors
Gideon Argov	48	Director
Christopher C. Behrens	44	Director
John J. Gavin	48	Director
Barry J. Goldstein	62	Director
Charles W. Santoro	45	Director
Drew T. Sawyer	37	Director

Michael J. Grebe has served as a director of Interline since May 2000, the President of Interline since October 1999 and the Chief Executive Officer of Interline since January 2002. Previously, he served as the Chief Operating Officer of Interline from November 1998 to June 2004. He has also served as President, Chief Executive Officer and Director of our Parent since June 2004. Prior to joining Interline, Mr. Grebe served as a Group Vice President of Airgas, Inc., or Airgas, a distributor of industrial gases, from 1997 to 1998. Mr. Grebe joined Airgas following its acquisition of IPCO Safety, Inc., a national alternate channel marketer of industrial safety supplies, of which he served as President from 1991 to 1996. Mr. Grebe serves on the board of directors of Restaurant Technologies Inc.

William E. Sanford has served as Executive Vice President of Interline since January 2002 and as the Chief Operating Officer of Interline since June 2004. Previously, he served as the Senior Vice President of Interline from April 1999 to January 2002, Chief Financial Officer from April 1999 to June 2004 and Secretary from April 1999 to May 2004. He has also served as Executive Vice President and Chief Operating Officer of our Parent since June 2004. Prior to joining Interline, Mr. Sanford served as Vice President, Corporate Development of MSC Industrial Direct Co., Inc., a distributor of industrial supplies, from January 1998 to March 1999. Prior to 1998, Mr. Sanford held various positions at Airgas, serving as Executive Vice President, Sales & Marketing from 1995 to 1998 and as President of its Pacific Northwest subsidiary from 1988 to 1993.

Thomas J. Tossavainen was appointed acting Chief Financial Officer of Interline and its Parent, effective March 17, 2005, until Interline completes a process to determine a permanent Chief Financial Officer. Mr. Tossavainen will continue to serve as the Vice President, Finance and Treasurer of Interline and its Parent, a position he has held since August 2001 in respect of Interline and June 2004 in respect of its Parent. Prior to joining Interline, Mr. Tossavainen served as the Director of Strategic Projects—Treasury at Airgas, Inc. from August 2000 to August 2001 and in prior positions with Airgas from 1996.

William R. Pray has served as Senior Vice President and Chief Merchandising Officer of Interline since March 2002. Previously, he served as a director of Interline from October 2000 to June 2004. He has also served as the President and Chief Merchandising Office of our Parent since June 2004. Prior to joining Interline, Mr. Pray served as President and Chief Operating Officer of Waxman Industries, Inc., the former parent of Barnett, from June 1995 to April 1996, resigning from these positions upon the consummation of the initial public offering of Barnett, serving as President and Chief Executive Officer for Barnett until September 2000. From February 1991 to February 1993, Mr. Pray served as Senior Vice President-President of Waxman Industries Inc.'s U.S. operations, after serving as President of its Mail Order/Telesales Group since 1989.

Fred M. Bravo has served as Vice President, Field Sales of Interline since October 2001 and of our Parent since June 2004. Mr. Bravo previously served as the National Sales Manager, Director of Sales and Vice President, Sales of Interline Opco. Prior to joining Interline Opco, Mr. Bravo served as Vice President of Sales of HMA Enterprises, Inc., a Texas-based MRO parts wholesaler, from 1987 to 1996. Mr. Bravo served as Vice President, Sales for Cherokee Holdings, Inc., a Houston based MRO wholesaler from 1985 to 1987.

Pamela L. Maxwell has served as Vice President of Marketing of Interline since January 2001 and of our Parent since June 2004. Prior to joining Interline Opco, Ms. Maxwell served as President of Airgas Rutland Tool & Supply Co., Inc., a subsidiary of Airgas and a direct marketing distributor of metalworking products and MRO supplies, from November 1998 to December 2000. During her 17-year career at Airgas, Ms. Maxwell held a variety of positions ranging from sales management in the gas distribution division to marketing management in the direct industrial division.

Laurence W. Howard has served as Vice President, General Counsel and Secretary of Interline since May 2004 and of our Parent since June 2004. Prior to joining Interline Opco, Mr. Howard served as the Vice President, Legal Services of Bombardier Capital Inc., the financial services division of Bombardier Inc., from April 2002 through April 2004 and as the Assistant General Counsel from April 1999 through April 2002.

Ernest K. Jacquet has served as Chairman of the Board of Directors of both Interline and our Parent since June 2004 and as a director of Interline since May 2000. Mr. Jacquet is a co-founder and a Co-Chief Executive Officer of Parthenon Capital, one of the principal stockholders of our Parent. Prior to founding Parthenon Capital in 1998, Mr. Jacquet was a general partner of Summit Partners from April 1990 through May 1998 and a principal of Bain Capital. In addition, he was a director of Wilmar Industries, Inc., our corporate predecessor, from 1995 until May 2000. Mr. Jacquet also serves on the boards of directors of Atkins Nutritionals, Inc., Canongate Golf, LLC, Creditek, LLC, Pharmedica Holdings, LLC, RePipe, Inc. and Spheris.

Gideon Argov has served as a director of Interline since August 2001 and of our Parent since June 2004. Mr. Argov is currently the Chief Executive Officer of Mykrolis Corporation, a producer of semi-conductor manufacturing equipment. From 2001 to November 2004, he was a Managing Director of Parthenon Capital. His responsibilities at Parthenon Capital included working with several of Parthenon Capital's portfolio companies on strategy formulation and implementation, as well as finding and originating new investments. Prior to joining Parthenon Capital, Mr. Argov served as Chairman, President and CEO of Kollmorgen Corporation from 1991 to 2000. Mr. Argov serves on the boards of directors of Mykrolis Corporation, Helix Technologies and Fundtech.

Christopher C. Behrens has served as a director of Interline since May 2000 and of our Parent since June 2004. Mr. Behrens is currently a Partner of J.P. Morgan Partners, LLC, the investment advisor of one of our principal stockholders, and was a Partner of its predecessor, Chase Capital Partners. Prior to being a Partner, he was a Principal of Chase Capital Partners from 1992 to 1999. Mr. Behrens serves on the boards of directors of Berry Plastics Corporation, Brand Services, Inc., as well as a number of private companies.

John J. Gavin has served as a director both of Interline and our Parent since June 2004. Mr. Gavin served as a Director, President and Chief Operating Officer of Right Management Consultants from January 1999 to January 2004, and as Executive Vice President of Right Management Consultants from December 1996 through December 1998. Prior to joining Right Management Consultants, Mr. Gavin was with Andersen Worldwide from 1978 through 1996, where he was named a Partner in 1990. Mr. Gavin also currently serves on the boards of directors for Opinion Research Corporation and Catholic Health East, a multi-institutional, Catholic health system.

Barry J. Goldstein has served as a director of Interline since April 2004 and of our Parent since June 2004. In October 2000, Mr. Goldstein retired as Executive Vice President and Chief Financial Officer of Office Depot, Inc., which he joined as Chief Financial Officer in May 1987. Mr. Goldstein was with Grant Thornton from 1969 through May 1987 where he was named a partner in 1976.

Charles W. Santoro has served as a director of Interline since May 2000 and of our Parent since June 2004. Mr. Santoro is a co-founder and Managing Partner of Sterling Investment Partners, L.P., one of our principal stockholders. Before founding Sterling Investment Partners in December 1999, Mr. Santoro was Vice Chairman, Investment Banking Division of Paine Webber Group Inc. from 1995 to May 2000. Prior to joining PaineWebber in 1995, Mr. Santoro was a Managing Director of Smith Barney Inc. in charge of the firm's Multi- Industry Group and New Business Development Group. Prior to that, Mr. Santoro was responsible for Smith Barney's cross-border investment banking activities in New York and London, where he sat on that firm's international board of directors. Mr. Santoro currently serves on the Board of Visitors of Columbia College.

Drew T. Sawyer has served as a director of Interline since May 2000 and of our Parent since June 2004. Mr. Sawyer is currently a Managing Director of Parthenon Capital, LLC. He was a founding member at Parthenon Capital as a Principal from 1998 to 2000. Prior to joining Parthenon Capital, Mr. Sawyer was a Principal at Parthenon Group from 1995 to 1998. Mr. Sawyer serves on the boards of directors of Atkins Nutritionals, Inc., Canongate Golf, LLC, Franco Apparel Group, Inc. and Restaurant Technologies Inc.

There are no family relationships among any of our directors or executive officers.

Board structure and compensation

Committees

Board committees are constituted at the Parent level. Our Parent's board of directors currently has three standing committees: the Audit Committee, the Nominating and Governance Committee and the Compensation Committee.

The primary purpose of the Audit Committee of our Parent is to assist our Parent's board in monitoring the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our audit function and of our independent registered public accounting firm and our compliance with legal and regulatory requirements. Messrs. Goldstein, Gavin and Sawyer serve on the Audit Committee. In addition within 12 months of our Parent's initial public offering, which took place on December 16, 2004, our Parent's board will appoint a new independent member to the Audit Committee to replace Mr. Sawyer, who does not qualify as "independent" under relevant guidelines because of his relationship with one of our Parent's principal stockholders. Mr. Goldstein serves as chairman of the audit committee and also qualifies as an independent "audit committee financial expert" as such term has been defined by the SEC in Item 401(h)(2) of Regulation S-K.

The nominating and governance committee of our Parent has the authority to identify individuals qualified to become board members, consistent with criteria approved by our Parent's board, and to select, or to recommend that our Parent's board select, the director nominees for the next annual meeting of stockholders; develop and recommend to our Parent's board a set of corporate governance principles applicable to the company; oversee the evaluation of our Parent's board and management; and annually evaluate its performance. The nominating and governance committee consists of Messrs. Argov, Behrens, Jacquet and Gavin. Mr. Gavin serves as Chairman of the Nominating and governance committee.

The compensation committee of our Parent has the authority to approve salaries and bonuses and other compensation matters for our Parent's officers (who are the same persons as our officers). In addition, the compensation committee of our Parent has the authority to approve employee benefit plans as well as administer our 2000 Stock Award Plan and our Parent's 2004 Equity Incentive Plan. The compensation committee consists of Messrs. Argov, Santoro and Behrens. Mr. Argov serves as Chairman of the compensation committee.

Compensation committee interlocks and insider participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers who serve on our or our Parent's board of directors or our Parent's compensation committee.

Directors' compensation

Our and our Parent's directors, other than those who are our employees, receive an annual retainer of $40,000 payable quarterly in cash, the chair of our Parent's audit committee receives in addition to the annual retainer an annual fee of $10,000 and the chairs of the other committees of our Parent's board receive in addition to the annual retainer, annual fees of $5,000 each payable in cash. In addition, in connection with the Transactions, two directors who are not affiliated with any of Parent's principal stockholders were each awarded 20,000 options to purchase shares of our common stock with a fair market value exercise price and 5,000 restricted stock awards immediately prior to the completion of the Offering. These restricted stock awards vest pro rata over two years. In addition, each director who is not an employee receives an annual award of 10,000 options to purchase shares of our common stock with a fair market value exercise price. Options and restricted stock awards are awarded under and governed by our Parent's 2004 Equity Incentive Plan. Other than as described above, no awards of common stock or options were made to our non-employee directors in connection with the Offering. No additional fees will be paid to directors for attendance at board meetings. All director compensation is contingent upon a director attending a minimum of 75% of our meetings each year. See "—2004 Equity Incentive Plan" for more information.

Executive compensation

The following table sets forth information relating to the compensation awarded to, earned by or paid by Interline to our and Parent's President and Chief Executive Officer, Michael J. Grebe, and each of our four other most highly compensated executive officers whose individual compensation exceeded $100,000 during fiscal 2004 for services rendered to us, to whom we collectively refer as our "named executive officers."

		Annual Compensation
										Restricted Stock Awards	Securities Underlying Options/SARs
Name and Principal Position	Year	Salary		Bonus			Other Annual Compensation						All Other Compensation

Michael J. Grebe President, Chief Executive Officer and Director	2004 2003 2002	$ $ $	400,181 364,202 342,807	$ $ $	2,971,438 263,356 222,525	(1)	$ $ $	19,250 18,354 67,500	(2) (3)	$818,450	622,635	(7)	$1,475,378	(8)

William E. Sanford Executive Vice President and Chief Operating Officer	2004 2003 2002	$ $ $	358,830 326,920 308,923	$ $ $	2,613,215 216,639 199,950	(1)	$ $ $	18,440 17,940 69,467	(4) (3)	$609,600	483,514	(7)	$1,475,382	(8)

William R. Pray Senior Vice President, Chief Merchandising Officer	2004 2003 2002	$ $ $	536,272 493,440 472,320	$ $ $	294,900 218,100 193,500		$ $ $	127,526 114,075 106,313	(5) (5) (5)				$566,621(9)

Fred M. Bravo Vice President, Field Sales	2004 2003 2002	$ $ $	194,921 152,016 139,615	$ $ $	281,515 58,887 48,375	(1)	$ $ $	37,101 34,400 20,600	(6)	$172,700	155,444	(7)

Pamela L. Maxwell Vice President, Marketing	2004 2003 2002	$ $ $	175,893 151,616 150,906	$ $ $	268,408 57,506 48,536	(1)	$ $ $	11,835 11,004 7,862		$172,700	124,314	(7)

(1) Includes Initial Public Offering one-time bonus of $2,591,970 for Mr. Grebe, $2,272,956 for Mr. Sanford, $185,000 for Mr. Bravo and $185,000 for Ms. Maxwell paid upon the consummation of the Company's initial public offering.

(2) Includes annual automobile allowance of $12,750 and matching contributions to 401(k) plan of $6,500.

(3) Includes a relocation fee of $50,000.

(4) Includes annual automobile allowance of $11,940 and matching contributions to 401(k) plan of $6,500.

(5) Includes annual automobile allowance of $18,831, $18,887 and $18,887 in 2004, 2003 and 2002, respectively, medical reimbursement allowance of $22,565, $20,258 and $8,484 in 2004, 2003 and 2002, respectively, and the dollar value of the premiums paid prior to the initial public offering for the term portion of the split dollar life insurance policies on the life of Mr. Pray ($59,140 per year), which were terminated in June 2004.

(6) Includes annual housing allowance of $24,000 and annual automobile allowance of $9,600.

(7) Options to purchase certain shares of Common Stock were granted at an exercise price equal to or in excess of the fair market value of the shares on the date of grant. At the grant date 100% were immediately vested and exercisable.

The executives are only permitted to sell shares acquired upon the exercise of the options in 25% increments over a four year period. However, the option agreements provide that shares otherwise to be delivered to the executive upon exercise of the option may be used to satisfy taxes. Mr. Grebe was granted 371,289 stock options with an exercise price of $15.00, 125,673 stock options with an exercise price of $21.75, and 125,673 stock options with an exercise price of $26.25. Mr. Sanford was granted 286,028 stock options with an exercise price of $15.00, 98,743 stock options with an exercise price of $21.75, and 98,743 stock options with an exercise price of $26.25. Mr. Bravo and Ms. Maxwell were granted 155,444 and 124,314 stock options, respectively, with an exercise price of $15.00. We have not granted any stock appreciation rights.

(8) Represents the forgiveness of outstanding loans prior to the Offering to Mr. Grebe in the amount of $937,603 and Mr. Sanford of $937,605, and the reimbursement of income taxes in respect of taxes associated with such forgiveness in the amount of $537,775 for Mr. Grebe and $537,777 for Mr. Sanford.

(9) Split dollar life insurance policies on the life of Mr. Pray were terminated in June 2004, and upon termination, the amount paid to Mr. Pray was $566,621.

Parent options grants during fiscal 2004

Our Parent granted the following stock option awards to our named executive officers in 2004. Neither we nor our Parent have granted any stock appreciation rights.

Name	Number of Securities Underlying Options Granted(1)	Percentage of Total Options Granted to Employees in 2004	Exercise price (per share)	Expiration Date	Present Value of Grant at Grant Date($)(2)

Michael J. Grebe	371,289 125,673 125,673	15.3% 5.2% 5.2%	15.00 21.75 26.25	12/16/2014 12/16/2014 12/16/2014	1,897,287 388,330 282,764
William E. Sanford	286,028 98,743 98,743	11.8% 4.1% 4.1%	15.00 21.75 26.25	12/16/2014 12/16/2014 12/16/2014	1,461,603 305,116 222,172
William R. Pray	—	—	—	—	—
Fred M. Bravo	155,444	6.4%	15.00	12/16/2014	794,319
Pamela L. Maxwell	124,314	5.1%	15.00	12/16/2014	635,245

(1) These options were granted at an exercise price equal to or in excess of the fair market value of the shares on the date of grant. At the grant date 100% were immediately vested and exercisable. Management is only permitted to sell shares acquired upon the exercise of the options in 25% increments over a four year period. However, the option agreements provide that shares otherwise to be delivered to the executive upon exercise of the option may be used to satisfy taxes.

(2) The present value of stock option grants is determined using the Black-Scholes option-pricing model with the following assumptions:

Expected Life	5 years
Risk-free interest rate	3.71%
Volatility	31.0%
Dividend yield	0.0%

Aggregated parent option exercises in fiscal 2004 and year-end option values

None of our named executive officers exercised any of their options during fiscal 2004. The following table sets forth exercisable and unexercisable stock options held by each of our named executive officers as of December 31, 2004.

Name	Shares acquired on exercise(#)	Value Realized($)	Number of Securities Underlying Unexercised Options as of December 31, 2004 Exercisable/ Unexercisable	Value of unexercised in-the-money options at fiscal year ($) Exercisable/ Unexercisable

Michael J. Grebe	—	—	623,543/0	$961,640/0
William E. Sanford	—	—	484,138/0	$740,821/0
William R. Pray	—	—	—	—
Fred M. Bravo	—	—	155,459/0	$402,600/0
Pamela L. Maxwell	—	—	124,329/0	$321,974/0

Incentive plans

2000 Stock award plan

Under our 2000 Stock Award Plan, or the Stock Award Plan, the Parent's Compensation Committee may award a total of 6,395 shares of its common stock in the form of incentive stock options (which may be awarded to key employees only), nonqualified stock options, stock appreciation rights, or SARs, and restricted stock awards, all of which may be awarded to its directors, officers, key employees and consultants. Shares subject to any unexercised options granted under the Stock Award Plan, which have expired or terminated, become available for issuance again under the Stock Award Plan. During any one-year period during the term of the Stock Award Plan, no participant may be granted options which in the aggregate exceed 2,741 shares of the Parent's common stock authorized for issuance pursuant to the Stock Award Plan. The exercise price per share for an incentive stock option may not be less than 100% of the fair market value of a share of the Parent's common stock on the grant date. The exercise price per share for an incentive stock option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of Interline's stock may not be less than 110% of the fair market value of a share of its common stock on the grant date, and may not be exercisable after the expiration of five years from the date of grant. SARs may be granted either in tandem with another award or freestanding and unrelated to another award. The Parent's Compensation Committee will determine in its sole discretion whether a SAR is settled in cash, shares or a combination of cash and shares. The Parent's Compensation Committee has full discretion to administer and interpret the Stock Award Plan, to adopt such rules, regulations and procedures as it deems necessary or advisable, and to determine the persons eligible to receive awards, the time or times at which the awards may be exercised, and whether and under what circumstances an award may be exercised.

2004 equity incentive plan

In December 2004, our Parent adopted the 2004 Plan. The purpose of the 2004 Plan is to give Interline a competitive edge in attracting, retaining and motivating employees, directors and consultants and to provide us with a stock plan providing incentives directly related to increases in our stockholder value.

Our Parent's Compensation Committee administers the 2004 Plan. Directors, officers, employees or consultants of our Parent or its subsidiaries or affiliates are eligible for awards under our

2004 Plan. Our Parent's Compensation Committee has the sole and complete authority to determine who will be granted an award under the plan.

Number of Shares Authorized.    The number of shares of our Parent's common stock initially available for award under our 2004 Plan was 3,175,000. No participant may be granted awards of options or stock appreciation rights with respect to more than 600,000 shares of common stock in any one calendar year, provided that such number shall be adjusted on account of changes in the capital structure, and shares otherwise counted against such number, only in a manner that will not cause options or stock appreciation rights granted under the 2004 Plan to fail to qualify as "performance-based compensation" under Section 162 (m) of the Code. No more than 150,000 shares of common stock may be granted under our 2004 Plan with respect to restricted share units or restricted stock in any one calendar year to any one participant. If any award is forfeited, or if any option terminates, expires or lapses without being exercised, shares of our common stock subject to such award will again be available for future grant. If there is any change in our corporate capitalization, the Committee in its sole discretion may make substitutions or adjustments to the number of shares reserved for issuance under our 2004 Plan, the number of shares covered by awards then outstanding under our 2004 Plan, the limitations on awards under our 2004 Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.

The 2004 Plan expires in December 2014, and no further awards may be granted after that date.

Our Parent's Compensation Committee may grant awards of nonqualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted share units, stock bonus awards, or any combination of the foregoing.

Options.    Our Parent's Compensation Committee is authorized to grant options to purchase shares of common stock that are either "qualified," meaning they satisfy the requirements of Section 422 of the Code for incentive stock options, or "nonqualified," meaning they are not intended to satisfy the requirements of Section 422 of the Code. Under the terms of our 2004 Plan, the exercise price of the options will not be less than the fair market value of our Parent's common stock at the time of grant. Options granted under the plan are subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by our Parent's Compensation Committee and specified in the applicable award agreement. The maximum term of an option granted under the plan is 10 years from the date of grant (or five years in the case of a qualified option granted to a 10% stockholder). Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) which have been held by the participant for at least six months, have been purchased on the open market, or the Compensation Committee may, in its discretion, allow payment to be made through a broker-assisted cashless exercise mechanism or by such other method as the Committee may determine.

Our Parent's Compensation Committee is authorized to award stock appreciation rights often referred to as SARs under the 2004 Plan. The SARs will be subject to the terms and conditions established by the Committee. The terms of the SARs shall be subject to terms established by the Compensation Committee and reflected in the award agreement.

Restricted share unit awards.    Our Parent's Compensation Committee is authorized to award restricted share units. The restricted share unit awards will be subject to the terms and conditions established by the Committee.

Restricted stock.    Our Parent's Compensation Committee is authorized to award restricted stock under our 2004 Plan. The awards of restricted stock will be subject to the terms and conditions established by the Committee. Restricted stock is common stock that generally is non-transferable and is subject to other restrictions determined by the Committee for a specified period. Unless the Committee determines otherwise, or specifies otherwise in an award agreement, if the participant terminates employment during the restricted period, then any unvested restricted stock is forfeited.

Stock bonus awards.    Our Parent's Compensation Committee is authorized to grant awards of unrestricted shares, either alone or in tandem with other awards, under such terms and conditions as the Committee may determine.

Performance criteria.    Our Parent's Compensation Committee may condition the vesting of any award granted under our 2004 Plan on the satisfaction of certain performance goals. The Committee may establish these performance goals with reference to one or more of the following: (i) earnings (gross, net or per share), (ii) stock price (absolute or relative to other companies), (iii) market share, (iv) gross or net profit margin, (v) costs or expenses, (vi) return on equity, (vii) sales, (viii) EBITDA, (ix) return on capital or equity, (x) total stockholder return, or (xi) net income.

Equity compensation plan information at December 31, 2004

The following table sets forth information as of December 31, 2004 regarding compensation plans under which Parent's equity securities are authorized for issuance.

			(c)
			Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)
Plan Category	Number of securities to be issued upon exercise of outstanding options	Weighted-average exercise price of outstanding options ($)

Equity compensation plans approved by security holders	2,468,009	$17.61	527,566(1)
Equity compensation plans not approved by security holders	—	—	—

Total	2,468,009	$17.61	527,566(1)

(1)
Reduced by the restricted stock awards granted to management pursuant to the 2004 Equity Plan and not included in column (a) because they are not options.

Employment agreements and other compensation

For purposes of this section, "we" refers both to us or our Parent, unless otherwise indicated.

Michael J. Grebe.    We have entered into an employment agreement with Mr. Grebe, which became effective August 13, 2004 and expires two years thereafter, subject to automatic one-year extensions at the beginning of each calendar year thereafter unless we or Mr. Grebe give at least 90 days' written notice of non-extension. We entered into an amendment to Mr. Grebe's employment agreement effective as of December 2, 2004. During the term of his agreement, Mr. Grebe will continue to serve as our President and Chief Executive Officer. Mr. Grebe's base salary pursuant to his employment agreement is $386,030, subject to annual cost of living increases of at least 5% as of the beginning of each calendar year. Mr. Grebe is also eligible for an annual cash bonus based upon the achievement of annual performance targets established by our Compensation Committee, with a maximum annual bonus of 120% of his base salary. Mr. Grebe is also eligible to continue to participate in the benefits plans and arrangements generally available to our senior executives. In addition, Mr. Grebe received a one-time bonus upon the closing of the IPO equal to $2,591,970. In accordance with his employment agreement, Mr. Grebe also received payment in 2004 of $537,775 in respect of taxes associated with the forgiveness of an outstanding loan immediately prior to the Offering.

Further, in the event of a change in control of our Parent, Mr. Grebe will be entitled to a success bonus in an amount which shall be negotiated in good faith and agreed upon between Mr. Grebe and us. This success bonus will be paid in cash to Mr. Grebe in a lump sum on the date of the closing of such change in control.

Mr. Grebe's employment may be terminated by us for cause (as defined in his employment agreement) upon 30 days' prior written notice. Upon termination of Mr. Grebe's employment for cause, we are required to pay his accrued and unpaid base salary and benefits through the date of termination. If Mr. Grebe's employment terminates due to disability or death, he or his estate will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of his base salary for a period of two years following the date of termination and (iii) a pro rata bonus for the calendar year in which termination occurs. If his employment is terminated by us without cause, or by Mr. Grebe for good reason (as defined in the employment agreement to include among other actions, a change in control of us), Mr. Grebe will be entitled to receive any accrued and unpaid base salary and benefits and severance equal to (i) two times his base salary payable in a lump sum and (ii) an amount equal to two times the average of the annual bonuses paid to him during the three years prior to his termination payable over a two year period following his termination. In the event Mr. Grebe is terminated in connection with a change in control of us, all of his severance will be paid in a lump sum. Mr. Grebe's employment agreement also provides for a tax gross-up for any amounts due or paid to him under the employment agreement or any of our other plans or arrangements that are considered an "excess parachute payment" under the U.S. Internal Revenue Code. In addition, Mr. Grebe will be entitled to continuation of certain health and welfare benefits at our expense for a period of two years following his termination. The termination of Mr. Grebe's employment at the end of the initial term or any successive one-year renewal period on account of us giving notice to Mr. Grebe of our desire not to extend the term will be treated as a termination without cause entitling Mr. Grebe to severance.

All severance payments under this agreement are conditioned upon and subject to Mr. Grebe's execution of a general waiver and release. Mr. Grebe is subject to a non-compete agreement during his employment and for the period ending on the later of the expiration of (i) one year following the termination of his employment by us for cause or by Mr. Grebe without good reason and (ii) two years following the termination of his employment by us without cause or by Mr. Grebe for good reason. In addition, following the termination of his employment by us for cause or by Mr. Grebe without good reason, Mr. Grebe is subject to a one year prohibition against the solicitation of (i) clients who were our clients within the six month period prior to his termination of employment and (ii) any of our employees. Mr. Grebe is also subject to a confidentiality agreement during and after his employment with us.

The Parent awarded Mr. Grebe immediately prior to and in connection with the IPO, stock options to purchase 371,289 shares of our Parent's common stock with an exercise price equal to the fair market value on the date of grant, stock options to purchase 251,346 shares of our Parent's common stock with an exercise price in excess of fair market value on the date of grant, and granted him 54,563 Parent restricted stock awards under the 2004 Equity Incentive Plan, the terms and conditions of which are to be governed by the applicable award agreement. See the prior description of the 2004 Equity Incentive Plan.

William E. Sanford.    We have entered into an employment agreement with Mr. Sanford, which became effective on August 13, 2004 and expires two years thereafter, subject to automatic one-year extensions at the beginning of each calendar year thereafter unless we or Mr. Sanford give at least 90 days' written notice of non-extension. We entered into an amendment to Mr. Sanford's employment agreement effective as of December 2, 2004. During the term of his agreement, Mr. Sanford will serve as our Executive Vice President and Chief Operating Officer. Mr. Sanford's base salary pursuant to his employment agreement is $346,143, subject to annual cost of living increases of at least 5% as of the beginning of each calendar year. Mr. Sanford is also eligible for an annual cash bonus based upon the achievement of annual performance targets established by our Parent's Compensation Committee, with a maximum annual bonus of 120% of his base salary. Mr. Sanford is eligible to continue to participate in the benefits plans and arrangements generally available to our senior executives. In addition, Mr. Sanford received a one-time bonus upon the closing of the IPO equal to $2,272,956. In accordance with his employment agreement, Mr. Sanford also received payment in 2004 of $537,777 in respect of taxes associated with the forgiveness of an outstanding loan immediately prior to the IPO.

Further, in the event of a change in control of our Parent, Mr. Sanford will be entitled to a success bonus in an amount which shall be negotiated in good faith and agreed upon between Mr. Sanford and us. This success bonus will be paid in cash to Mr. Sanford, in a lump sum on the date of the closing of such change in control.

Mr. Sanford's employment may be terminated by us for cause (as defined in his employment agreement) upon 30 days' prior written notice. Upon termination of Mr. Sanford's employment for cause, we are required to pay his accrued and unpaid base salary and benefits through the date of termination. If Mr. Sanford's employment terminates due to disability or death, he or his estate will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of his base salary for a period of two years following the date of termination and (iii) a pro rata bonus for the calendar year in which termination occurs. If his employment is terminated by us without cause, or by Mr. Sanford for good reason (as defined in the employment agreement to include among other actions, a change in control of us),

Mr. Sanford will be entitled to receive any accrued and unpaid base salary and benefits and severance equal to (i) two times his base salary payable in a lump sum and (ii) an amount equal to two times the average of the annual bonuses paid to him during the three years prior to his termination payable over a two year period following his termination. In the event Mr. Sanford is terminated in connection with a change in control of us, all of his severance will be paid in a lump sum. Mr. Sanford's employment agreement also provides for a tax gross-up for any amounts due or paid to him under the employment agreement or any of our plans or arrangements that are considered an "excess parachute payment" under the U.S. Internal Revenue Code. In addition, Mr. Sanford will be entitled to continuation of certain health and welfare benefits at our expense for a period of two years following his termination. The termination of Mr. Sanford's employment at the end of the initial term or any successive one-year renewal period on account of us giving notice to Mr. Sanford of our desire not to extend the term was to be treated as a termination without cause generally entitling Mr. Sanford to severance.

All severance payments under this agreement are conditioned upon and subject to Mr. Sanford's execution of a general waiver and release. Mr. Sanford is subject to a non-compete agreement during his employment and for the period ending on the later of the expiration of (i) one year following the termination of his employment by us for cause or by Mr. Sanford without good reason and (ii) two years following the termination of his employment by us without cause or by Mr. Sanford for good reason. In addition, following the termination of his employment by us for cause or by Mr. Sanford without good reason, Mr. Sanford is subject to a one year prohibition against the solicitation of (i) clients who were our clients within the six month period prior to his termination of employment and (ii) any of our employees. Mr. Sanford is also subject to a confidentiality agreement during and after his employment with us.

The Parent awarded Mr. Sanford immediately prior to and in connection with the IPO stock options to purchase 286,028 shares of our Parent's common stock with an exercise price equal to the fair market value on the date of grant, stock options to purchase 197,486 shares of our Parent's common stock with an exercise price in excess of fair market value on the date of grant, and granted him 40,640 Parent restricted stock awards under the 2004 Equity Incentive Plan, the terms and conditions of which are to be governed by the applicable award agreement. See the prior description of the 2004 Equity Incentive Plan.

William R. Pray.    We have entered into an amended and restated employment agreement with Mr. Pray effective December 15, 2004 and expiring December 31, 2005, subject to automatic one-year extensions unless we or Mr. Pray gives at least 60 days' written notice of non-extension. During the term of his agreement, Mr. Pray will serve as our Senior Vice President. The agreement provides that we will pay Mr. Pray a base salary of not less than $506,378 from December 15, 2004 through June 30, 2005 and from and after July 1, 2005 at a rate of $200,000. Mr. Pray is eligible to receive an annual bonus of no greater than $300,000 for 2004 and for 2005 he is entitled to a guaranteed bonus of $50,000, and for 2006 and thereafter $100,000. In connection with terminating a historical split dollar life insurance and deferred compensation arrangement, we made a one time payment to Mr. Pray of $566,621 in June 2004. Mr. Pray is eligible to continue to participate in the benefits plans and arrangements generally available to our other executives.

The agreement may be terminated by us for cause (as defined in his employment agreement). Upon termination of Mr. Pray's employment for cause, we will pay him his accrued and unpaid base salary and benefits (as defined in his employment agreement) through the date of termination. If Mr. Pray's employment terminates due to disability or death, he or his estate will be entitled to receive (i) any accrued and unpaid base salary and benefits and (ii) a pro rata bonus for the calendar year in which termination occurs. If Mr. Pray's employment is terminated by us without "cause," or by Mr. Pray for "good reason" (as defined in his employment agreement) prior to December 31, 2005, he will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of his base salary through December 31, 2005, and (iii) continuation of his health benefits and automobile allowance through December 31, 2006. If Mr. Pray is terminated by us "without cause" or by Mr. Pray for "good reason" after December 31, 2005, then he is entitled to continued automobile expense reimbursement and health benefits through December 31, 2006. Mr. Pray is required to provide us 30 days' advance written notice in the event he terminates his employment other than for "good reason." The termination of Mr. Pray's employment at the end of the initial term or any subsequent one-year renewal period on account of us giving notice to Mr. Pray of our desire not to extend the term will be treated as a termination without cause entitling Mr. Pray to severance.

All severance payments are conditioned upon and subject to Mr. Pray's execution of a general waiver and release. Mr. Pray is subject to a non-compete agreement during his employment and for two years thereafter. Mr. Pray is subject to a non-solicitation agreement during his employment and for three years thereafter. Mr. Pray is subject to a confidentiality agreement during and after his employment.

Pamela L. Maxwell.    We have entered into an employment agreement with Ms. Maxwell dated January 7, 2004, as amended September 27, 2004 and December 2, 2004. The term of Ms. Maxwell's agreement is from January 7, 2004 to January 7, 2005, subject to automatic one-year extensions unless we or Ms. Maxwell give at least 60 days' prior written notice of non-extension. The agreement provides that we will pay Ms. Maxwell a base salary of $161,737, subject to increase at the discretion of our President. Ms. Maxwell is eligible to receive an annual bonus of up to 50% of her base salary. In addition, Ms. Maxwell received a one-time bonus upon the closing of the IPO equal to $185,000.

The agreement may be terminated by us for "cause." Upon termination of Ms. Maxwell's employment for cause, we will pay her accrued and unpaid base salary and benefits (as defined in her employment agreement) through the date of termination. If Ms. Maxwell's employment terminates due to disability or death, she or her estate will be entitled to receive (i) any accrued and unpaid base salary and benefits and (ii) a pro rata bonus for the calendar year in which termination occurs. If her employment is terminated by us without "cause," or by Ms. Maxwell for "good reason," she will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of her base salary for a period of one year from the date of termination, (iii) continuation of her medical benefits and (iv) a pro rata bonus. Ms. Maxwell is required to provide us 30 days' advance written notice in the event she terminates her employment other than for "good reason." The termination of Ms. Maxwell's employment at the end of the initial term or any subsequent one-year renewal period on account of us giving notice to Ms. Maxwell of our desire not to extend the term will be treated as a termination without cause entitling Ms. Maxwell to severance.

All severance payments are conditioned upon and subject to Ms. Maxwell's execution of a general waiver and release. Ms. Maxwell is subject to a non-compete agreement during her employment and for one year thereafter. Ms. Maxwell is subject to a non-solicitation agreement during her employment and for two years thereafter. Ms. Maxwell is subject to a confidentiality agreement during and after her employment with us.

Fred M. Bravo.    We have entered into an employment agreement with Mr. Bravo dated January 7, 2004, as amended September 27, 2004 and December 2, 2004. The term of Mr. Bravo's employment agreement is from January 7, 2004 to January 7, 2005, subject to automatic one-year extensions unless we or Mr. Bravo give at least 60 days' prior written notice of non-extension. The agreement provides that we will pay Mr. Bravo a base salary of $166,368, subject to increase at the discretion of our President. Mr. Bravo is eligible to receive an annual bonus of up to 50% of his base salary. In addition, Mr. Bravo received a one-time bonus upon the closing of the IPO equal to $185,000.

The agreement may be terminated by us for "cause." Upon termination of Mr. Bravo's employment for cause, we will pay his accrued and unpaid base salary and benefits (as defined in his employment agreement) through the date of termination. If Mr. Bravo's employment terminates due to disability or death, he or his estate will be entitled to receive (i) any accrued and unpaid base salary and benefits and (ii) a pro rata bonus for the calendar year in which termination occurs. If his employment is terminated by us without "cause," or by Mr. Bravo for "good reason," he will be entitled to receive (i) any accrued and unpaid base salary and benefits, (ii) continuation of his base salary for a period of one year from the date of termination, (iii) continuation of his medical benefits and (iv) a pro rata bonus. Mr. Bravo is required to provide us 30 days' advance written notice in the event he terminates his employment other than for "good reason." The termination of Mr. Bravo's employment at the end of the initial term or any subsequent one-year renewal period on account of us giving notice to Mr. Bravo of our desire not to extend the term will be treated as a termination without cause entitling Mr. Bravo to severance.

All severance payments are conditioned upon and subject to Mr. Bravo's execution of a general waiver and release. Mr. Bravo is subject to a non-compete agreement during his employment and for one year thereafter. Mr. Bravo is subject to a non-solicitation agreement during his employment and for two years thereafter. Mr. Bravo is subject to a confidentiality agreement during and after his employment with us.

Security ownership of certain beneficial owners and management

Parent is the sole holder of all 100 issued and outstanding shares of our common stock, and of the only issued and outstanding share of our preferred stock.

The following table sets forth the number and percentage of the outstanding shares of common stock of Parent beneficially owned as of March 31, 2005 by:

  •
  each named executive officer;

  •
  each of our directors;

  •
  each person known to us to be the beneficial owner of more than 5% of the common stock of Parent; and

  •
  all of our executive officers and directors as a group.

	Parent common stock
Name and Address(1)	shares	percentage

Parthenon Partnerships(2)(3)	4,807,088	15.1
J.P. Morgan Partners (23A SBIC), L.P.(4)(5)	4,276,896	13.4
General Motors Investment Management Corporation(5)	2,926,706	9.2
Michael J. Grebe(6)	671,615	2.1
William E. Sanford(7)	536,235	1.6
William R. Pray	122,216	*
Pamela L. Maxwell(8)	124,439	*
Fred M. Bravo(9)	155,569	*
Ernest K. Jacquet(2)(3)	4,807,088	15.1
John C. Rutherford(2)(3)	4,807,088	15.1
Drew T. Sawyer(2)(10)	—	*
Christopher C. Behrens(11)	4,276,896	13.4
Charles W. Santoro(12)	1,063,150	3.3
Gideon Argov	4,000	*
Barry J. Goldstein(13)	20,000	*
John J. Gavin(14)	20,000	*
All executive officers and directors as a group (12 persons)	14,727,914	46.1

* Indicates less than 1% ownership.

(1)   Unless otherwise noted, the business address is Interline Brands, Inc., 801 W. Bay Street, Jacksonville, Florida 32204.

(2)   Parthenon Capital, LLC is the investment advisor to the following Parthenon partnerships: Parthenon Investors, L.P., PCIP Investors, J&R Founders Fund and Parthenon Investors II, L.P. Their business address is 75 State Street, Boston, Massachusetts 02109.

(3)   Includes common stock beneficially owned by Parthenon Investors, L.P., PCIP Investors, J&R Founders Fund and Parthenon Investors II, L.P. The Co-CEO's of Parthenon Capital, Mr. Jacquet and Mr. Rutherford, each have beneficial ownership of (i) 3,884,102 shares of common stock held by Parthenon Investors, L.P. through their indirect control of Parthenon Investment Advisors, LLC, the general partner of Parthenon Investors, L.P., (ii) 166,940 shares of common stock held by PCIP Investors, a general partnership of which they have control as general partners, (iii) 23,129 shares of common stock held by J&R Founders Fund, a general partnership of which they have control as general partners and (iv) 732,917 shares of common stock held by Parthenon Investors II, L.P., through their indirect control of PCap Partners II LLC, the general partner of Parthenon Investors II, L.P.

(4)   The general partner of JPMP (23A SBIC) is J.P. Morgan Partners (23A SBIC Manager), Inc., or JPMP (23A SBIC Manager), a wholly-owned subsidiary of J.P. Morgan Chase Bank, or JPM Chase Bank, a wholly-owned subsidiary of J.P. Morgan Chase & Co., or JPM Chase, a publicly traded company. Each of JPMP (23A SBIC Manager), JPM Chase Bank and JPM Chase may be deemed beneficial owners of the shares held by JPMP (23A SBIC), however, the foregoing shall not be construed as an admission that any of JPMP (23A SBIC Manager), JPM Chase Bank or JPM Chase is the beneficial owner of the shares held by JPMP (23A SBIC).

(5)   These shares are held by First Plaza Group Trust, for which JPMorgan Chase Bank serves as Trustee. The trust is a pension trust formed pursuant to the laws of the State of New York for the benefit of certain employee benefit plans of General Motors Corporation, or GM, its subsidiaries and unrelated employers. These shares may be deemed to be owned beneficially by General Motors Investment Management Corporation, or GMIMCo, a wholly-owned subsidiary of GM. GMIMCo is registered as an investment adviser under the Investment Advisers Act of 1940. GMIMCo's principal business is providing investment advice and investment management services with respect to the assets of certain employee benefit plans of GM, its subsidiaries and unrelated employers, and with respect to the assets of certain direct and indirect subsidiaries of GM and associated entities. GMIMCo is serving as investment manager with respect to these shares and in that capacity it has the sole power to direct the trustee as to the voting and disposition of these shares. Because of the trustee's limited role, beneficial ownership of the shares by the trustee is disclaimed. The address of GMIMCo is 767 Fifth Avenue, New York, New York 10153.

(6)   Includes 623,543 shares of common stock issuable pursuant to stock options.

(7)   Includes 484,138 shares of common stock issuable pursuant to stock options. Includes 500 shares of common stock owned by his wife.

(8)   Includes 124,329 shares of common stock issuable pursuant to stock options.

(9)   Includes 155,459 shares of common stock issuable pursuant to stock options.

(10) Mr. Sawyer is a Partner of PCIP Investors and a member of PCap Partners II, LLC, the general partner of Parthenon Investors II, L.P., but has no beneficial ownership of our shares as a result.

(11) Reflects the shares owned by JPMP (23A SBIC) due to his status as an executive officer of JPMP (23A SBIC Manager), the managing member of JPMP (23A SBIC), a wholly-owned subsidiary of JPM Chase Bank, a wholly-owned subsidiary of JPM Chase. Mr. Behrens disclaims beneficial ownership and the foregoing shall not be construed as an admission that Mr. Behrens is the beneficial owner of the shares held by JPMP (23A SBIC). The address of Mr. Behrens and JPMP (23A SBIC Manager) is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.

(12) The business address is 276 Post Road West, Connecticut 06880. Mr. Santoro is a managing member of Sterling Investment Partners Management, LLC, the general partner of Sterling Investment Partners, L.P. and disclaims beneficial ownership other than his membership interest.

(13) Includes 20,000 shares of common stock issuable pursuant to stock options.

(14) Includes 20,000 shares of common stock issuable pursuant to stock options.

Certain relationships and related transactions

Reorganization transactions

Prior to the IPO, business was conducted solely through Interline. Since our management team and significant stockholders wished to have a Delaware holding company issuer for the initial public offering, immediately prior to the closing of the IPO, Interline merged with and into Parent's subsidiary, Interline Subsidiary, Inc., with Interline surviving as our Parent's principal operating subsidiary.

In this reincorporation merger, shares of Interline preferred stock were converted into a combination of cash and shares of our Parent's common stock, and shares of Interline common stock were converted into shares of our Parent's common stock. The terms of each such conversion, including the number of shares of our Parent's common stock issued, was based upon the valuation of our company, which in turn was based on the initial public offering price to the public of shares of our Parent's common stock in the Offering that was determined by a negotiation between us and the representatives of the underwriters.

Under the terms of the merger agreement, the holders of shares of Interline preferred stock received cash and shares of our Parent's common stock with an aggregate value equal to the "fully accreted" value of the Interline preferred stock (i.e., the $10 liquidation value, as defined in the certificate of incorporation of Interline, per share of Interline preferred stock, plus additional amounts accrued thereon at an annual rate of interest thereon at 14%, compounded quarterly from the date of issuance (the Preferred Stock Liquidation Value), and the holders of shares of Interline common stock received shares of our common stock with an aggregate value equal to the remaining equity value of our company (again, determined by reference to the initial public offering price in the Offering through our negotiations with the underwriters). The Preferred Stock Liquidation Value was approximately $434.0 million.

In the reincorporation merger, holders of Interline preferred stock received an aggregate of $55.0 million in cash and 19,183,333 shares of our common stock. Holders of Interline preferred stock issued on May 16, 2000 received $2.38 in cash and 0.83097 shares of our Parent's common stock per share of Interline preferred stock held and holders of Interline preferred stock issued on September 29, 2000 received $2.26 in cash and 0.78944 shares of our Parent's common stock per share of Interline preferred stock held. In addition, holders of Interline common stock received 0.01218 shares of our Parent's common stock per share of Interline common stock held, or an aggregate of 66,667 shares of our Parent's common stock.

In the reincorporation merger, our Parent received all of the outstanding shares of common stock and preferred stock of Interline. Options to purchase shares of common stock of Interline were converted into options to purchase shares of our Parent's common stock. Investors in the IPO purchased shares of our Parent's common stock. In connection with the reincorporation merger, we amended and restated our certificate of incorporation and our by-laws. Interline remained the obligor under the indenture governing the notes and its credit agreement, which we amended in connection with the IPO. We also forgave loans to our executive officers in the aggregate amount of approximately $1.9 million and made an additional cash payment of approximately $1.1 million in respect of their tax obligations arising from such loan forgiveness.

Reincorporation merger consideration

As discussed above, immediately prior to the completion of the IPO, Interline merged with and into our Parent's subsidiary, Interline Subsidiary, Inc., with Interline surviving as Parent's principal operating subsidiary. The table below sets forth the consideration received by certain of our affiliates that were holders of Interline's preferred stock.

Name	Interline opco preferred shares owned prior to the offering	Common shares of the company issued	Cash consideration

Parthenon Partnerships	6,118,646	4,995,154	$14,321,467
J.P. Morgan Partners	5,420,474	4,443,992	12,741,244
General Motors Investment Management Corporation	3,721,805	3,041,173	8,719,261
Sterling Investment Partners, L.P.	1,290,225	1,059,768	3,038,433
William S. Green	290,981	241,796	693,245
Michael J. Grebe	56,165	46,671	133,810
William E. Sanford	57,293	47,609	136,497
William R. Pray	169,487	133,799	383,611

In addition, in connection with the reorganization transactions discussed in the previous paragraph, the persons listed in the table also received an aggregate of 49,828 shares of our Parent's common stock in consideration for their shares of Interline common stock.

Amended and restated shareholders' agreement

Pursuant to an Amended and Restated Shareholders' Agreement, dated as of September 29, 2000, and as amended on March 16, 2004, certain of our Parent's principal stockholders, including affiliates of Parthenon Capital, J.P. Morgan Partners, LLC, JPMorgan Chase Bank, as trustee for First Plaza Group Trust (a GM Pension Fund), Sterling Investment Partners, and Mr. Green and certain members of our management, including Messrs. Grebe, Sanford and Pray, have certain registration rights with respect to their shares of our Parent's common stock. Provisions of the Shareholders' Agreement relating to voting of the shares, board of directors composition and restricting transfers of stock terminated upon the consummation of the IPO.

Registration Rights.    Under our amended and restated shareholders' agreement, and subject to several exceptions, including our right to defer a demand registration under certain circumstances, affiliates of Parthenon Capital and J.P. Morgan Partners, or existing holders of no less than 25% of our Parent's common stock may request that we register for public resale under the Securities Act all shares of common stock they request be registered at any time after the IPO. Affiliates of Parthenon Capital may demand three registrations, affiliates of J.P. Morgan Partners may demand two registrations and Our Parent's's other existing stockholders may demand one registration, so long as the securities being registered in each registration statement are reasonably expected to produce aggregate proceeds of $5.0 million or more. Our Parent's existing shareholders are entitled to piggyback registration rights with respect to any registration request made by affiliates of Parthenon Capital and J.P. Morgan Partners, or existing holders of no less than 25% of our Parent's common stock. If the registration requested by affiliates of Parthenon Capital or J.P. Morgan Partners, or existing holders of no less than 25% of our Parent's common stock is in the form of an underwritten offering, and if the managing underwriter of the offering determines that the number of securities to be offered would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, shares offered by affiliates of Parthenon Capital or J.P. Morgan Partners and certain of our Parent's other shareholders other than members of our management (pro rata, based on their respective ownership of our common equity); (ii) second, shares offered by other stockholders (pro rata, based on their respective ownership of our common equity) and (iii) third, shares offered by us of our Parent's own account.

In addition, all our Parent's existing stockholders have been granted piggyback rights on any registration for our Parent's account. If the managing underwriter in an underwritten offering determines that the number of securities offered in a piggyback registration would jeopardize the success of the offering, the number of shares included in the offering shall be determined as follows: (i) first, the securities that our Parent intends to sell and (ii) second, those additional securities held by our Parent's existing stockholders (pro rata, based on their respective ownership of our Parent's common equity). The selling stockholders exercised their piggyback registration rights in connection with the IPO and sold shares pursuant to the Offering, as the underwriters exercised their over-allotment option.

In connection with the registrations described above, including the registration of shares being offered by selling stockholders in the IPO, our Parent is required to indemnify any selling stockholders and bear all fees, costs and expenses (except underwriting discounts and selling commissions).

Management loans

In connection with certain transactions of Interline in 2000, we received shareholder promissory notes from each of Messrs. Grebe, Sanford and Pray. With respect to the promissory notes executed and delivered to us by Messrs. Grebe and Sanford on May 16, 2002, the aggregate principal amount of these loans was $1,119,994, the proceeds of which were used to purchase, in the aggregate, 196,242 shares of common stock and 113,458 shares of preferred stock.

On July 15, 2002, each of Mr. Grebe and Mr. Sanford issued a promissory note in our favor in the principal amount of $150,000. The cash loaned by us was used by Mr. Grebe and Mr. Sanford to assist in their relocation. In conjunction with the IPO, these loans were forgiven. The amount that was forgiven was approximately $1.6 million, of which $787,603 was owed by Mr. Grebe and $787,605 was owed by Mr. Sanford.

Parthenon Capital Management agreement

In May 2000, we entered into an advisory agreement with Parthenon Capital under which Parthenon Capital provides various advisory services to us in exchange for an annual advisory fee of $250,000. We have also agreed to reimburse Parthenon Capital for its out-of-pocket expenses in connection with these services in an aggregate amount of up to $25,000 per year. We made payments of $143,915 in 2004 under this agreement. Upon consummation of the IPO, we made a payment of $187,500 to Parthenon Capital and this agreement was terminated as of December 2004.

Leases with William S. Green

We entered into a lease agreement and a lease rider agreement with William S. Green, the former chairman of our board of directors, on March 1, 1994 and March 7, 1995, respectively, under the terms of which we leased approximately 12,500 square feet of office space at 303 Harper Road, Moorestown, New Jersey from Mr. Green. The annual rent from April 1, 1994 to March 31, 1995 was $168,358 and the annual rent for the period from April 1, 1995 to April 30, 2004 was $137,500. The lease expired on July 31, 2004. We relocated to another facility as of July 2004 and have no continuing obligations under this lease.

J.P. Morgan Securities Inc.

An affiliate of J.P. Morgan Securities Inc. beneficially owns approximately 13.4% of our Parent's outstanding shares of common stock. One of our current directors, Mr. Behrens, is affiliated with J.P. Morgan Partners, LLC, an affiliate of J.P. Morgan Securities Inc. J.P. Morgan Securities Inc., acted as one of the initial purchasers of the notes. In addition, J.P. Morgan Securities Inc. acted as a joint lead arranger and joint bookrunner under Interline's credit facility and received customary fees and commissions relating thereto, and JPMorgan Chase Bank, an affiliate of J.P. Morgan Securities Inc., is a lender and agent under the credit facility and has received customary fees and commissions relating thereto. A portion of the proceeds from the Offering were used to partially repay the term loan under Interline's credit facility.

Description of other indebtedness

Credit facility

The offering of the initial notes on May 23, 2003 was part of a refinancing of certain of our former indebtedness, including the indebtedness under our former credit facility. In connection with this refinancing, Interline entered into a credit facility on May 29, 2003, which was amended as of December 19, 2003 and which we amended again on December 21, 2004 in connection with the IPO. Credit Suisse First Boston acted as administrative agent and a lender under the amended credit facility, and JPMorgan Chase Bank, NA acted as syndication agent and a lender under the amended credit facility. Interline will continue to be the borrower under the amended credit facility. The following sets forth a description of the material terms of the credit facility, as amended.

Structure

The amended credit facility provides for aggregate commitments of $200.0 million, consisting of:

  •
  a revolving loan facility of $100.0 million, of which a portion not exceeding $20.0 million will be available in the form of letters of credit, and

  •
  a term loan facility of $100.0 million.

In addition, subject to certain customary conditions, Interline has the right on an uncommitted basis to add another $100.0 million of term loans.

During the year ended December 31, 2004, we borrowed periodically on our revolving credit facility to accommodate our daily working capital needs. The weighted average daily outstanding balance during the year was $5.3 million, with ordinary course borrowings ranging from $0.0 million to $14.5 million. As of December 31, 2004, Interline had $8.7 million of letters of credit issued under the revolving loan facility and $100.0 million aggregate principal outstanding under the term loan facility. We used a portion of the proceeds from the IPO to prepay a portion of the term loan under the credit facility.

Security and guarantees

The indebtedness under the amended credit facility is guaranteed by our Parent and by the domestic subsidiaries of Interline. The obligations under our Parent's amended credit facility and the guarantees under the amended credit facility are secured by a first-priority security interest in substantially all Interline's assets and the assets of the guarantors, including a pledge of all the capital stock of Interline and its domestic subsidiaries and 65% of the capital stock of the foreign subsidiaries of Interline.

Interest and expenses

Borrowings under the amended term loan facility and revolving loan facility will bear interest, at Interline's option, at either adjusted LIBOR or at the alternate base rate plus a spread. It is unchanged for the revolving loan facility. Outstanding letters of credit under the revolving loan facility are subject to a per annum fee equal to the applicable spread over adjusted LIBOR for revolving loans.

In connection with the amended credit facility, Interline was required to pay administrative fees, commitment fees, letter of credit issuance and administration fees and certain expenses and to provide certain indemnities, all of which we believe are customary for financings of this type.

Maturity and amortization

The amended term loan facility has a maturity of December 31, 2010, and the revolving loan facility has a maturity of May 31, 2008. Amounts under the term loan facility are due and payable in quarterly installments equal to 1.0% of the principal amount during each of the first six years, with the balance payable in one final installment at the maturity date.

Prepayments

Interline is permitted to make voluntary prepayments on outstanding borrowings and reduce the commitments under the amended credit facility in whole or in part, at its option, and is required to prepay loans under the term loan facility in certain circumstances that are customary for financings of this kind.

Covenants

The amended credit facility contains affirmative, negative and financial covenants customary for such financings. The amended credit facility includes covenants, subject to certain exceptions, relating to limitations on:

  •
  dividends on, and redemptions and repurchases of, capital stock,

  •
  entering into agreements with certain restrictions affecting our ability to repay borrowings under the credit facility,

  •
  liens and sale and leaseback transactions,

  •
  loans and investments,

  •
  debt and hedging arrangements,

  •
  changes in business conducted,

  •
  amendment of debt and other material agreements,

  •
  mergers, acquisitions and asset sales,

  •
  transactions with affiliates and

  •
  capital expenditures.

The amended credit facility also limits the ability of Interline to prepay, redeem or repurchase certain debt, including the notes. In addition, the amended credit facility contains the following financial covenants that requires us to maintain certain financial ratios as of the last day of each fiscal quarter:

  •
  minimum ratio of consolidated EBITDA to consolidated cash interest expense (each as defined in the amended credit facility) of not less than 1.75 to 1.00 on December 31,

    2004 and increasing to not less than 2.50 to 1.00 on September 30, 2007, and thereafter as provided in the amended credit facility,

  •
  maximum ratio of consolidated net total indebtedness to consolidated EBITDA (each as defined in the amended credit facility) of not more than 4.50 to 1.00 on December 31, 2004 and decreasing to not more than 3.50 to 1.00 on December 31, 2007, and thereafter as provided in the credit facility.

Events of default

The amended credit facility contains events of default customary for such financings, including, but not limited to:

  •
  nonpayment of principal, interest, fees or other amounts when due,

  •
  violation of covenants,

  •
  failure of any representation or warranty to be true in all material respects when made or deemed made,

  •
  cross default and cross acceleration,

  •
  certain ERISA events,

  •
  change of control,

  •
  insolvency,

  •
  bankruptcy events,

  •
  material judgments and

  •
  actual or asserted invalidity of the guarantees or security documents.

Some of these events of default allow for grace periods and materiality concepts.

Incremental term loans

The amended credit facility provides for incremental term loans in an aggregate principal amount of up to $100.0 million which will be available to us if certain conditions (including certain financial ratios) are met. The proceeds of the incremental term loans may be used to make certain acquisitions and to prepay revolving loans under the amended credit facility. Each incremental term loan must be in a minimum principal amount of $50.0 million. Each incremental term loan is guaranteed and secured on a pari passu basis with the existing loans under the amended credit facility. Each incremental term loan may not have a scheduled maturity date that is earlier than the maturity date for the term loan under the amended credit facility, and may not have a weighted average life that is shorter than the term loan under the amended credit facility. Each incremental facility has terms and conditions (other than with respect to interest rate, maturity and amortization, subject to the limitations described above) that are substantially similar to those of the term loans that were outstanding on the closing date of the Offering, and are treated as loans for all purposes under the amended credit facility.

Description of the notes

Interline issued the initial notes under an Indenture (the "Indenture"), dated as of May 23, 2003 among itself, Wilmar Holdings, Inc., Wilmar Financial, Inc. and Glenwood Acquisition, LLC, as guarantors, and The Bank of New York, as Trustee. The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act.

Certain terms used in this description are defined under the subheading "—Certain Definitions". In this description, the word "Company" refers only to Interline Brands, Inc., a New Jersey Corporation and issuer of the Notes, and not to any of its subsidiaries.

The following description is only a summary of the material provisions and material covenants of the Indenture. We urge you to read the Indenture because it, not this description, define your rights as holders of the Notes. Copies of those agreements were filed as exhibits to the Registration Statement of which this prospectus forms a part. You may request copies of these agreements at our address set forth under the heading "Where You Can Find More Information".

Brief description of the notes

The Notes:

  •
  are unsecured senior subordinated obligations of the Company;

  •
  are subordinated in right of payment to all existing and future Senior Indebtedness of the Company;

  •
  are senior in right of payment to any future Subordinated Obligations of the Company; and

  •
  are guaranteed by each Subsidiary Guarantor on a senior subordinated basis.

Principal, maturity and interest

The Company issued the initial notes in an aggregate principal amount of $200.0 million. Proceeds from our Parent's IPO were used to redeem an aggregate principal amount of $70.0 million of the initial notes, such that an aggregate principal amount of $130.0 million of the initial notes remains outstanding. The Company will issue the exchange notes in denominations of $1,000 and any integral multiple of $1,000. The Notes will mature on May 15, 2011. Subject to our compliance with the covenant described under the subheading "—Material Covenants—Limitation on Indebtedness", we are entitled to, without the consent of the holders, issue more Notes under the Indenture on the same terms and conditions as the Notes being offered hereby, except for the issue date, issue price and first interest payment date, in an unlimited aggregate principal amount (the "Additional Notes"). The Notes and the Additional Notes, if any, will be treated as a single class for all purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, for all purposes of the Indenture and this "Description of the Notes", references to the Notes include any Additional Notes actually issued.

Interest on the Notes accrues at the rate of 11 1/2% per annum and is payable semiannually in arrears on May 15 and November 15. We will make each interest payment to the holders of record of the Notes on the immediately preceding May 1 and November 1. We will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful.

Interest on the Notes will accrue from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Optional redemption

Except as set forth below, the Notes will not be subject to redemption prior to May 15, 2007.

On and after May 15, 2007, we will be entitled at our option to redeem all or a portion of the Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed in percentages of principal amount on the redemption date), plus accrued interest to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on May 15 of the years set forth below:

Period	Redemption price

2007	105.750%
2008	102.875%
2009 and thereafter	100.000%

Prior to May 15, 2006, we may at our option on one or more occasions redeem Notes (which includes Additional Notes, if any) in an aggregate principal amount not to exceed 35% of the aggregate principal amount of the Notes (which includes Additional Notes, if any) originally issued at a redemption price (expressed as a percentage of principal amount) of 111.50%, plus accrued and unpaid interest to the redemption date, with the net cash proceeds from one or more Equity Offerings; provided that

  (1)
  at least 65% of such aggregate principal amount of Notes (which includes Additional Notes, if any) remains outstanding immediately after the occurrence of each such redemption (other than Notes held, directly or indirectly, by the Company or its Affiliates); and

  (2)
  each such redemption occurs within 60 days after the date of consummation of the related Equity Offering.

Selection and notice of redemption

If we are redeeming less than all the Notes at any time, the Trustee will select Notes on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate.

We will redeem Notes of $1,000 or less in whole and not in part. We will cause notices of redemption to be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount thereof to be redeemed. We will issue a new Note in a principal amount equal to the unredeemed portion of the original Note in the name of the holder upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

The 2005 redemption

On January 10, 2005 we redeemed $70,000,000 aggregate principal amount of the Notes in accordance with the terms of the Notes.

Mandatory redemption; offers to purchase; open market purchases

We are not required to make any mandatory redemption or sinking fund payments with respect to the Notes. In addition, under certain circumstances, we may be required to offer to purchase Notes as described under the captions "—Change of Control" and "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock". We may at any time and from time to time purchase Notes in the open market or otherwise.

Guaranties

The Subsidiary Guarantors have jointly and severally guaranteed, on a senior subordinated basis, our obligations under the Notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guaranty are limited as necessary to prevent that Subsidiary Guaranty from constituting a fraudulent conveyance under applicable law. See "Risk Factors—Risks Related to the Offering—The subsidiary guarantees may not be enforceable".

Currently, the Subsidiary Guarantors are all of the Company's domestic Subsidiaries, which Subsidiary Guarantors also guarantee the Company's obligations under the Credit Agreement. The Company's Foreign Subsidiaries will not guarantee the Company's obligations under the Credit Agreement or the Notes. In addition, no Receivables Subsidiary will guarantee the Company's obligations with respect to the Notes.

Each Subsidiary Guarantor that makes a payment under its Subsidiary Guaranty will be entitled upon payment in full of all guarantied obligations under the Indenture to a contribution from each other Subsidiary Guarantor in an amount equal to such other Subsidiary Guarantor's pro rata portion of such payment based on the respective net assets of all the Subsidiary Guarantors at the time of such payment determined in accordance with GAAP.

If a Subsidiary Guaranty were rendered voidable, it could be subordinated by a court to all other indebtedness (including guarantees and other contingent liabilities) of the applicable Subsidiary Guarantor, and, depending on the amount of such indebtedness, a Subsidiary Guarantor's liability on its Subsidiary Guaranty could be reduced to zero. See "Risk Factors—Risks Related to the Offering—The subsidiary guarantees may not be enforceable".

Pursuant to the Indenture, a Subsidiary Guarantor may consolidate with, merge with or into, or transfer all or substantially all its assets to any other Person to the extent described below under "—Material Covenants—Merger and Consolidation"; provided, however, that if such other Person is not the Company or another Subsidiary Guarantor, such Subsidiary Guarantor's obligations under its Subsidiary Guaranty, as the case may be, must be expressly assumed by such other Person, subject to the following paragraph.

The Subsidiary Guaranty of a Subsidiary Guarantor will be released:

  (1)
  upon the sale or other disposition (including by way of consolidation or merger) of a Subsidiary Guarantor in its entirety;

  (2)
  upon the sale or disposition of all or substantially all the assets of a Subsidiary Guarantor;

  (3)
  upon the designation of such Subsidiary Guarantor as an Unrestricted Subsidiary;

  (4)
  in connection with any sale or other disposition (including by way of merger or consolidation) of Capital Stock of a Subsidiary Guarantor to a Person in accordance with the Indenture that results in the Subsidiary Guarantor no longer being a Restricted Subsidiary; provided, however, that, after giving effect to such sale, such former Subsidiary Guarantor shall have no Guaranties outstanding of any Indebtedness of the Company or any Restricted Subsidiary; or

  (5)
  at such time as such Subsidiary Guarantor no longer has any other Indebtedness outstanding;

in the case of clauses (1), (2) and (4) above, other than to the Company or a Subsidiary of the Company and as permitted by the Indenture and, in the case of clauses (1), (2) and (4), if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition.

Ranking

Senior indebtedness versus notes

The payment of the principal of, premium, if any, and interest on the Notes and the payment of any Subsidiary Guaranty will be subordinate in right of payment to the prior payment in full of all Senior Indebtedness of the Company or the relevant Subsidiary Guarantor, as the case may be, including the obligations of the Company and such Subsidiary Guarantor under the Credit Agreement.

As of December 31, 2004:

(1) the Company's senior indebtedness was approximately $112.0 million (of which approximately $8.7 million was outstanding in the form of letters of credit), all of which constituted secured indebtedness; and

(2) the senior indebtedness of the Subsidiary Guarantors was approximately $112.0 million, all of which constituted secured indebtedness. All of the senior indebtedness of the Subsidiary Guarantors consists of their respective guaranties of senior indebtedness of the Company (including outstanding letters of credit) under the Credit Agreement.

Although the Indenture contains limitations on the amount of additional Indebtedness that the Company and the Subsidiary Guarantors may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be senior indebtedness. See "—Material Covenants—Limitation on Indebtedness".

Liabilities of subsidiaries versus notes

A portion of our operations are conducted through our subsidiaries. Our three existing domestic subsidiaries, Wilmar Holdings, Inc., Wilmar Financial, Inc. and Glenwood Acquisition, LLC are guaranteeing the Notes, while our two existing foreign subsidiaries, Barnett of the Caribbean, Inc. and Sexauer Ltd., are not guaranteeing the Notes. Future domestic Restricted Subsidiaries that have Indebtedness are required to guarantee the Notes. Claims of creditors of any non-guarantor subsidiaries, including trade creditors holding indebtedness or guarantees issued by such non-guarantor subsidiaries, and claims of preferred stockholders of such non-guarantor subsidiaries generally will have priority with respect to the assets and earnings of such non-guarantor subsidiaries over the claims of our creditors, including holders of the Notes, even if such claims do not constitute Senior Indebtedness. Accordingly, the Notes will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of such non-guarantor subsidiaries.

As of December 31, 2004, the total liabilities of our subsidiaries, other than the Subsidiary Guarantors, were approximately $1.3 million, including trade payables. Although the Indenture limits the incurrence of Indebtedness and preferred stock of certain of our subsidiaries, such limitation is subject to a number of significant qualifications. Moreover, the Indenture does not impose any limitation on the incurrence by such subsidiaries of liabilities that are not considered Indebtedness under the Indenture. See "—Material Covenants—Limitation on Indebtedness".

Other senior subordinated indebtedness versus notes

Only Indebtedness of the Company or a Subsidiary Guarantor that is Senior Indebtedness will rank senior to the Notes and the relevant Subsidiary Guaranty in accordance with the provisions of the Indenture. The Notes and each Subsidiary Guaranty will in all respects rank pari passu with all other Senior Subordinated Indebtedness of the Company and the relevant Subsidiary Guarantor, respectively.

We and the Subsidiary Guarantors have agreed in the Indenture that we and they will not Incur, directly or indirectly, any Indebtedness that is contractually subordinate or junior in right of payment to our Senior Indebtedness or the Senior Indebtedness of such Subsidiary Guarantors, unless such Indebtedness is Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable, or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or the Subsidiary Guarantors, as applicable. The Indenture does not treat (i) unsecured Indebtedness as subordinated or junior to Secured Indebtedness merely because it is unsecured and (ii) Senior Indebtedness as subordinated or junior to any other Senior Indebtedness merely because it has a junior priority with respect to the same collateral.

Payment of notes

We are not permitted to pay principal of, premium, if any, or interest on the Notes or make any deposit pursuant to the provisions described under "—Defeasance" or "—Satisfaction and Discharge" below and may not purchase, redeem (other than as required under "—Special

Mandatory Redemption") or otherwise retire any Notes (collectively, "pay the Notes") if either of the following occurs (a "Payment Default"):

  (1)
  any Obligation on any Designated Senior Indebtedness of the Company is not paid in full in cash when due; or

  (2)
  any other default on Designated Senior Indebtedness of the Company occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash. Regardless of the foregoing, we are permitted to pay the Notes if we and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, we are not permitted to pay the Notes for a period (a "Payment Blockage Period") commencing upon the receipt by the Trustee (with a copy to us) of written notice (a "Blockage Notice") of such default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. The Payment Blockage Period will end earlier if such Payment Blockage Period is terminated:

  (1)
  by written notice to the Trustee and us from the Person or Persons who gave such Blockage Notice;

  (2)
  because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or

  (3)
  because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described above, unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness have accelerated the maturity of such Designated Senior Indebtedness, we are permitted to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Company during such period, except that if any Blockage Notice is delivered to the Trustee by or on behalf of holders of Designated Senior Indebtedness of the Company (other than holders of the Bank Indebtedness), a Representative of holders of the Bank Indebtedness may give another Blockage Notice within such period. However, in no event may the total number of days during which any Payment Blockage Period or Periods is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect.

Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property:

  (1)
  the holders of Senior Indebtedness of the Company will be entitled to receive payment in full in cash of such Senior Indebtedness before the holders of the Notes are entitled to receive any payment;

  (2)
  until the Senior Indebtedness of the Company is paid in full in cash, any payment or distribution to which holders of the Notes would be entitled but for the subordination provisions of the Indenture will be made to holders of such Senior Indebtedness as their interests may appear, except that holders of Notes may receive certain Capital Stock and subordinated debt obligations that are subordinated to all securities issued in respect of claims of such Senior Indebtedness; and

  (3)
  if a distribution is made to holders of the Notes that, due to the subordination provisions, should not have been made to them, such holders of the Notes are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

The subordination and payment blockage provisions described above will not prevent a Default from occurring under the Indenture upon the failure of the Company to pay interest or principal with respect to the Notes when due by their terms. If payment of the Notes is accelerated because of an Event of Default, the Company or the Trustee must promptly notify the holders of Designated Senior Indebtedness of the Company or the Representative of such Designated Senior Indebtedness of the acceleration. If any Bank Indebtedness of the Company is outstanding, neither the Company nor any Subsidiary Guarantor may pay the Notes until five Business Days after the Representative of all such Bank Indebtedness receives notice of such acceleration and, thereafter, may pay the Notes only if the Indenture otherwise permits payment at that time.

A Subsidiary Guarantor's obligations under its Subsidiary Guaranty are senior subordinated obligations. As such, the rights of Noteholders to receive payment by a Subsidiary Guarantor pursuant to its Subsidiary Guaranty will be subordinated in right of payment to the rights of holders of Senior Indebtedness of such Subsidiary Guarantor. The terms of the subordination and payment blockage provisions described above with respect to the Company's obligations under the Notes apply equally to a Subsidiary Guarantor and the obligations of such Subsidiary Guarantor under its Subsidiary Guaranty.

By reason of the subordination provisions contained in the Indenture, in the event of a liquidation or insolvency proceeding, creditors of the Company or a Subsidiary Guarantor who are holders of Senior Indebtedness of the Company or a Subsidiary Guarantor, as the case may be, may recover more, ratably, than the holders of the Notes, and creditors of ours who are not holders of Senior Indebtedness may recover less, ratably, than holders of our Senior Indebtedness and may recover more, ratably, than the holders of the Notes.

The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to the provisions described under "—Defeasance" or "—Satisfaction and Discharge".

Book entry, delivery and form

We issued the Exchange Notes in the form of one or more global notes (the "Global Notes"). The Global Notes are deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the Global Notes directly through DTC or indirectly through organizations which have accounts with DTC.

Depository procedures

The operations and procedures of DTC, Euroclear and Clearstream are solely within the control of the respective settlement systems and are subject to changes by them. We urge investors to contact the system or their participants directly to discuss matters relating to their operations and procedures.

DTC has advised us that DTC is a limited purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

  (1)
  upon deposit of the Global Notes, DTC will credit the accounts of Participants with portions of the principal amount of the Global Notes; and

  (2)
  ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

Investors in the Global Notes who are Participants in DTC's system may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants in such system. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a

Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of an interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners of "Holders" thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium and additional interest, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners of the Notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

  (1)
  any aspect of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes; or

  (2)
  any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Subject to the transfer restrictions set forth under "Transfer Restrictions", transfers between Participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the Notes described herein, cross market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf of delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of global notes for certificated notes

A Global Note is exchangeable for Certificated Notes if:

  (1)
  DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and DTC fails to appoint a successor depositary or (b) has ceased to be a clearing agency registered under the Exchange Act;

  (2)
  the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

  (3)
  there has occurred and is continuing an Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures) and will bear the applicable restrictive legend referred to in "Transfer Restrictions", unless that legend is not required under applicable law.

Exchange of certificated notes for global notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes. See "Transfer Restrictions".

Same day settlement and payment

The Company will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and additional interest, if any) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium and additional interest, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such Holder's registered address. The Notes represented by the Global Notes are expected to be eligible to trade in the PORTAL market and to trade in DTC's Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Company that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC's settlement date.

Change of control

Upon the occurrence of any of the following events (each a "Change of Control"), each Holder shall have the right to require that the Company repurchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  (1)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (1) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (x) prior to the first public offering of common stock of the Company or any holding company of the Company, more than 50% of the total voting power of the Voting Stock of the Company and (y) after the first public offering of common stock of the Company or any holding company of the Company, more than 35% of the total voting power of the Voting Stock of the Company; provided, however, that with respect to this clause (y), the Permitted Holders beneficially own (as defined in Rules 13d-3 and 13d-5 of the Exchange Act), directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of the Company than such other person and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for the purposes of this clause (1), such other person shall be deemed to beneficially own any Voting Stock of a specified person held by a parent entity, if such other person is the beneficial owner (as defined above in this clause (1)), directly or indirectly, of more than 35% of the voting power of the Voting Stock of such parent entity and the Permitted Holders beneficially own (as defined in this proviso), directly or indirectly, in the aggregate a lesser percentage of the voting power of the Voting Stock of such parent entity and do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of such parent entity);

  (2)
  individuals who on the Issue Date constituted the Board of Directors of the Company (together with any new directors whose election by such Board of Directors or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors of the Company then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Company then in office;

  (3)
  the adoption of a plan relating to the liquidation or dissolution of the Company; or

  (4)
  the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person other than (i) a transaction in which the survivor or transferee is a Person that is controlled by the Permitted Holders; provided, however, that the Permitted Holders will be deemed to control such Person if the Permitted Holders "beneficially own" 35% or more of the total voting power of the Voting Stock of such Person and no other "person" "beneficially owns", directly or indirectly, in the aggregate a greater percentage of the total voting power of the Voting Stock of the Company than the Permitted Holders or has the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (all as determined in accordance with clause (1) above); or (ii) a transaction following which (A) in the case of a merger or consolidation transaction, holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction (or other securities into which such securities are converted as part of such merger or consolidation transaction) own directly or indirectly at least a majority of the voting power of the Voting Stock of the surviving Person in such merger or consolidation transaction immediately after such transaction and in substantially the same proportion as before the transaction and (B) in the case of a sale of assets transaction, each transferee becomes an obligor in respect of the Notes and a Subsidiary of the transferor of such assets.

Within 30 days following any Change of Control, we will mail a notice to each Holder with a copy to the Trustee (the "Change of Control Offer") stating:

  (1)
  that a Change of Control has occurred and that such Holder has the right to require us to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on the relevant record date to receive interest on the relevant interest payment date);

  (2)
  the circumstances and relevant facts regarding such Change of Control;

  (3)
  the purchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions, as determined by us, consistent with the covenant described hereunder, that a Holder must follow in order to have its Notes purchased.

We will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by us and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

For purposes of the "Change of Control" definition, (i) a Person shall not be deemed to have beneficial ownership of securities that it has the right to acquire pursuant to a stock purchase agreement, merger agreement or other similar agreement until such time as such Person's right to acquire such securities pursuant to such agreement is no longer subject to conditions that are beyond the control of such Person and (ii) in determining the beneficial ownership of securities, any holding company for the Company shall be disregarded to the extent that (x) such holding company owns 100% of the Capital Stock of the Company and (y) such holding company has no significant assets other than the Capital Stock of the Company.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the covenant described hereunder by virtue of our compliance with such securities laws or regulations.

The Change of Control purchase feature of the Notes may in certain circumstances make more difficult or discourage a sale or takeover of the Company and, thus, the removal of incumbent management. The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit ratings. Restrictions on our ability to Incur additional Indebtedness are contained in the covenants described under "—Material Covenants—Limitation on Indebtedness". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. Except for the limitations contained in such covenants, however, the Indenture will not contain any covenants or provisions that may afford holders of the Notes protection in the event of a highly leveraged transaction.

The Credit Agreement prohibits us from purchasing any Notes and will also provide that the occurrence of certain change of control events with respect to the Company would constitute a default thereunder. In the event that at the time of such Change of Control the terms of any Senior Indebtedness of the Company (including the Credit Agreement) restrict or prohibit the purchase of Notes following such Change of Control, then prior to the mailing of the notice to Holders but in any event within 30 days following any Change of Control, we undertake to (1) repay in full all such Senior Indebtedness or (2) obtain the requisite consents under the agreements governing such Senior Indebtedness to permit the repurchase of the Notes. If we do not repay such Senior Indebtedness or obtain such consents, we will remain prohibited from purchasing Notes. In such case, our failure to comply with the foregoing undertaking, after appropriate notice and lapse of time would result in an Event of Default under the Indenture, which would, in turn, constitute a default under the Credit Agreement. In such circumstances, the subordination provisions in the Indenture would likely restrict payment to the Holders of Notes.

Future indebtedness that we may incur may contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require the repurchase of such indebtedness upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the Notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of Notes following the occurrence of a Change of Control may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

The definition of "Change of Control" includes a disposition of all or substantially all of the assets of the Company to any Person. Although there is a limited body of case law interpreting the phrase "substantially all", there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to repurchase the Notes as described above.

The provisions under the Indenture relative to our obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified with the written consent of the holders of a majority in principal amount of the Notes.

Material covenants

The Indenture contains covenants including, among others, the following material covenants:

Limitation on indebtedness

(a)    The Company will not, and will not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Indebtedness; provided, however, that the Company and the Subsidiary Guarantors will be entitled to Incur Indebtedness if, on the date of such Incurrence after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Leverage Ratio is less than (x) 4.5 to 1.0 if such Indebtedness is Incurred on or prior to June 24, 2004, (y) 4.25 to 1.0 if such Indebtedness is Incurred after June 24, 2004 and on or prior to July 1, 2005 and (z) 4.0 to 1.0 if such Indebtedness is Incurred after July 1, 2005.

(b)    Notwithstanding the foregoing paragraph (a), the Company and the Restricted Subsidiaries will be entitled to Incur any or all of the following Indebtedness:

  (1)
  Indebtedness Incurred by the Company or any Subsidiary Guarantor pursuant to any Revolving Credit Facility; provided, however, that, immediately after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (1) and then outstanding does not exceed the greater of (x) $65.0 million and (y) 50% of the book value of the inventory of the Company and its Restricted Subsidiaries;

  (2)
  Indebtedness Incurred by the Company or any Subsidiary Guarantor pursuant to any Term Loan Facility; provided, however, that, after giving effect to any such Incurrence, the aggregate principal amount of all Indebtedness Incurred under this clause (2) and then outstanding does not exceed $140.0 million less the sum of all principal payments made with respect to such Indebtedness pursuant to paragraph (a)(3)(A) of the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock";

  (3)
  Indebtedness of the Company owed to and held by any Restricted Subsidiary or Indebtedness of a Restricted Subsidiary owed to and held by the Company or any Restricted Subsidiary; provided, however, that (A) any subsequent issuance or transfer of any Capital Stock or any other event that results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any subsequent transfer of any such Indebtedness (except to the Company or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the obligor thereon, (B) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes and (C) if a Subsidiary Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all obligations of such obligor with respect to its Subsidiary Guaranty;

  (4)
  the Notes and the Exchange Notes (other than any Additional Notes);

  (5)
  Indebtedness outstanding on the Issue Date (other than Indebtedness described in clause (1), (2), (3) or (4) of this covenant);

  (6)
  Indebtedness of a Restricted Subsidiary incurred and outstanding on or prior to the date on which such Subsidiary was acquired by the Company (other than Indebtedness Incurred in connection with, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by the Company); provided, however, that on the date of such acquisition after giving effect thereto on a pro forma basis, no Default has occurred and is continuing and the Consolidated Leverage Ratio is (i) equal to or less than such ratio immediately prior to such acquisition and (ii) less than (x) 5.0 to 1.0 if such Indebtedness is Incurred on or prior to June 24, 2004, (y) 4.75 to 1.0 if such Indebtedness is Incurred after June 24, 2004 and on or prior to July 1, 2005 and (z) 4.5 to 1.0 if such Indebtedness is Incurred after July 1, 2005;

  (7)
  Refinancing Indebtedness in respect of Indebtedness Incurred pursuant to paragraph (a) or pursuant to clauses (4), (5) or (6) or this clause (7);

  (8)
  Hedging Obligations entered into in the ordinary course of business to hedge interest rate and currency risk of the Company and the Restricted Subsidiaries and not for the purpose of speculation;

  (9)
  obligations in respect of one or more standby letters of credit, performance, bid and surety bonds and completion guarantees provided by the Company or any Restricted Subsidiary in the ordinary course of business;

  (10)
  Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of its Incurrence;

  (11)
  the Guarantee or co-issuance by any Subsidiary Guarantor of any Indebtedness otherwise permitted to be Incurred pursuant to the Indenture;

  (12)
  Indebtedness (including Capital Lease Obligations) Incurred by the Company or any of its Restricted Subsidiaries to finance the purchase, lease, construction or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets), and any Refinancing Indebtedness Incurred to Refinance such Indebtedness, in an aggregate principal amount which, when taken together with all other Indebtedness Incurred pursuant to this clause (12) and outstanding on the date of such Incurrence, does not exceed $7.5 million;

  (13)
  Indebtedness of a Receivables Subsidiary Incurred pursuant to a Qualified Receivables Transaction;

  (14)
  Indebtedness Incurred by Foreign Subsidiaries which, when taken together with all other Indebtedness Incurred pursuant to this clause (14) and outstanding on the date of such Incurrence, does not exceed $15.0 million; and

  (15)
  Indebtedness of the Company or any Subsidiary Guarantor in an aggregate principal amount which, when taken together with all other Indebtedness of the

    Company and the Subsidiary Guarantors Incurred pursuant to this clause (15) and outstanding on the date of such Incurrence, does not exceed $15.0 million.

(c)    Notwithstanding the foregoing, neither the Company nor any Subsidiary Guarantor will Incur any Indebtedness pursuant to the foregoing paragraph (b) if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations of the Company or any Subsidiary Guarantor unless such Indebtedness shall be subordinated to the Notes or the applicable Subsidiary Guaranty to at least the same extent as such Subordinated Obligations.

(d)    For purposes of determining compliance with this covenant:

  (1)
  any Indebtedness remaining outstanding under the Credit Agreement after the application of the net proceeds from the sale of the Notes will be treated as Incurred on the Issue Date under clauses (1) and (2) of paragraph (b) above;

  (2)
  any Indebtedness remaining outstanding under the New Credit Facility after the consummation of the Bank Refinancing will be treated as Incurred on the date of consummation of the Bank Refinancing under clauses (1) and (2) of paragraph (b) above;

  (3)
  in the event that an item of Indebtedness (or any portion thereof) meets the criteria of more than one of the types of Indebtedness described above, the Company, in its sole discretion, will classify such item of Indebtedness (or any portion thereof) at the time of Incurrence and will only be required to include the amount and type of such Indebtedness in one of the above clauses;

  (4)
  the Company will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described above; and

  (5)
  following the date of its Incurrence, any Indebtedness originally classified as Incurred pursuant to one of the clauses in paragraph (b) above (other than pursuant to clauses (1) or (2) of paragraph (b) above) may later be reclassified by the Company such that it will be deemed as having been Incurred pursuant to paragraph (a) or another clause in paragraph (b) above, as applicable, to the extent that such reclassified Indebtedness could be Incurred pursuant to such new paragraph or clause at the time of such reclassification.

(e)    Notwithstanding paragraphs (a) and (b) above, neither the Company nor any Subsidiary Guarantor will Incur (1) any Indebtedness if such Indebtedness is subordinate or junior in right of payment in any respect to any Senior Indebtedness of the Company or such Subsidiary Guarantor, as applicable, unless such Indebtedness is Senior Subordinated Indebtedness or is expressly subordinated in right of payment to Senior Subordinated Indebtedness of the Company or such Subsidiary Guarantor, as applicable, or (2) any Secured Indebtedness that is not Senior Indebtedness of such Person unless contemporaneously therewith such Person makes effective provision to secure the Notes or the relevant Subsidiary Guaranty, as applicable, equally and ratably with (or on a senior basis to, in the case of Indebtedness subordinated in right of payment to the Notes or the relevant Subsidiary Guaranty, as applicable) such Secured Indebtedness for so long as such Secured Indebtedness is secured by a Lien.

Limitation on restricted payments

(a)    The Company will not, and will not permit any Restricted Subsidiary, directly or indirectly, to make a Restricted Payment if at the time the Company or such Restricted Subsidiary makes such Restricted Payment:

  (1)
  a Default shall have occurred and be continuing (or would result therefrom);

  (2)
  the Company is not entitled to Incur an additional $1.00 of Indebtedness (other than Subordinated Obligations) pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

  (3)
  the aggregate amount of such Restricted Payment and all other Restricted Payments since the Issue Date would exceed the sum of (without duplication):

  (A)
  50% of the Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter immediately following the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter for which internal financial statements are then available prior to the date of such Restricted Payment (or, in case such Consolidated Net Income shall be a deficit, minus 100% of such deficit); plus

  (B)
  the sum of (x) 100% of the aggregate Net Cash Proceeds received by the Company from the issuance or sale of its Capital Stock (other than Disqualified Stock) subsequent to the Issue Date (other than (i) an issuance or sale to a Subsidiary of the Company, (ii) an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees with respect to amounts funded or Guaranteed by the Company or any of its Subsidiaries and (iii) an issuance or sale to an employee if such employee has received any loan or advance made pursuant to clause (6) under the definition of "Permitted Investment", except, with respect to clause (iii), to the extent such loan or advance is repaid by such employee in cash other than with the proceeds from a Permitted Investment), (y) 100% of the Fair Market Value of property or assets (other than cash, Indebtedness and Capital Stock, except that Capital Stock of a Person that is or becomes a Restricted Subsidiary shall be valued in accordance with the Company's interest in the Fair Market Value of such Person's property and assets, exclusive of goodwill or any similar intangible asset) that is received by the Company subsequent to the Issue Date in exchange for Capital Stock (other than Disqualified Stock) of the Company (other than any such property or assets received from a Subsidiary of the Company) or as a capital contribution from its shareholders and (z) 100% of any cash capital contribution received by the Company from its shareholders subsequent to the Issue Date; plus

  (C)
  the amount by which Indebtedness of the Company or a Restricted Subsidiary is reduced on the Company's consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to the Issue Date of any Indebtedness of the Company

      convertible or exchangeable for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash, or the fair value of any other property, distributed by the Company or a Restricted Subsidiary upon such conversion or exchange); provided, however, that the foregoing amount shall not exceed the Net Cash Proceeds received by the Company or any Restricted Subsidiary from the sale of such Indebtedness (excluding Net Cash Proceeds from sales to a Subsidiary of the Company or to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees); plus

    (D)
    an amount equal to the sum of (x) the net reduction in the Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investments and proceeds representing the return of capital (excluding dividends and distributions), in each case received by the Company or any Restricted Subsidiary, and (y) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

(b)   The preceding provisions will not prohibit:

  (1)
  any Restricted Payment made out of the Net Cash Proceeds of the substantially concurrent sale of, or made by exchange for, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees with respect to amounts funded or Guaranteed by the Company or any of its Subsidiaries) or a substantially concurrent cash capital contribution received by the Company from its shareholders; provided, however, that (A) such Restricted Payment shall be excluded in the calculation of the amount of Restricted Payments and (B) the Net Cash Proceeds from such sale or such cash capital contribution (to the extent so used for such Restricted Payment) shall be excluded from the calculation of amounts under clause (3)(B) of paragraph (a) above;

  (2)
  any purchase, repurchase, redemption, defeasance, satisfaction, discharge or other acquisition or retirement for value of Subordinated Obligations of the Company or any Subsidiary Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, Subordinated Obligations of such Person which is permitted to be Incurred pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that such purchase, repurchase, redemption, defeasance, satisfaction, discharge or other acquisition or retirement for value shall be excluded in the calculation of the amount of Restricted Payments;

  (3)
  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with this covenant; provided, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

  (4)
  so long as no Default has occurred and is continuing, the repurchase or other acquisition of shares of Capital Stock of the Company or any of its Subsidiaries from employees, former employees, directors or former directors of the Company or any of its Subsidiaries (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment, severance, compensation or shareholder agreements) or plans (or amendments thereto) approved by the Board of Directors of the Company under which such individuals purchase or sell or are granted the option to purchase or sell, shares of such Capital Stock; provided, however, that (x) the aggregate amount of such repurchases and other acquisitions shall not exceed $7.0 million or (y) the aggregate amount of such repurchases and other acquisitions in any fiscal year shall not exceed $2.5 million; provided further, however, that the aggregate amount of Restricted Payments permitted (but not made) pursuant to this clause (b)(4) in any one fiscal year may be carried forward to any succeeding fiscal year; provided further, however, that such repurchases and other acquisitions shall be excluded in the calculation of the amount of Restricted Payments;

  (5)
  payments of dividends on Disqualified Stock issued pursuant to the covenant described under "—Limitation on Indebtedness"; provided, however, that such dividends shall be excluded in the calculation of the amount of Restricted Payments;

  (6)
  Restricted Payments made with Net Available Cash from Asset Dispositions remaining after application thereof as required by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock"; provided, however, that such Restricted Payments shall be included in the calculation of the amount of Restricted Payments;

  (7)
  repurchases of Capital Stock deemed to occur upon exercise of stock options if such Capital Stock represents a portion of the exercise price of such options; provided, however, that such Restricted Payments shall be excluded in the calculation of the amount of Restricted Payments;

  (8)
  payments of intercompany subordinated Indebtedness, the Incurrence of which was permitted under clause (3) of paragraph (b) of the covenant described under "—Limitation on Indebtedness"; provided, however, that no Default has occurred and is continuing or would otherwise result therefrom; provided further, however, that such payments shall be excluded in the calculation of the amount of Restricted Payments; or

  (9)
  Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (9), does not exceed $10.0 million; provided, however, that (A) at the time of each such Restricted Payment, no Default shall have occurred and be continuing (or result therefrom) and (B) such payments shall be excluded in the calculation of the amount of Restricted Payments.

Limitation on restrictions on distributions from restricted subsidiaries

The Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (b) make any loans or advances to the Company or (c) transfer any of its property or assets to the Company, except:

  (1)
  with respect to clauses (a), (b) and (c),

  (i)
  any encumbrance or restriction pursuant to an agreement (including the Credit Agreement) in effect at or entered into on the Issue Date;

  (ii)
  any encumbrance or restriction pursuant to the New Credit Facility as in effect on the date of consummation of the Bank Refinancing;

  (iii)
  any encumbrance or restriction with respect to a Restricted Subsidiary pursuant to an agreement existing on or prior to the date on which such Restricted Subsidiary was acquired by the Company (other than Indebtedness Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company) and outstanding on such date;

  (iv)
  any encumbrance or restriction pursuant to an agreement effecting a Refinancing of Indebtedness Incurred pursuant to an agreement referred to in clauses (i), (ii) or (iii) of clause (1) of this covenant or this clause (iv) or contained in any amendment to an agreement referred to in clauses (i), (ii) or (iii) of clause (1) of this covenant or this clause (iv) (in each case other than in connection with the Bank Refinancing); provided, however, that the encumbrances and restrictions with respect to such Restricted Subsidiary contained in any such refinancing agreement or amendment are no less favorable to the Noteholders than encumbrances and restrictions with respect to such Restricted Subsidiary contained in such predecessor agreements;

  (v)
  any encumbrance or restriction consisting of any restriction on the sale or other disposition of assets or property securing Indebtedness solely as a result of a Lien on such asset;

  (vi)
  any encumbrance or restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or a portion of the Capital Stock or assets of such Restricted Subsidiary pending the closing of such sale or disposition;

  (vii)
  any encumbrance or restriction pursuant to applicable law, regulation or order;

    (viii)
    any encumbrance or restriction pursuant to the terms of Indebtedness Incurred under clause (14) of paragraph (b) of the covenant described under "—Limitation on Indebtedness";

    (ix)
    any encumbrance or restriction in any agreement that is not more restrictive than the restrictions under the terms of the New Credit Facility as in effect on the date of consummation of the Bank Refinancing; and

    (x)
    any encumbrance or restriction pursuant to the terms of any agreement entered into in connection with any Qualified Receivables Transaction, provided that such encumbrance or restriction applies only to a Receivables Subsidiary;

  (2)
  with respect to clause (c) only,

  (A)
  any encumbrance or restriction consisting of customary nonassignment provisions in leases governing leasehold interests to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

  (B)
  any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages; and

  (C)
  provisions with respect to the disposition or distribution of assets or property in joint venture agreements entered into in the ordinary course of business.

Limitation on sales of assets and subsidiary stock

(a)    The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, consummate any Asset Disposition unless:

  (1)
  the Company or such Restricted Subsidiary receives consideration at the time of such Asset Disposition at least equal to the fair market value (including as to the value of all non-cash consideration), as determined in good faith by the Board of Directors of the Company, of the shares and assets subject to such Asset Disposition;

  (2)
  at least 75% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents; and

  (3)
  an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or such Restricted Subsidiary, as the case may be)

  (A)
  first, to the extent the Company elects (or is required by the terms of any Indebtedness), to prepay, repay, redeem or purchase Senior Indebtedness of the Company or Indebtedness (other than any Preferred Stock or Disqualified Stock) of a Wholly Owned Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company) within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

    (B)
    second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A), to the extent the Company elects, to acquire Additional Assets within one year from the later of the date of such Asset Disposition or the receipt of such Net Available Cash;

    (C)
    third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B), to make an offer to the holders of the Notes (and to holders of other Senior Subordinated Indebtedness of the Company designated by the Company) to purchase Notes (and such other Senior Subordinated Indebtedness of the Company) pursuant to and subject to the conditions contained in the Indenture; and

    (D)
    fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A), (B) and (C), for any purpose not prohibited by the terms of the Indenture;

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clauses (A) or (C) above, the Company or such Restricted Subsidiary shall permanently retire such Indebtedness and shall cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries will not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions which is not applied in accordance with this covenant exceeds $10.0 million. Pending application of Net Available Cash pursuant to this covenant, such Net Available Cash shall be invested in Temporary Cash Investments or applied to temporarily reduce Senior Indebtedness.

For the purposes of this covenant, the following are deemed to be cash or cash equivalents:

  (1)
  the assumption of Indebtedness of the Company (other than obligations in respect of Disqualified Stock of the Company) or any Restricted Subsidiary (other than obligations in respect of Disqualified Stock and Preferred Stock of a Subsidiary Guarantor) and the release of the Company or such Restricted Subsidiary from all liability on such Indebtedness in connection with such Asset Disposition; and

  (2)
  securities received by the Company or any Restricted Subsidiary from the transferee that are converted within 90 days of receipt by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion.

(b)    In the event of an Asset Disposition that requires the purchase of Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to clause (a)(3)(C) above, the Company will purchase Notes tendered pursuant to an offer by the Company for the Notes (and such other Senior Subordinated Indebtedness) at a purchase price of 100% of their principal amount (or, in the event such other Senior Subordinated Indebtedness of the Company was issued with significant original issue discount, 100% of the accreted value thereof) without premium, plus accrued but unpaid interest (or, in respect of such other Senior Subordinated Indebtedness of the Company, such lesser price, if any, as may be provided for by the terms of such Senior Subordinated Indebtedness) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. If the aggregate purchase price of the securities tendered exceeds the Net Available Cash allotted to their purchase, the Company will select the securities to be purchased on a pro rata basis but in round denominations, which in the case of the Notes will be denominations of $1,000 principal amount or multiples thereof. The Company shall not be required to make such an offer to purchase Notes (and other Senior Subordinated Indebtedness of the Company) pursuant to this covenant if the Net Available Cash available therefor is less than $5.0 million (which lesser amount shall be carried forward for purposes of determining whether such an offer is required with respect to the Net Available Cash from any subsequent Asset Disposition). Upon completion of such an offer to purchase, Net Available Cash will be deemed to be reduced by the aggregate amount of such offer.

(c)    The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of its compliance with such securities laws or regulations.

Limitation on affiliate transactions

(a)    The Company will not, and will not permit any Restricted Subsidiary to, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property, employee compensation arrangements or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction") unless:

  (1)
  the terms of the Affiliate Transaction are no less favorable to the Company or such Restricted Subsidiary than those that could be obtained at the time of the Affiliate Transaction in arm's length dealings with a Person who is not an Affiliate;

  (2)
  if such Affiliate Transaction involves an amount in excess of $5.0 million, the terms of the Affiliate Transaction are set forth in writing and a majority of the directors of the Company disinterested with respect to such Affiliate Transaction have determined in good faith that the criteria set forth in clause (1) are satisfied and have approved the relevant Affiliate Transaction as evidenced by a resolution of the Board of Directors of the Company; and

  (3)
  if such Affiliate Transaction involves an amount in excess of $20.0 million, the Board of Directors of the Company shall also have received a written opinion from an Independent Qualified Party to the effect that such Affiliate Transaction is fair, from a financial standpoint, to the Company and its Restricted Subsidiaries or is not less favorable to the Company and its Restricted Subsidiaries than could reasonably be expected to be obtained at the time in an arm's length transaction with a Person who was not an Affiliate.

(b)    The provisions of the preceding paragraph (a) will not prohibit:

  (1)
  any Investment (other than a Permitted Investment (except for Permitted Investments described in clause (3) of the definition thereof)) or other Restricted Payment, in each case permitted to be made pursuant to the covenant described under "—Limitation on Restricted Payments";

  (2)
  any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment, compensation or severance arrangements, stock options and stock ownership plans approved by the Board of Directors of the Company;

  (3)
  loans or advances to employees in the ordinary course of business of the Company or its Restricted Subsidiaries, but in any event not to exceed $5.0 million in the aggregate outstanding at any one time;

  (4)
  the payment of reasonable compensation or employee benefits to, and the provision of an indemnity for the benefit of, directors, officers or employees of the Company or its Restricted Subsidiaries in the ordinary course of business;

  (5)
  the payment of reasonable fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Restricted Subsidiaries;

  (6)
  any commercial banking, commercial lending, investment banking, brokerage, securities trading, market making, money management, financial advisory or other similar transaction, including the payment of customary fees with respect thereto, with an Affiliate of J.P. Morgan Partners, LLC that is approved by a majority of the directors of the Company disinterested with respect to such transaction;

  (7)
  any transaction with General Motors Investment Management Corporation or any of its Affiliates that is approved by a majority of the directors of the Company disinterested with respect to such transaction; provided, however, that the Permitted Holders (other than General Motors Investment Management Corporation) beneficially own (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) in the aggregate a greater percentage of the total voting power of the Voting Stock of the Company than is beneficially owned (as defined in clause (1) of the covenant described under "—Change of Control") by General Motors Investment Management Corporation and its Affiliates and General Motors Investment Management Corporation and its Affiliates do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the Board of Directors of the Company (for purposes of this proviso, General Motors Investment Management Corporation and its Affiliates shall be deemed to beneficially own any Voting Stock of the Company held by a parent entity of the Company, if General Motors Investment Management Corporation or any of its Affiliates is the beneficial owner (as defined in clause (1) of the covenant described under "—Change of Control"), directly or indirectly, of over 50% of the voting power of the Voting Stock of such parent entity);

  (8)
  any transaction with a Restricted Subsidiary or joint venture or similar entity which would constitute an Affiliate Transaction solely because the Company or a

    Restricted Subsidiary owns an equity interest in or otherwise controls such Restricted Subsidiary, joint venture or similar entity;

  (9)
  the issuance or sale of any Capital Stock (other than Disqualified Stock) of the Company;

  (10)
  any agreement that provides registration rights to the shareholders of the Company;

  (11)
  any merger, consolidation or reorganization of the Company with an Affiliate solely for the purpose and with the sole effect of reorganizing the stock ownership interest in the Company to facilitate the initial public offering of securities of the Company;

  (12)
  any transaction with a Receivables Subsidiary pursuant to a Qualified Receivables Transaction; and

  (13)
  any agreement as in effect on the Issue Date and described in the Prospectus or any renewals extensions of any such agreement (so long as such renewals or extensions are not less favorable to the Company or the Restricted Subsidiaries) and the transactions evidenced thereby.

Limitation on the sale or issuance of capital stock of restricted subsidiaries

The Company

  (1)
  will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of any Capital Stock of any Restricted Subsidiary to any Person (other than the Company or a Wholly Owned Subsidiary), and

  (2)
  will not permit any Restricted Subsidiary to issue any of its Capital Stock (other than, if necessary, shares of its Capital Stock constituting directors' or other legally required qualifying shares) to any Person (other than to the Company or a Wholly Owned Subsidiary), unless

    (A)
    immediately after giving effect to such issuance, sale or other disposition, neither the Company nor any of its Subsidiaries own any Capital Stock of such Restricted Subsidiary; or

    (B)
    immediately after giving effect to such issuance, sale or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect thereto is treated as a new Investment by the Company and such Investment would be permitted to be made under the covenant described under "—Limitation on Restricted Payments" if made on the date of such issuance, sale or other disposition.

Notwithstanding the foregoing, the issuance or sale of shares of Capital Stock of any Restricted Subsidiary of the Company will not violate the provisions of this covenant if such shares are issued or sold in connection with (x) the initial formation or capitalization of such Restricted

Subsidiary (provided no assets (other than cash or Temporary Cash Investments) of the Company or any Restricted Subsidiary are transferred to such Restricted Subsidiary) or (y) a single transaction or a series of substantially contemporaneous transactions whereby such Restricted Subsidiary becomes a Restricted Subsidiary of the Company by reason of the acquisition of securities or assets from another Person.

Merger and consolidation

The Company will not consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, directly or indirectly, all or substantially all its assets to, any Person, unless:

  (1)
  the resulting, surviving or transferee Person (the "Successor Company") shall be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) shall expressly assume, by an indenture supplemental thereto, executed and delivered to the Trustee, in form reasonably satisfactory to the Trustee, all the obligations of the Company under the Notes and the Indenture;

  (2)
  immediately after giving pro forma effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any Subsidiary as a result of such transaction as having been Incurred by such Successor Company or such Subsidiary at the time of such transaction), no Default shall have occurred and be continuing;

  (3)
  immediately after giving pro forma effect to such transaction, either (A) the Successor Company would be able to Incur an additional $1.00 of Indebtedness (other than Subordinated Obligations) pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness" or (B) the Consolidated Leverage Ratio for the Successor Company would be (i) equal to or less than such ratio for the Company immediately prior to such transaction and (ii) equal to or less than (x) 4.75 to 1.0 if such transaction is consummated on or prior to June 24, 2004, (y) 4.5 to 1.0 if such transaction is consummated after June 24, 2004 and on or prior to July 1, 2005 and (z) 4.25 to 1.0 if such transaction is consummated after July 1, 2005; and

  (4)
  the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the Indenture;

provided, however, that clause (3) will not be applicable to (A) a Restricted Subsidiary consolidating with, merging into or transferring all or part of its properties and assets to the Company or any Restricted Subsidiary or (B) the Company merging with an Affiliate of the Company solely for the purpose and with the sole effect of reincorporating the Company in another jurisdiction or forming a holding company for the Company.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more Subsidiaries of the Company, which properties and assets, if held by the Company instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Company on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

The Successor Company will be the successor to the Company and shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture, and the predecessor Company, except in the case of a lease, shall be released from the obligation to pay the principal of and interest on the Notes.

The Company will not permit any Subsidiary Guarantor to consolidate with or merge with or into, or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to any Person unless:

  (1)
  except in the case of a Subsidiary Guarantor that has been disposed of in its entirety to another Person (other than to the Company or a Subsidiary of the Company) or otherwise ceases to be a Subsidiary Guarantor as a result of such transaction or series of transactions, whether through a merger, consolidation or sale of Capital Stock or assets, if in connection therewith the Company provides an Officers' Certificate to the Trustee to the effect that the Company will comply with its obligations under the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock" in respect of such disposition, the resulting, surviving or transferee Person (if not such Subsidiary) shall be a Person organized and existing under the laws of the jurisdiction under which such Subsidiary was organized or under the laws of the United States of America, or any State thereof or the District of Columbia, and such Person shall expressly assume, by a Guaranty Agreement, in a form reasonably satisfactory to the Trustee, all the obligations of such Subsidiary, if any, under its Subsidiary Guaranty;

  (2)
  immediately after giving effect to such transaction or transactions on a pro forma basis (and treating any Indebtedness which becomes an obligation of the resulting, surviving or transferee Person as a result of such transaction as having been issued by such Person at the time of such transaction), no Default shall have occurred and be continuing; and

  (3)
  the Company delivers to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such Guaranty Agreement, if any, complies with the Indenture.

Notwithstanding the foregoing, any Subsidiary Guarantor may consolidate with or merge with or into or convey, transfer or lease, in one transaction or a series of transactions, all or substantially all of its assets to the Company or another Subsidiary Guarantor.

Future guarantors

The Company will cause each domestic Restricted Subsidiary (other than a Receivables Subsidiary) that Incurs any Indebtedness to, and each Foreign Subsidiary that enters into a Guarantee of any Senior Indebtedness (other than a Foreign Subsidiary that Guarantees Senior

Indebtedness Incurred by another Foreign Subsidiary) to, in each case at the same time, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Restricted Subsidiary will Guarantee payment of the Notes on the same terms and conditions as those set forth in the Indenture.

SEC reports

Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company will file with the SEC (to the extent the SEC will accept such filings) and provide the Trustee and Noteholders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and other reports to be so filed and provided at the times specified for the filings of such information, documents and reports under such Sections. Notwithstanding the foregoing, the Company may satisfy such requirements prior to the effectiveness of any Exchange Offer Registration Statement or the Shelf Registration Statement by filing with the SEC the Exchange Offer Registration Statement or Shelf Registration Statement, to the extent that any such Registration Statement contains substantially the same information as would be required to be filed by the Company if it were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, and by providing the Trustee and Noteholders with such Registration Statement (and any amendments thereto) promptly following the filing thereof.

Following the consummation of the IPO, our Parent is subject to the reporting requirements of Section 13 of the Exchange Act.

In addition, the Company will furnish to the Holders of the Notes and to prospective investors, upon the requests of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are not freely transferable under the Securities Act.

Defaults

Each of the following is an Event of Default:

  (1)
  a default in the payment of interest on the Notes when due, continued for 30 days;

  (2)
  a default in the payment of principal of any Note when due at its Stated Maturity, upon optional redemption, upon required purchase, upon declaration of acceleration or otherwise;

  (3)
  the failure by the Company to comply with its obligations under "—Material Covenants—Merger and Consolidation" above;

  (4)
  the failure by the Company or any Restricted Subsidiary to comply for 30 days after notice with any of its obligations in the covenants described above under "Change of Control" (other than a failure to purchase Notes validly tendered) or under "—Material Covenants" under "—Limitation on Indebtedness", "—Limitation on Restricted Payments", "—Limitation on Restrictions on Distributions from Restricted Subsidiaries", "—Limitation on Sales of Assets and Subsidiary Stock" (other than a failure to purchase Notes validly tendered), "—Limitation on Affiliate Transactions", "—Limitation on the Sale or Issuance of Capital Stock of Restricted Subsidiaries", "—Future Guarantors" or "—SEC Reports";

  (5)
  the failure by the Company or any Restricted Subsidiary to comply for 60 days after notice with its other agreements contained in the Indenture;

  (6)
  Indebtedness of the Company, any Subsidiary Guarantor or any Significant Subsidiary is not paid within any applicable grace period after final maturity or is accelerated by the holders thereof because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds $12.5 million (the "cross acceleration provision");

  (7)
  certain events of bankruptcy, insolvency or reorganization of the Company, a Subsidiary Guarantor or any Significant Subsidiary (the "bankruptcy provisions");

  (8)
  any judgment or decree for the payment of money in excess of $12.5 million is entered against the Company, a Subsidiary Guarantor or any Significant Subsidiary, remains outstanding for a period of 60 consecutive days following such judgment and is not discharged, waived or stayed (the "judgment default provision"); or

  (9)
  a Subsidiary Guaranty ceases to be in full force and effect (other than in accordance with the terms of such Subsidiary Guaranty) and such default continues for 10 days or a Subsidiary Guarantor denies or disaffirms its obligations under its Subsidiary Guaranty.

However, a default under clauses (4) and (5) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of the outstanding Notes notify the Company of the default and the Company does not cure such default within the time specified after receipt of such notice.

If an Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Notes may declare the principal of and accrued but unpaid interest on all the Notes to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and interest on all the Notes will ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders of the Notes. Under certain circumstances, the holders of a majority in principal amount of the outstanding Notes may rescind any such acceleration with respect to the Notes and its consequences.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of the Notes unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder of a Note may pursue any remedy with respect to the Indenture or the Notes unless:

  (1)
  such holder has previously given the Trustee notice that an Event of Default is continuing;

  (2)
  holders of at least 25% in principal amount of the outstanding Notes have requested the Trustee to pursue the remedy;

  (3)
  such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

  (4)
  the Trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

  (5)
  holders of a majority in principal amount of the outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding Notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of a Note or that would involve the Trustee in personal liability.

If a Default occurs, is continuing and is known to the Trustee, the Trustee must mail to each holder of the Notes notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of or interest on any Note, the Trustee may withhold notice if and so long as a committee of its Trust Officers determines that withholding notice is not opposed to the interest of the holders of the Notes. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or propose to take in respect thereof.

Amendments and waivers

Subject to certain exceptions, the Indenture may be amended with the consent of the holders of a majority in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange for the Notes) and any past default or compliance with any provisions may also be waived with the consent of the holders of a majority in principal amount of the Notes then outstanding. However, without the consent of each holder of an outstanding Note affected thereby, an amendment or waiver may not, among other things:

  (1)
  reduce the amount of Notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or extend the time for payment of interest on any Note;

  (3)
  reduce the principal of or extend the Stated Maturity of any Note;

  (4)
  change the provisions applicable to the redemption of any Note as described under "—Optional Redemption" above (other than the notice provisions with respect to any such redemption) or under "—Special Mandatory Redemption" above;

  (5)
  make any Note payable in money other than that stated in the Note;

  (6)
  impair the right of any holder of the Notes to receive payment of principal of and interest on such holder's Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Notes;

  (7)
  make any change in the amendment provisions which require each holder's consent or in the waiver provisions;

  (8)
  make any change in the ranking or priority of any Note that would adversely affect the Noteholders; or

  (9)
  make any change in, or release other than in accordance with the Indenture, any Subsidiary Guaranty that would adversely affect the Noteholders.

Notwithstanding the preceding, without the consent of any holder of the Notes, the Company, the Subsidiary Guarantors and Trustee may amend the Indenture:

  (1)
  to cure any ambiguity, omission, defect or inconsistency;

  (2)
  to provide for the assumption by a successor Person of the obligations of the Company, or any Subsidiary Guarantor under the Indenture;

  (3)
  to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

  (4)
  to add Guarantees with respect to the Notes, including any Subsidiary Guaranties, or to secure the Notes;

  (5)
  to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the holders of the Notes or to surrender any right or power conferred upon the Company or a Subsidiary Guarantor;

  (6)
  to make any change that does not adversely affect the rights of any holder of the Notes; or

  (7)
  to comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act.

However, no amendment may be made to the subordination provisions of the Indenture that adversely affects the rights of any holder of Senior Indebtedness of the Company or a Subsidiary Guarantor then outstanding unless the holders of such Senior Indebtedness (or their Representative) consent to such change.

The consent of the holders of the Notes is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the Indenture becomes effective, we are required to mail to holders of the Notes a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Notes, or any defect therein, will not impair or affect the validity of the amendment.

Transfer

The Notes will be issued in registered form and will be transferable only upon the surrender of the Notes being transferred for registration of transfer. We may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers and exchanges.

Satisfaction and discharge

When (1) we deliver to the Trustee all outstanding Notes for cancellation, (2) all outstanding Notes have become due and payable, whether at maturity or on a redemption date as a result of the mailing of a notice of redemption or (3) all outstanding Notes will become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee and, in the case of clauses (2) and (3), we irrevocably deposit with the Trustee funds sufficient to pay at maturity or upon redemption all outstanding Notes, including interest thereon to maturity or such redemption date, and if in any case we pay all other sums payable hereunder by us, then the Indenture shall, subject to certain exceptions, cease to be of further effect.

Defeasance

At any time, we may terminate all our obligations under the Notes and the Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes.

In addition, at any time we may terminate our obligations under "—Change of Control" and under the covenants described under "—Material Covenants" (other than the covenant described under "—Merger and Consolidation"), the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiary Guarantors and Significant Subsidiaries and the judgment default provision described under "—Defaults" above and the limitations contained in clause (3) of the first paragraph under "—Material Covenants—Merger and Consolidation" above ("covenant defeasance").

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clauses (4), (6), (7) (with respect only to Significant Subsidiaries and Subsidiary Guarantors) or (8) under "—Defaults" above or because of the failure of the Company to comply with clause (3) of the first paragraph under "—Material Covenants—Merger and Consolidation" above. If we exercise our legal defeasance option or our covenant defeasance option, each Subsidiary Guarantor will be released from all of its obligations with respect to the its Subsidiary Guaranty.

In order to exercise either of our defeasance options, we must irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

Concerning the trustee

The Bank of New York is to be the Trustee under the Indenture. We have appointed The Bank of New York as Registrar and Paying Agent with regard to the Notes. An affiliate of the Trustee is a lender under our new credit facility.

The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; provided, however, if it acquires any conflicting interest it must either eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

The Holders of a majority in principal amount of the outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. If an Event of Default occurs (and is not cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense and then only to the extent required by the terms of the Indenture.

No personal liability of directors, officers, employees and stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Subsidiary Guarantor will have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, any Subsidiary Guaranty or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder of the Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver and release may not be effective to waive liabilities under the U.S. Federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing law

The Indenture and the Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain definitions

"Additional assets" means:

  (1)
  any property, plant or equipment used in a Related Business, in each case including leasehold interests with respect thereto with a term in excess of one year;

  (2)
  the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or

  (3)
  Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary;

provided, however, that any such Restricted Subsidiary described in clauses (2) or (3) above is primarily engaged in a Related Business.

"Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the covenants described under "—Material Covenants—Limitation on Restricted Payments", "—Material Covenants—Limitation on Affiliate Transactions" and "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, "Affiliate" shall also mean any beneficial owner of Capital Stock representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of the Company or of rights or warrants to purchase such Capital Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. For purposes of the covenants described under "—Material Covenants—Limitation on Restricted Payments" and "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock", and the definitions of "Asset Disposition", "EBITDA" and "Temporary Cash Investments" only, "Affiliate" shall not include (1) any Affiliate of J.P. Morgan Partners, LLC in its capacity as a commercial bank or commercial lender, investment bank, broker dealer, securities trader, market maker, money manager, financial advisor or other similar capacity, in each case acting in the ordinary course of its business, or (2) General Motors Investment Management Corporation or any of its Affiliates (other than First Plaza Group Trust) acting in the ordinary course of its business. For purposes of this definition, any Notes acquired by (1) an Affiliate of J.P. Morgan Partners, LLC in the ordinary course of such Affiliate's business as a broker dealer, securities trader, market maker, money manager, financial advisor or other similar capacity or (2) General Motors Investment Management Corporation or any of its Affiliates (other than First Plaza Group Trust) acting in the ordinary course of its business shall not, in each case, be considered under the terms of the Indenture as Notes held by an "Affiliate" of the Company.

"Asset disposition" means any sale, lease, transfer or other disposition (or series of related sales, leases, transfers or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of:

  (1)
  any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares or shares required by applicable law to be held by a Person other than the Company or a Restricted Subsidiary);

  (2)
  all or substantially all the assets of any division or line of business of the Company or any Restricted Subsidiary; or

  (3)
  any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary other than, in the case of clauses (1), (2) and (3) above,

  (A)
  a disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary;

  (B)
  for purposes of the covenant described under "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock" only, (x) a disposition that constitutes a Restricted Payment (or would constitute a Restricted Payment but for the exclusions from the definition thereof) and that is not prohibited by the covenant described under "—Material Covenants—Limitation on Restricted Payments" and (y) a disposition of all or substantially all the assets of the Company in accordance with the covenant described under "—Material Covenants—Merger and Consolidation"; and

  (C)
  a disposition of assets with a fair market value of less than $1.0 million;

  (D)
  the disposition of cash or Temporary Cash Investments;

  (E)
  the disposition of inventory or obsolete or worn out equipment in the ordinary course of business;

  (F)
  entering into Hedging Obligations;

  (G)
  the creation of any Lien permitted under the Indenture (but not the sale or other disposition of the property subject to such Lien); and

  (H)
  any transfer or sale of accounts receivable and related assets of the type specified in the definition of "Qualified Receivables Transaction" to a Receivables Subsidiary for the fair market value thereof, including cash in an amount at least equal to 75% of the book value thereof as determined in accordance with GAAP, it being understood that, for the purposes of this clause (H), investments received in exchange for the transfer of accounts receivable and related assets will be deemed to constitute cash if the Receivables Subsidiary or other payor is required to repay such investments as soon as practicable from available cash collections less amounts required to be established as reserves pursuant to contractual agreements with entities that are not Affiliates of the Company entered into as part of a Qualified Receivables Transaction.

"Average life" means, as of the date of determination, with respect to any Indebtedness, the quotient obtained by dividing:

  (1)
  the sum of the products of the numbers of years from the date of determination to the dates of each successive scheduled principal payment of, or redemption or similar payment with respect to, such Indebtedness multiplied by the amount of such payment by

  (2)
  the sum of all such payments.

"Bank indebtedness" means all Obligations pursuant to the Credit Agreement (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not post-filing interest is allowed in such proceeding).

"Board of directors" with respect to a Person means the Board of Directors of such Person or any committee thereof duly authorized to act on behalf of such Board of Directors.

"Business day" means each day which is not a Legal Holiday.

"Capital lease obligation" means an obligation that is required to be classified and accounted for as a capital lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation shall be the capitalized amount of such obligation determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

"Capital stock" of any Person means any and all shares, interests (including partnership interests), rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

"Code" means the Internal Revenue Code of 1986, as amended.

"Consolidated interest expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent incurred by the Company or its Restricted Subsidiaries, without duplication:

  (1)
  interest expense attributable to Capital Lease Obligations;

  (2)
  amortization of debt discount and debt issuance cost;

  (3)
  non-cash interest expense;

  (4)
  commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing;

  (5)
  net payments pursuant to Hedging Obligations in respect of Indebtedness;

  (6)
  accrued dividends in respect of all Preferred Stock of any Restricted Subsidiary of the Company to the extent held by Persons other than the Company or a Wholly Owned Subsidiary;

  (7)
  interest incurred in connection with Investments in discontinued operations; and

  (8)
  interest accruing on any Indebtedness of any other Person to the extent such Indebtedness is Guaranteed by (or secured by the assets of) the Company or any Restricted Subsidiary.

"Consolidated leverage ratio" as of any date of determination means the ratio of (x) the aggregate amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Subordinated Obligations) as of such date of determination to (y) EBITDA for the period of the most recent four consecutive fiscal quarters for which internal financial statements are then available prior to the date of such determination (the "Reference Period"); provided, however, that:

  (1)
  if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of the Reference Period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Leverage Ratio is an Incurrence of Indebtedness, or both, the aggregate amount of such Indebtedness shall be calculated after giving effect on a pro forma basis to such Incurrence of Indebtedness and EBITDA for the Reference Period shall be calculated after giving effect on a pro forma basis to such Incurrence of Indebtedness as if such Indebtedness had been Incurred on the first day of the Reference Period;

  (2)
  if the Company or any Restricted Subsidiary has repaid, repurchased, defeased or otherwise discharged any Indebtedness since the beginning of the Reference Period or if any Indebtedness is to be repaid, repurchased, defeased or otherwise discharged on the date of the transaction giving rise to the need to calculate the Consolidated Leverage Ratio, the aggregate amount of Indebtedness shall be calculated after giving effect on a pro forma basis to such discharge and EBITDA for the Reference Period shall be calculated after giving effect on a pro forma basis to such discharge as if it had occurred on the first day of the Reference Period and as if the Company or such Restricted Subsidiary had not earned the interest income, if any, actually earned during the Reference Period in respect of cash or Temporary Cash Investments used to repay, repurchase, defease or otherwise discharge such Indebtedness;

  (3)
  if since the beginning of the Reference Period the Company or any Restricted Subsidiary shall have made any Asset Disposition, EBITDA for the Reference Period shall be reduced by an amount equal to EBITDA (if positive) directly attributable to the assets which are the subject of such Asset Disposition for the Reference Period, or increased by an amount equal to EBITDA (if negative), directly attributable thereto for the Reference Period;

  (4)
  if since the beginning of the Reference Period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of assets, including any acquisition of assets occurring in connection with a transaction requiring a calculation to be made hereunder, which constitutes all or substantially all of an operating unit, division or line of business, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Indebtedness) as if such Investment or acquisition occurred on the first day of the Reference Period; and

  (5)
  if since the beginning of the Reference Period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of the Reference Period) shall have made any Asset Disposition, any Investment or acquisition of assets that would have required an adjustment pursuant to clauses (3) or (4) above if made by the Company or a Restricted Subsidiary during the Reference Period, EBITDA for the Reference Period shall be calculated after giving pro forma effect thereto as if such Asset Disposition, Investment or acquisition occurred on the first day of the Reference Period.

For purposes of this definition, whenever pro forma effect is to be given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred in connection therewith, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company (and may include any applicable Pro Forma Adjustments). If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness if such Interest Rate Agreement has a remaining term in excess of 12 months). If any Indebtedness is Incurred under a revolving credit facility and is being given pro forma effect, the interest on such Indebtedness shall be calculated based on the average daily balance of such Indebtedness for the four fiscal quarters subject to the pro forma calculation, to the extent that such Indebtedness was Incurred for working capital purposes.

"Consolidated net income" means, for any period, the net income of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

  (1)
  any net income of any Person (other than the Company) if such Person is not a Restricted Subsidiary, except that:

  (A)
  subject to the exclusion contained in clause (3) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to a Restricted Subsidiary, to the limitations contained in clause (3) below); and

  (B)
  the Company's equity in a net loss of any such Person for such period shall be included in determining such Consolidated Net Income, but only to the extent the Company or a Restricted Subsidiary funded such net loss with cash;

  (2)
  any net income of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions by such Restricted Subsidiary, directly or indirectly, to the Company (other than any restrictions permitted pursuant to clause (viii) of paragraph (1) of the covenant described under "—Limitation on Restrictions on Distributions from Restricted Subsidiaries"), except that:

  (A)
  subject to the exclusion contained in clause (3) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash that could have been distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution paid to another Restricted Subsidiary, to the limitation contained in this clause); and

  (B)
  the Company's equity in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income;

  (3)
  any gain or loss realized upon the sale or other disposition of any assets of the Company, its consolidated Subsidiaries or any other Person (including pursuant to any sale-and-leaseback arrangement) which are not sold or otherwise disposed of in the ordinary course of business and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person;

  (4)
  extraordinary gains or losses;

  (5)
  non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity based awards;

  (6)
  any non-cash goodwill impairment charges subsequent to the Issue Date resulting from the application of SFAS No. 142;

  (7)
  any amortization or write-offs of debt issuance or deferred financing costs and premiums and prepayment penalties, in each case, to the extent attributable to the Indebtedness being Refinanced or Incurred in connection with the Refinancing Transactions;

  (8)
  any interest expense attributable to the Notes during the period from and including the Issue Date to and including the date of consummation of the Bank Refinancing; and

  (9)
  the cumulative effect of a change in accounting principles;

in each case, for such period. Notwithstanding the foregoing, for the purposes of the covenant described under "—Material Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any repurchases, repayments or redemptions of Investments, proceeds realized on the sale of Investments or return of capital to the Company or a Restricted Subsidiary to the extent such repurchases, repayments, redemptions, proceeds or returns increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(D) thereof.

"Credit agreement" means the Amended and Restated Revolving Credit and Term Loan Agreement dated as of September 29, 2000, by and among the Company, certain of its Subsidiaries, the lenders referred to therein, Fleet National Bank, as Administrative Agent, GMAC Business Credit, LLC, as Documentation Agent, and First Union National Bank, as Syndication Agent, together with the related documents thereto (including the term loans and revolving loans thereunder, any guarantees and security documents), as amended, extended, renewed, restated, replaced, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement (and related document or instrument) governing Indebtedness incurred to Refinance, in whole or in part, the borrowings and commitments then outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or group of lenders.

"Currency agreement" means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

"Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

"Designated senior indebtedness", with respect to a Person means:

  (1)
  the Bank Indebtedness; and

  (2)
  any other Senior Indebtedness of such Person which, at the date of determination, has an aggregate principal amount outstanding of, or under which, at the date of determination, the holders thereof are committed to lend up to, at least $25.0 million and is specifically designated by such Person in the instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of the Indenture.

"Disqualified stock" means, with respect to any Person, any Capital Stock which by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder) or upon the happening of any event:

  (1)
  matures or is mandatorily redeemable (other than redeemable only for Capital Stock of such Person which is not itself Disqualified Stock) pursuant to a sinking fund obligation or otherwise;

  (2)
  is convertible or exchangeable at the option of the holder for Indebtedness or Disqualified Stock; or

  (3)
  is mandatorily redeemable or must be purchased upon the occurrence of certain events or otherwise, in whole or in part;

in each case on or prior to the first anniversary of the Stated Maturity of the Notes; provided, however, that any Capital Stock that would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require such Person to purchase or redeem such Capital Stock upon the occurrence of an "asset sale" or "change of control" occurring prior to the first anniversary of the Stated Maturity of the Notes shall not constitute Disqualified Stock if:

  (1)
  the "asset sale" or "change of control" provisions applicable to such Capital Stock are not more favorable to the holders of such Capital Stock than the terms applicable to the Notes and described under "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Material Covenants—Change of Control"; and

  (2)
  any such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

The amount of any Disqualified Stock that does not have a fixed redemption, repayment or repurchase price will be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were redeemed, repaid or repurchased on any date on which the amount of such Disqualified Stock is to be determined pursuant to the Indenture; provided, however, that if such Disqualified Stock could not be required to be redeemed, repaid or repurchased at the time of such determination, the redemption, repayment or repurchase price will be the book value of such Disqualified Stock as reflected in the most recent financial statements of such Person.

"EBITDA" for any period means the sum of Consolidated Net Income, plus the following (without duplication) to the extent deducted in calculating such Consolidated Net Income:

  (1)
  all income tax expense of the Company and its consolidated Restricted Subsidiaries;

  (2)
  Consolidated Interest Expense (other than any Consolidated Interest Expense attributable to any Subordinated Obligations);

  (3)
  depreciation and amortization expense of the Company and its consolidated Restricted Subsidiaries (excluding amortization expense attributable to a prepaid operating activity item that was paid in cash in a prior period);

  (4)
  all other non-cash charges of the Company and its consolidated Restricted Subsidiaries (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenditures in any future period) less all non-cash items of income (other than accrual of revenue in the ordinary course of business) of the Company and its consolidated Restricted Subsidiaries; and

  (5)
  non-recurring restructuring costs and non-recurring acquisition costs and fees (other than amounts paid to any Affiliate of the Company or any Permitted Holder), including expenses and payments directly attributable to employee reduction or employee relocation (including cash severance payments) and expenses and payments directly attributable to the termination of real estate leases or real estate sales and the relocation of distribution and call center facilities;

in each case for such period. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and non-cash charges of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion, including by reason of minority interests) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its stockholders.

"Equity offering" means any primary sale of Capital Stock (other than Disqualified Stock) of the Company (a) to the public pursuant to an effective registration statement under the Securities Act or (b) in a private placement pursuant to an exemption from the registration requirements of the Securities Act.

"Exchange notes" means the debt securities of the Company issued pursuant to the Indenture in exchange for, and in an aggregate principal amount equal to, the Notes, in compliance with the terms of the Registration Rights Agreement.

"Existing credit agreement" means the Amended and Restated Revolving Credit and Term Loan Agreement dated as of September 29, 2000, among the Company, Fleet National Bank, as administrative agent, Fleet Union National Bank, as syndication agent, GMAC Business Credit, LLC, as documentation agent, and the financial institutions and other lenders from time to time party thereto.

"Existing mezzanine indebtedness" means the Company's 16% Senior Subordinated Notes due September 29, 2008.

"Fair market value" means, with respect to any asset or property, the price which could be negotiated in an arm's length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined in good faith by the Board of Directors of the Company, whose determination will be conclusive and evidenced by a resolution of the Board of Directors of the Company.

"Foreign subsidiary" means any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any State thereof or the District of Columbia.

"GAAP" means generally accepted accounting principles in the United States of America as in effect as of the Issue Date, including those set forth in:

  (1)
  the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

  (2)
  statements and pronouncements of the Financial Accounting Standards Board;

  (3)
  such other statements by such other entity as approved by a significant segment of the accounting profession; and

  (4)
  except as otherwise provided by the terms of the Indenture, the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

"Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

  (1)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise); or

  (2)
  entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

"Guaranty agreement" means a supplemental indenture, in a form reasonably satisfactory to the Trustee, pursuant to which a Subsidiary Guarantor guarantees the Company's obligations with respect to the Notes on the terms provided for in the Indenture.

"Hedging obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement or Currency Agreement.

"Holder" or "Noteholder" means the Person in whose name a Note is registered on the Registrar's books.

"Incur" means issue, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Restricted Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Restricted Subsidiary. The term "Incurrence" when used as a noun shall have a correlative meaning. Solely for purposes of determining compliance with "—Material Covenants—Limitation on Indebtedness":

  (1)
  amortization of debt discount or the accretion of principal with respect to a non-interest bearing or other discount security;

  (2)
  the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Capital Stock in the form of additional Capital Stock of the same class and with the same terms (or the accretion or accumulation of such dividends on Capital Stock); and

  (3)
  the obligation to pay a premium in respect of Indebtedness arising in connection with the issuance of a notice of redemption or making of a mandatory offer to purchase such Indebtednesss will not be deemed to be the Incurrence of Indebtedness.

"Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (1)
  the principal in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, including, in each case, any premium on such indebtedness to the extent such premium has become due and payable;

  (2)
  all Capital Lease Obligations of such Person;

  (3)
  all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

  (4)
  all obligations of such Person for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in clauses (1) through (3) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following payment on the letter of credit);

  (5)
  the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of such Person or, with respect to any Preferred Stock of any Subsidiary of such Person (but excluding, in each case, accrued dividends);

  (6)
  all obligations of the type referred to in clauses (1) through (5) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

  (7)
  all obligations of the type referred to in clauses (1) through (6) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets and the amount of the obligation so secured; and

  (8)
  to the extent not otherwise included in this definition, Hedging Obligations of such Person; provided, however, that for purposes of calculating the Consolidated Leverage Ratio, the aggregate amount of Indebtedness outstanding pursuant to any Hedging Obligation shall be zero until such time as such Person has the obligation to make a payment in respect of such Hedging Obligation and such payment is not made within ten Business Days.

Notwithstanding the foregoing, (i) in connection with the purchase by the Company or any Restricted Subsidiary of any business, the term "Indebtedness" will exclude post-closing payment adjustments to which the seller may become entitled to the extent such payment is determined by a final closing balance sheet or such payment depends on the performance of such business after the closing; provided, however, that, at the time of closing, the amount of any such payment is not determinable and, to the extent such payment thereafter becomes fixed and determined, the amount is paid within 30 days thereafter and (ii) Indebtedness shall not include any liability for Federal, state, local or other taxes owed or owing to any governmental entity.

In the case of Indebtedness of any Person sold at a discount, the amount of such Indebtedness at any time shall be the accreted value thereof at such time.

"Independent qualified party" means an investment banking firm, accounting firm or appraisal firm of national standing; provided, however, that such firm is not an Affiliate of the Company.

"Interest rate agreement" means any interest rate swap agreement, interest rate cap agreement or other financial agreement or arrangement with respect to exposure to interest rates.

"Investment" in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of Guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. Except as otherwise provided for herein, the amount of an Investment shall be its fair value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of "Unrestricted Subsidiary", the definition of "Restricted Payment" and the covenant described under "—Material Covenants—Limitation on Restricted Payments":

  (1)
  "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) the Company's "Investment" in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

  (2)
  any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors.

"Issue date" means the date on which the Notes are originally issued.

"Legal holiday" means a Saturday, a Sunday or a day on which banking institutions are not required to be open in the State of New York.

"Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

"Net available cash" from an Asset Disposition means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise and proceeds from the sale or other disposition of any securities received as consideration, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to such properties or assets or received in any other non-cash form), in each case net of:

  (1)
  all legal, title and recording tax expenses, underwriting discounts, commissions and other fees and expenses incurred (including, without limitation, fees and expenses of counsel, accountants and investment advisors), and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Disposition;

  (2)
  all payments made on any Indebtedness which is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition;

  (3)
  all distributions and other payments required to be made to minority interest holders in Restricted Subsidiaries as a result of such Asset Disposition;

  (4)
  the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the property or other assets disposed in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition; and

  (5)
  any portion of the purchase price from an Asset Disposition placed in escrow, whether as a reserve for adjustment of the purchase price, for satisfaction of indemnities in respect of such Asset Disposition or otherwise in connection with that Asset Disposition; provided, however, that upon the termination of such escrow, Net Available Cash will be increased by any portion of funds in the escrow that are released to the Company or any Restricted Subsidiary.

"Net cash proceeds", with respect to any issuance or sale of Capital Stock or Indebtedness, means the cash proceeds of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

"New credit facility" means the credit agreement to be entered into in connection with the Bank Refinancing (which may consist of an amendment or restatement of the Existing Credit Agreement in effect on the Issue Date).

"Obligations" means, with respect to any Indebtedness, all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, and other amounts payable pursuant to the documentation governing such Indebtedness.

"Officer" means the Chairman of the Board, the President, any Vice President, the Treasurer or the Secretary of the Company.

"Officers' certificate" means a certificate signed by two Officers.

"Opinion of counsel" means a written opinion from legal counsel who is reasonably acceptable to the Trustee. The counsel may be an employee of or counsel to the Company or the Trustee.

"Permitted holders" means Parthenon Capital, J.P. Morgan Partners, LLC, General Motors Investment Management Corporation, Michael J. Grebe, William E. Sanford, William R. Pray, William S. Green and any Related Party of the foregoing. Except for a Permitted Holder specifically identified by name, in determining whether Voting Stock is owned by a Permitted Holder, only Voting Stock acquired by a Permitted Holder in its described capacity will be treated as "beneficially owned" by such Permitted Holder.

"Permitted investment" means an Investment by the Company or any Restricted Subsidiary in:

  (1)
  the Company, a Restricted Subsidiary or a Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided, however, that the primary business of such Restricted Subsidiary is a Related Business;

  (2)
  another Person if, as a result of such Investment, such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, the Company or a Restricted Subsidiary; provided, however, that such Person's primary business is a Related Business;

  (3)
  cash and Temporary Cash Investments;

  (4)
  receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or any such Restricted Subsidiary deems reasonable under the circumstances;

  (5)
  payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

  (6)
  loans or advances to employees made in the ordinary course of business of the Company or such Restricted Subsidiary;

  (7)
  stock, obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary or in satisfaction of judgments;

  (8)
  any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted pursuant to the covenant described under "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock";

  (9)
  any Person where such Investment was acquired by the Company or any of its Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

  (10)
  any Person to the extent such Investments consist of prepaid expenses, negotiable instruments held for collection and lease, utility and workers' compensation, performance and other similar deposits made in the ordinary course of business by the Company or any Restricted Subsidiary;

  (11)
  any Person to the extent such Investments consist of Hedging Obligations otherwise permitted under the covenant described under "—Material Covenants—Limitation on Indebtedness";

  (12)
  Persons to the extent such Investments are in existence on the Issue Date;

  (13)
  any joint venture engaged in a Related Business, to the extent such Investments, when taken together with all other Investments made pursuant to this clause (13) outstanding on the date such Investment is made, do not exceed $7.0 million;

  (14)
  any Investment by the Company or a Restricted Subsidiary in a Receivables Subsidiary, or any Investment by a Receivables Subsidiary in another Person, in each case in connection with a Qualified Receivables Transaction; provided, however, that such Investment is in the form of a purchase money note, equity or residual interest or limited liability company interest; and

  (15)
  Persons to the extent such Investments, when taken together with all other Investments made pursuant to this clause (15) outstanding on the date such Investment is made, do not exceed the greater of (x) $25.0 million and (y) 4% of Total Assets.

"Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

"Preferred stock", as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

"Principal" of a Note means the principal of the Note plus the premium, if any, payable on the Note which is due or overdue or is to become due at the relevant time.

"Pro forma adjustments" means, with respect to any period, the reduction in costs or other adjustments, as applicable, that are

  (1)
  directly attributable to a business or asset acquisition and calculated on a basis that is consistent with Regulation S-X under the Securities Act in effect and as applied as of the Issue Date; or

  (2)
  implemented by the Company, any Restricted Subsidiary or the business that was the subject of any such asset acquisition, in each case within one year prior to the date of the business or asset acquisition and that are supportable and quantifiable by the underlying accounting records of the Company, the Restricted Subsidiary or such business;

in each case as if all such reductions in costs or other adjustments had been effected as of the beginning of such period.

"Qualified receivables transaction" means any transaction or series of transactions entered into by the Company or any of its Restricted Subsidiaries pursuant to which the Company or any of its Restricted Subsidiaries sells, conveys or otherwise transfers to (i) a Receivables Subsidiary (in the case of a transfer by the Company or any of its Restricted Subsidiaries) and (ii) any other Person (in the case of a transfer by a Receivables Subsidiary), or grants a security interest in, any accounts receivable (whether now existing or arising in the future) of the Company or any of its Restricted Subsidiaries, and any assets related thereto, including all collateral securing such accounts receivable, all contracts and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

"Rating agency" means Standard & Poor's, a division of the McGraw Hill Companies, Inc., and Moody's Investors Service, Inc. or if Standard & Poor's, a division of the McGraw Hill Companies, Inc., or Moody's Investors Service, Inc. or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Board of Directors of the Company) which shall be substituted for Standard & Poor's, a division of the McGraw Hill Companies, Inc., or Moody's Investors Service, Inc. or both, as the case may be.

"Receivables subsidiary" means a Subsidiary of the Company which engages in no activities other than in connection with the financing of accounts receivable or related assets (including contract rights) and which is designated by the Board of Directors of the Company (as provided below) as a Receivables Subsidiary (a) no portion of the Indebtedness or any other Obligations (contingent or otherwise) of which (i) is Guaranteed by the Company or any of its Restricted Subsidiaries (but excluding customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction), (ii) is recourse to or obligates the Company or any of its Restricted Subsidiaries in any way other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction or (iii) subjects any property of asset (including contract rights) of the Company or any of its Restricted Subsidiaries (other than accounts receivable and related assets as provided in the definition of "Qualified Receivables Transaction"), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to customary representations, warranties, covenants and indemnities entered into in connection with a Qualified Receivables Transaction, (b) with which neither the Company nor any of its Restricted Subsidiaries has any material contract, agreement, arrangement or understanding other than on terms no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company, other than customary fees payable in connection with servicing accounts receivable and (c) with which neither the Company or any of its Restricted Subsidiaries has any obligation to maintain or preserve such Subsidiary's financial condition or cause such Subsidiary to achieve certain levels of operating results. Any such designation by the Board of Directors of the Company will be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officer's Certificate certifying that such designation complied with the foregoing conditions.

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, replace, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

"Refinancing indebtedness" means Indebtedness that Refinances any Indebtedness of the Company or any Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture, including Indebtedness that Refinances Refinancing Indebtedness; provided, however, that:

  (1)
  such Refinancing Indebtedness has a Stated Maturity no earlier than the Stated Maturity of the Indebtedness being Refinanced;

  (2)
  such Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being Refinanced;

  (3)
  such Refinancing Indebtedness has an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding or committed (plus (i) accrued interest on the Indebtedness being Refinanced not to exceed the amount of such accrued interest for one fiscal quarter and (ii) fees and expenses, including any premium and defeasance costs) under the Indebtedness being Refinanced; and

  (4)
  if the Indebtedness being Refinanced is subordinated in right of payment to the Notes, such Refinancing Indebtedness is subordinated in right of payment to the Notes at least to the same extent as the Indebtedness being Refinanced;

provided further, however, that Refinancing Indebtedness shall not include (A) Indebtedness of a Subsidiary that Refinances Indebtedness of the Company or (B) Indebtedness of the Company or a Restricted Subsidiary that Refinances Indebtedness of an Unrestricted Subsidiary.

"Refinancing transactions" means (i) the offering and sale of the Notes, (ii) the establishment by the Company of the New Credit Facility, (iii) the Refinancing of all amounts outstanding under the Existing Credit Agreement (including fees and accrued interest with respect thereto) and (iv) the redemption of the Existing Mezzanine Indebtedness (including the payment of accrued interest and redemption premiums and fees with the respect thereto).

"Registration rights agreement" means the Registration Rights Agreement to be dated May 23, 2003, among the Company, the Subsidiary Guarantors and the Initial Purchasers and any similar agreement entered into in connection with the issuance of Additional Notes.

"Related business" means any business (including, without limitation, the maintenance, repair and operations products distribution business) in which the Company or any of its Restricted Subsidiaries was engaged on the Issue Date and any business related, ancillary or complementary to any business of the Company in which the Company was engaged on the Issue Date or any business that is a reasonable extension of, or is necessary or desirable to facilitate, any such business engaged in by the Company on the Issue Date.

"Related party" means (1) any controlling stockholder, controlling member, general partner, majority owned Subsidiary, or spouse or immediate family member (in the case of an individual) of any Permitted Holder, (2) any estate, trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons holding a controlling interest of which consist solely of one or more Permitted Holders and/or such other Persons referred to in the immediately preceding clauses (1), or (3) any executor, administrator, trustee, manager, director or other similar fiduciary of any Person referred to in the immediately preceding clause (2) acting solely in such capacity.

"Representative" means, any trustee, agent or representative (if any) for an issue of Senior Indebtedness.

"Restricted payment" with respect to any Person means:

  (1)
  the declaration or payment of any dividends or any other distributions of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving such Person) or similar payment to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) or through accretion or accumulation of such dividends on such Capital Stock and dividends or distributions payable solely to the Company or a Restricted Subsidiary, and other than pro rata dividends or other distributions made by a Subsidiary that is not a Wholly Owned

    Subsidiary to minority stockholders (or owners of an equivalent interest in the case of a Subsidiary that is an entity other than a corporation);

  (2)
  the purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company held by any Person or of any Capital Stock of a Restricted Subsidiary held by any Affiliate of the Company (other than the Company or a Restricted Subsidiary), including in connection with any merger or consolidation and including the exercise of any option to exchange any Capital Stock (other than into Capital Stock of the Company that is not Disqualified Stock);

  (3)
  the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment of any Subordinated Obligations of such Person (other than the purchase, repurchase or other acquisition of Subordinated Obligations purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase or other acquisition); or

  (4)
  the making of any Investment (other than a Permitted Investment) in any Person.

"Restricted subsidiary" means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

"Revolving credit facility" means the revolving credit facility contained in the Credit Agreement and any other facilities or financing arrangements (including commercial paper facilities, revolving credit loans, term loans, receivables financing, letters of credit or any debt securities or other form of debt, convertible debt or exchangeable debt financing) that Refinances, in whole or in part, any such facility or financing arrangement (including any facility that increases borrowing availability), in each case as amended, supplemented, extended, renewed, restated or otherwise modified.

"Secured indebtedness" means any Indebtedness of the Company secured by a Lien.

"Senior indebtedness" means with respect to any Person:

  (1)
  Indebtedness of such Person, whether outstanding on the Issue Date or thereafter Incurred; and

  (2)
  all other Obligations of such Person (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person whether or not post-filing interest is allowed in such proceeding) in respect of Indebtedness described in clause (1) above unless, in the case of clauses (1) and (2), in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such Indebtedness or other obligations are subordinate or pari passu in right of payment to the Notes or the Subsidiary Guaranty of such Person, as the case may be; provided, however, that Senior Indebtedness shall not include:

  (1)
  any obligation of such Person to the Company or any Subsidiary;

  (2)
  any liability for Federal, state, local or other taxes owed or owing by such Person;

  (3)
  any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities);

  (4)
  any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

  (5)
  that portion of any Indebtedness which at the time of Incurrence is Incurred in violation of the Indenture; or

  (6)
  any obligations of such Person with respect to any Capital Stock.

"Senior subordinated indebtedness" means, with respect to a Person, the Notes (in the case of the Company), the Subsidiary Guaranty (in the case of a Subsidiary Guarantor) and any other Indebtedness of such Person that specifically provides that such Indebtedness is to rank pari passu with the Notes or such Subsidiary Guaranty, as the case may be, in right of payment and is not subordinated by its terms in right of payment to any Indebtedness or other obligation of such Person which is not Senior Indebtedness of such Person.

"Significant subsidiary" means any Restricted Subsidiary that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

"Stated maturity" means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency unless such contingency has occurred).

"Subordinated obligation" means, with respect to a Person, any Indebtedness of such Person (whether outstanding on the Issue Date or thereafter Incurred) which is subordinate or junior in right of payment to the Notes or a Subsidiary Guaranty of such Person, as the case may be, pursuant to a written agreement to that effect.

"Subsidiary" means, with respect to any Person, any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

  (1)
  such Person;

  (2)
  such Person and one or more Subsidiaries of such Person; or

  (3)
  one or more Subsidiaries of such Person.

"Subsidiary guarantor" means Wilmar Holdings, Inc., Wilmar Financial, Inc. and each other Subsidiary of the Company that executes the Indenture as a guarantor on the Issue Date and each other Subsidiary of the Company that thereafter guarantees the Notes pursuant to the terms of the Indenture.

"Subsidiary guaranty" means a Guarantee by a Subsidiary Guarantor of the Company's obligations with respect to the Notes.

"Temporary cash investments" means any of the following:

  (1)
  any investment in direct obligations of the United States of America or any agency thereof or obligations guaranteed by the United States of America or any agency thereof;

  (2)
  investments in demand and time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America, any State thereof or any foreign country recognized by the United States of America, and which bank or trust company has capital, surplus and undivided profits aggregating in excess of $50.0 million (or the foreign currency equivalent thereof) and has outstanding debt which is rated "A" (or such similar equivalent rating) or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act) or any money market fund sponsored by a registered broker dealer or mutual fund distributor;

  (3)
  repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (1) above entered into with a bank meeting the qualifications described in clause (2) above;

  (4)
  investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of the Company) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of "P-1" (or higher) according to Moody's Investors Service, Inc. or "A-1" (or higher) according to Standard and Poor's Ratings Group; and

  (5)
  investments in securities with maturities of six months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by Standard & Poor's Ratings Group or "A" by Moody's Investors Service, Inc.

"Term loan facility" means the term loan facility contained in the Credit Agreement and any other facilities or financing arrangements (including commercial paper facilities, revolving credit loans, term loans, receivables financing, letters of credit, or any debt securities or other form of debt, convertible debt or exchangeable debt financing) that Refinances in whole or in part any such facility or financing arrangement (including any facility that increases borrowing availability), in each case as amended, supplemented, extended, renewed, restated or otherwise modified.

"Total assets" means the total consolidated assets of the Company and its Restricted Subsidiaries, as set forth on the Company's consolidated balance sheet for the most recently ended fiscal quarter for which internal financial statements are available.

"Trustee" means The Bank of New York until a successor replaces it and, thereafter, means the successor.

"Trust indenture act" means the Trust Indenture Act of 1939 (15 U.S. C.——77aaa-77bbbb) as in effect on the Issue Date.

"Trust officer" means the Chairman of the Board, the President or any other officer or assistant officer of the Trustee assigned by the Trustee to administer its corporate trust matters.

"Unrestricted subsidiary" means:

  (1)
  any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of the Company in the manner provided below; and

  (2)
  any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of the Company may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or holds any Lien on any property of, the Company or any Restricted Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, such designation would be permitted under the covenant described under "—Material Covenants—Limitation on Restricted Payments".

The Board of Directors of the Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation (A) the Company could Incur $1.00 of additional Indebtedness (other than Subordinated Obligations) under paragraph (a) of the covenant described under "—Material Covenants—Limitation on Indebtedness" and (B) no Default shall have occurred and be continuing. Any such designation by the Board of Directors of the Company shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

"U.S. Government obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable at the issuer's option.

"Voting stock" of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

"Wholly owned subsidiary" means a Restricted Subsidiary all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or one or more other Wholly Owned Subsidiaries.

Material U.S. federal income tax considerations

The following is a discussion of the material United States federal income tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), administrative pronouncements, judicial decisions and existing and proposed Treasury Regulations, and interpretations of the foregoing, all as of the date hereof, and changes to any of which subsequent to the date hereof may affect the tax consequences described herein, possibly with retroactive effect.

The following discusses only notes held as capital assets within the meaning of Section 1221 of the Code. It does not discuss all of the tax consequences that may be relevant to a holder in light of such holder's particular circumstances or to holders subject to special rules, such as certain financial institutions, tax-exempt entities, real estate investment trusts, regulated investment companies, insurance companies, dealers in securities or foreign currencies and persons holding notes in connection with a hedging transaction, "straddle," conversion transaction or other integrated transaction. This discussion also does not address the tax consequences to certain persons who have a functional currency other than the United States dollar or to certain persons who have ceased to be United States citizens or to be taxed as resident aliens. Furthermore, except as otherwise indicated, it does not include any description of any alternative minimum tax consequences, or estate and gift tax consequences, or the tax laws of any state, local or foreign government that may be applicable to the notes. Prospective investors should consult their tax advisors with regard to the application of United States federal tax laws to their particular situations, as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

As used herein, the term "U.S. Holder" means a beneficial owner of a note that is, for United States federal income tax purposes:

  •
  a citizen or resident of the United States;

  •
  a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  •
  an estate, the income of which is subject to United States federal income taxation regardless of its source; or

  •
  a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and (B) one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership, or other entity taxable as a partnership for United States federal income tax purposes, holds notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Prospective purchasers that are partnerships or who would hold the notes through a partnership or similar pass-through entity should consult their tax advisors regarding the United States federal income tax consequences of holding notes.

U.S. holders

Payment of interest

Interest paid on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder's method of accounting for U.S. Federal income tax purposes. In certain circumstances (see "Description of the Notes—Change of Control" and "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock"), we may be obligated to pay a holder additional amounts in excess of stated interest or principal on the notes. According to Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not affect the amount of interest income to be currently recognized by a holder if there is only a remote chance as of the date the initial notes were issued that any of the circumstances that would give rise to the payment of such additional amounts (considered individually and in the aggregate) will occur. Because we believed that the likelihood that we would be obligated to make any such payments was remote, we do not intend to treat the potential payment of any such payments as part of the yield to maturity of any notes. In the event a contingency occurs, it would affect the amount and timing of the income that a holder must recognize. If we pay additional amounts on the notes or a premium pursuant to the change of control provisions, a holder will be required to recognize such amounts as income. Our determination that these contingencies are remote is binding on a holder unless such holder discloses a contrary position in the manner required by applicable Treasury Regulations. Our determination is not, however, binding on the Internal Revenue Service (the "IRS"), and if the IRS were to challenge this determination, a holder might be required to accrue income on the notes in excess of stated interest and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies.

Market discount and bond premium

If a U.S. Holder purchases a note for an amount that is less than its principal amount, then, subject to a statutory de minimis rule, the difference generally will be treated as market discount. Any gain realized on the sale, exchange, retirement or other disposition of, including dispositions which are nonrecognition transactions under certain provisions of the Code, the note will be included in gross income and characterized as ordinary income to the extent of the market discount that (1) has not previously been included in income and (2) is treated as having accrued on the note prior to the payment or disposition. Market discount generally accrues on a straight-line basis over the period from the date of the purchase of the note to the maturity date of the note. Upon an irrevocable election, however, market discount will accrue on a constant yield basis. A U.S. Holder might be required to defer all or a portion of the interest expense on indebtedness incurred or continued to purchase or carry a note. A U.S. Holder may elect to include market discount in gross income currently as it accrues. If such an election is made, the preceding rules relating to the recognition of market discount and deferral of interest expense will not apply. An election made to include market discount in gross income as it accrues will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

If a U.S. Holder purchases a note for an amount that is in excess of the amount payable at maturity of the note, the excess of the U.S. Holder's purchase price over the amount payable at maturity (or an earlier call date if it results in a smaller amortizable bond premium) will be treated as bond premium. In general, a U.S. Holder may elect to amortize bond premium over the remaining term of the note (or until an earlier call date, as applicable) on a constant yield method. The amount of bond premium allocable to any accrual period is offset against the qualified stated interest allocable to the accrual period. If, following the offset determination described in the immediately preceding sentence, there is an excess allocable bond premium remaining, that excess may, in some circumstances, be deducted. An election to amortize bond premium applies to all taxable debt instruments held at the beginning of the first taxable year to which the election applies and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS.

Sale, exchange or disposition of the notes

Upon the sale, exchange or other disposition of a note, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between the amount of cash plus the fair market value of any property received (not including any amount attributable to accrued but unpaid interest not previously included in income, which will be taxable as ordinary income) and such holder's adjusted tax basis in the note. A U.S. Holder's tax basis in a note generally will be its cost, increased by any accrued market discount included in gross income and reduced by any amortized bond premium on the note. Gain or loss recognized on the sale, exchange, retirement or other taxable disposition of a note will be long-term capital gain or loss if the holder held the note for more than one year. The deductibility of capital losses is subject to limitations.

Backup withholding

A backup withholding tax at the rate specified in the Code and information reporting requirements apply in the case of certain U.S. Holders (not including corporations and other exempt recipients) to certain payments of principal of, and interest on, a note, and of proceeds on the sale of a note before maturity. Backup withholding applies if a holder fails to provide a correct taxpayer identification number, fails to report interest income in full or fails to certify that the holder is exempt from withholding. An individual's taxpayer identification number is generally the individual's Social Security number. Any amount withheld from payment to a holder under the backup withholding rules will be allowed as a credit against the holder's federal income tax liability and may entitle the holder to a refund, provided the required information is furnished to the IRS.

Non-U.S. holders

As used herein, the term "Non-U.S. Holder" means a beneficial owner of a note that is, for United States federal income tax purposes, not a U.S. Holder.

The rules governing United States federal income taxation of Non-U.S. Holders are complex. Non-U.S. Holders should consult with their own tax advisors to determine the effect of federal, state, local and foreign income tax laws, as well as treaties, with regard to an investment in the notes, including any reporting requirements.

Payment of interest

Subject to the discussion below concerning backup withholding, payments of interest on the notes by us or our paying agent to any Non-U.S. Holder will not be subject to U.S. federal income withholding tax, provided that:

  •
  such holder (1) does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our voting stock, (2) is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership and (3) is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

  •
  the certification requirement, as described below, has been fulfilled with respect to the beneficial owner.

The certification requirement referred to above will be fulfilled if either (A) the Non-U.S. Holder provides to us or our paying agent an IRS Form W-8BEN (or successor form), signed under penalties of perjury, that includes such holder's name and address and certifies as to its non-U.S. status or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business holds the note on behalf of the beneficial owner and provides a statement to us or our paying agent signed under penalties of perjury in which the organization, bank or financial institution certifies that an IRS Form W-8BEN (or successor form) has been received by it from the Non-U.S. Holder or from another financial institution acting on behalf of the Non-U.S. Holder and furnishes us or our paying agent with a copy. Other methods might be available to satisfy the certification requirements described above, depending upon the circumstances applicable to the Non-U.S. Holder.

The gross amount of payments of interest that do not qualify for the exception from withholding described above (the "portfolio interest exemption") will be subject to U.S. withholding tax at a rate of 30% unless (i) the Non-U.S. Holder provides us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from or reduction in withholding under an applicable tax treaty or (ii) such interest is effectively connected with the conduct of a U.S. trade or business by such Non-U.S. Holder and a properly executed IRS Form W-8ECI (or successor form) is provided to us or our paying agent.

If a Non-U.S. Holder is engaged in a trade or business in the United States and if interest on the note or gain realized on the disposition of the note is effectively connected with such trade or business, then the Non-U.S. Holder generally will be subject to regular United States federal income tax on such interest or gain on a net basis in the same manner as if it were a U.S. Holder, unless an applicable tax treaty provides otherwise. If the Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30%, unless reduced or eliminated by an applicable tax treaty. Even though such effectively connected income is subject to income tax, and may be subject to the branch profits tax, it is not subject to withholding tax if the Non-U.S. Holder satisfies the certification requirements described above.

As more fully described under "Description of the Notes—Change of Control" and "—Material Covenants—Limitation on Sales of Assets and Subsidiary Stock," upon the occurrence of certain enumerated events we may be required to make additional payments to holders of the notes. Such payments may be treated as interest, subject to the rules described above, or as other income subject to United States federal withholding tax. Non-U.S. holders should consult their tax advisors as to the tax considerations relating to debt instruments that provide for one or more contingent payments, in particular as to the availability of the portfolio interest exemption, and the ability of Non-U.S. Holders to claim the benefits of income tax treaty exemptions from United States withholding tax on interest, in respect of such additional payments.

Sale, exchange or disposition of the notes

Subject to the discussion below concerning backup withholding, a Non-U.S. Holder of a note will not be subject to United States federal income tax on gain realized on the sale, exchange or other taxable disposition of such note, unless:

  •
  such holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met;

  •
  such gain is effectively connected with the conduct of a United States trade or business by such Non-U.S. Holder; or

  •
  such gain represents accrued but unpaid interest not previously included in income, in which case the rules for interest would apply.

Federal estate tax

A note held (or treated as held) by an individual who is a Non-U.S. Holder at the time of his or her death will not be subject to United States federal estate tax, provided the interest on the note is exempt from withholding of United States federal income tax under the "portfolio interest exemption" described above (without regard to the certification requirement) and income on such note was not United States trade or business income. If you are an individual, you should consult with your tax advisor regarding the possible application of the United States federal estate tax to your particular circumstances, including the effect of any applicable treaty.

Backup withholding and information reporting

Unless certain exceptions apply, we must report annually to the IRS and to each Non-U.S. Holder any interest paid or accrued to the Non-U.S. Holder. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

Under current United States federal income tax law, backup withholding tax will not apply to payments of interest by us or our paying agent on a note if the certifications described above under "Payment of Interest" are received, provided that we or our paying agent, as the case may be, do not have actual knowledge or reason to know that the payee is a U.S. person.

Payments on the sale, exchange or other disposition of a note made to or through a foreign office of a foreign broker generally will not be subject to backup withholding or information reporting. However, if such broker is for United States federal income tax purposes a U.S. person, a controlled foreign corporation, a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period or a foreign partnership with certain connections to the United States, then information reporting will be required unless the broker has in its records documentary evidence that the beneficial owner is not a U.S. person and certain other conditions are met or the beneficial owner otherwise establishes an exemption. Backup withholding may apply to any payment that such broker is required to report if the broker has actual knowledge or reason to know that the payee is a U.S. person. Payments to or through the U.S. office of a broker will be subject to backup withholding and information reporting unless the holder certifies, under penalties of perjury, that it is not a U.S. person or otherwise establishes an exemption.

Backup withholding is not an additional tax: any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such holder's United States federal income tax liability and may entitle such holder to a refund, provided that the required information is furnished to the IRS. Non-U.S. Holders of notes should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom and the procedure for obtaining such an exemption, if available.

THE FOREGOING DISCUSSION IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO YOU OF PURCHASING, HOLDING AND DISPOSING OF THE NOTES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR NON-UNITED STATES TAX LAWS AND ANY RECENT OR PROPOSED CHANGES IN APPLICABLE TAX LAWS.

Plan of distribution

This Prospectus is to be used by JPMorgan in connection with offers and sales related to market making transactions in the notes. JPMorgan may act as principal or agent in such transactions. Such sales will be made at prices related to prevailing market prices at the time of sale. JPMorgan has no obligation to make a market in the notes, and may discontinue its market making activities at any time without notice, at its sole discretion.

As of March 31, 2005, J.P. Morgan Partners (23A SBIC), LLC ("JPMP"), an affiliate of JPMorgan, beneficially owns 13.4% of our outstanding shares of common stock. JPMorgan acted as an initial purchaser in connection with the original offering of the notes. One of our directors (who is also a director of our Parent) is an employee of an affiliate of JPMorgan. In addition, JPMorgan acts as a joint lead arranger and joint bookrunner under our amended credit facility and JPMorgan Chase Bank, an affiliate of JPMorgan, is a lender and agent under our amended credit facility and receives customary fees and commissions relating thereto. See also "Certain Relationships and Related Party Transactions."

The Company will receive no portion of the proceeds of the sales of the exchange notes and will bear the expenses incident to the registration thereof. The Company has agreed to indemnify JPMorgan against certain liabilities, including civil liabilities under the Securities Act or to contribute to payments JPMorgan may be required to make in respect thereof.

Legal matters

Certain legal matters in connection with the notes offered and sold hereby have been passed upon for us by Paul, Weiss, Rifkind, Wharton & Garrison LLP, New York, New York.

Experts

The consolidated financial statements as of December 31, 2004 and December 26, 2003 and for each of the three years in the period ended December 31, 2004 included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Where you can find more information

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and file reports, proxy statements and other information with the SEC. We have also filed with the SEC a registration statement on Form S-4 to register the exchange notes. This prospectus, which forms part of the registration statement, does not contain all of the information included in that registration statement. For further information about us and the exchange notes offered in this prospectus, you should refer to the registration statement and its exhibits. You may read and copy any document we file with the SEC at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of these reports, proxy statements and information may be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D. C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the SEC maintains a web site that contains reports, proxy statements and other information regarding registrants, such as us, that file electronically with the SEC. The address of this web site is http://www.sec.gov.

Anyone who receives a copy of this prospectus may obtain a copy of the indenture without charge by writing to Interline Brands, Inc., 801 W. Bay Street, Jacksonville, Florida 32204, Attn: Chief Financial Officer, (904) 421-1400.

Index to financial statements

Page
Audited consolidated financial statements for Interline Brands, Inc. and subsidiaries:
Report of independent registered public accounting firm	F-2
Consolidated balance sheets as of December 31, 2004 and December 26, 2003	F-3
Consolidated statements of operations for the years ended December 31, 2004, December 26, 2003 and December 27, 2002	F-4
Consolidated statements of stockholders' equity (deficiency) for the years ended December 31, 2004, December 26, 2003 and December 27, 2002	F-5
Consolidated statements of cash flows for the years ended December 31, 2004, December 26, 2003 and December 27, 2002	F-6
Notes to consolidated financial statements	F-7 to F-36

Report of independent registered public accounting firm

To the Board of Directors and Stockholders of
Interline Brands, Inc., a New Jersey Corporation
Jacksonville, Florida

We have audited the accompanying consolidated balance sheets of Interline Brands, Inc., a New Jersey Corporation, and its subsidiaries (the "Company") (a wholly owned subsidiary of Interline Brands, Inc., a Delaware Corporation) as of December 31, 2004 and December 26, 2003, and the related consolidated statements of operations, stockholders' equity (deficiency) and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and December 26, 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE, LLP Certified Public Accountants

March 29, 2005
Jacksonville, Florida

Interline Brands, Inc.
(a New Jersey corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Consolidated balance sheets
December 31, 2004 and December 26, 2003

(in thousands, except share and per share data)	2004	2003

Assets
Current assets:
Cash and cash equivalents	$69,178	$1,612
Cash—restricted	—	1,000
Accounts receivable—trade (net of allowance for doubtful accounts of $6,929 and $6,316)	98,511	83,684
Accounts receivable—other	17,828	12,932
Inventory	145,532	119,301
Prepaid expenses and other current assets	3,204	4,260
Deferred income taxes	12,084	10,318

Total current assets	346,337	233,107
Property and equipment, net	28,767	30,605
Goodwill	203,848	202,227
Other intangible assets, net	85,361	90,632
Other assets	9,067	8,711

Total assets	$673,380	$565,282

Liabilities and stockholders' equity (deficiency)
Current liabilities:
Current portion of long-term debt	$1,000	$7,000
Accounts payable	53,260	43,180
Accrued expenses and other current liabilities	22,180	19,623
Accrued interest payable	3,042	5,803
Accrued merger expenses	6,131	4,739
Income taxes payable	7,372	—

Total current liabilities	92,985	80,345
LONG-TERM LIABILITIES:
Deferred income taxes	25,221	22,543
Interest rate swaps	—	12,793
Long-term debt, net of current portion	302,275	334,525

Total liabilities	420,481	450,206

Commitments and contingencies (Note 11)
Senior preferred stock, $0.01 par value, 1 share authorized and outstanding as of December 31, 2004; 27,000,000 shares authorized, 23,600,014 shares issued and outstanding, as of December 26, 2003; at liquidation value	381,327	379,612

Stockholders' equity (deficiency):
Common stock; no par value, 100 shares authorized and outstanding at December 31, 2004; 27,000,000 shares authorized and 5,334,546 shares issued and outstanding as of December 26, 2003	174,879	1,994
Accumulated deficit	(304,162)	(265,548)
Stockholder loans	—	(1,545)
Accumulated other comprehensive income	855	563

Total stockholders' equity (deficiency)	(128,428)	(264,536)

Total liabilities & stockholders' equity (deficiency)	$673,380	$565,282

See accompanying notes to consolidated financial statements.

Interline Brands, Inc.
(A New Jersey corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)
Consolidated statements of operations
Years ended December 31, 2004, December 26, 2003 and December 27, 2002

(In thousands)	2004	2003	2002

Net sales	$743,905	$640,138	$637,530
Cost of sales	458,516	395,894	401,212

Gross profit	285,389	244,244	236,318

Operating expenses:
Selling, general and administrative expenses	202,084	171,091	164,328
Depreciation and amortization	12,600	10,949	11,282
IPO related expenses	9,215	—	—
Special costs and expenses	—	607	4,893

Total operating expense	223,899	182,647	180,503

Operating income	61,490	61,597	55,815
Change in fair value of interest rate swaps	8,232	5,272	(5,825)
Loss on extinguishment of debt	(660)	(14,893)	—
Interest expense	(39,933)	(40,516)	(38,778)
Interest income	135	199	153
Other income	454	40	—

Income before income taxes	29,718	11,699	11,365
Provision for income taxes	11,617	4,547	4,219

Net income	18,101	7,152	7,146
Preferred stock dividends	(56,715)	(48,623)	(42,470)

Net loss applicable to common stockholders	$(38,614)	$(41,471)	$(35,324)

See accompanying notes to consolidated financial statements.

Interline Brands, Inc.
(A New Jersey corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Consolidated statements of stockholders' equity (deficiency)
Years ended December 31, 2004, December 26, 2003 and December 27, 2002

	Common stock					Accumulated other comprehensive income (loss)	Total stockholders' equity (deficiency)
			(Accumulated deficit)	Stockholder loans	Deferred compensation
(In thousands except share data)	Shares	Amount

Balance, December 28, 2001	5,385,189	$1,994	$(188,753)	$(1,364)	$(765)	$(204)	$(189,092)
Preferred stock dividends			(42,470)				(42,470)
Interest accrual on stockholder loans				(76)			(76)
Deferred compensation expense					765		765
Comprehensive income:
Net income			7,146
Foreign currency translation						44
Total comprehensive income							7,190

Balance, December 27, 2002	5,385,189	1,994	(224,077)	(1,440)	—	(160)	(223,683)
Preferred stock dividends			(48,623)				(48,623)
Retirement of common stock	(50,643)
Interest accrual on stockholder loans				(105)			(105)
Comprehensive income:
Net income			7,152
Foreign currency translation						723
Total comprehensive income							7,875

Balance, December 26, 2003	5,334,546	1,994	(265,548)	(1,545)	—	563	(264,536)
Preferred stock dividends			(56,715)				(56,715)
Issuance of restricted stock	65,190
Interest accrual on stockholder loans				(30)			(30)
Forgiveness of stockholder loans				1,575			1,575
Conversion of common stock	(5,399,636)						—
Capital contribution from Parent		172,885					172,885
Comprehensive income:
Net income			18,101
Foreign currency translation						292
Total comprehensive income							18,393

Balance, December 31, 2004	100	$174,879	$(304,162)	$—	$—	$855	$(128,428)

See accompanying notes to consolidated financial statements.

Interline Brands, Inc.
(A New Jersey corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Consolidated statements of cash flows
Years ended December 31, 2004, December 26, 2003 and December 27, 2002

(In thousands)	2004	2003	2002

Operating activities:
Net income	$18,101	$7,152	$7,146
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	12,600	10,949	11,282
Amortization and write-off of debt issuance costs	2,558	8,374	1,669
Accretion and write-off of discount on 16% senior subordinated notes	—	4,410	391
Redemption premium on 16% senior subordinated notes	—	3,879	—
Deferred compensation	—	—	765
Change in fair value and termination of interest rate swaps	(12,793)	(5,272)	5,825
Loss (gain) on disposal of property and equipment	10	3	438
Interest income on stockholder loans	(30)	(105)	(76)
Forgiveness of stockholdder notes	1,875	—	—
Deferred income tax provision	1,709	1,024	420
Senior subordinated notes issued for interest due	—	1,674	2,813
Changes in assets and liabilities which provided (used) cash, net of effects of acquisition:
Cash—restricted	1,000	(671)	—
Accounts receivable—trade	(14,826)	449	2,074
Accounts receivable—other	(2,863)	120	(4,293)
Inventory	(26,231)	9,050	(7,329)
Prepaid expenses and other current assets	1,056	1,737	(2,462)
Other assets	(516)	(307)	(6)
Accrued interest payable	(2,760)	1,394	(1,187)
Accounts payable	10,080	(11,106)	(610)
Accrued expenses and other current liabilities	2,846	1,718	(1,351)
Accrued merger expenses	(591)	(1,383)	(3,074)
Income taxes payable	7,372	—	(2,020)

Net cash (used in) provided by operating activities	(1,403)	33,089	10,415

Investing activities:
Purchase of property and equipment	(6,763)	(4,556)	(4,944)
Purchase of investment and other assets	—	(3,850)	—
Dividend from equity investment	158	—	—
Acquisition of businesses, net of cash acquired	(724)	(18,389)	—

Net cash used in investing activities	(7,329)	(26,795)	(4,944)

Financing activities:
(Decrease) increase in revolving credit facility, net	—	(18,500)	14,500
Repayment of long-term debt	(38,250)	(319,236)	(17,750)
Payment of debt issuance costs	(1,296)	(13,011)	(35)
Contribution from Parent, net proceeds from IPO	170,552	—	—
Redemption of preferred stock	(55,000)	(215)	—
Proceeds from refinancing transaction	—	340,000	—

Net cash provided by (used in) financing activities	76,006	(10,962)	(3,285)

Effect of exchange rate changes on cash and cash equivalents	292	723	44

Net increase (decrease) in cash and cash equivalents	67,566	(3,945)	2,230
Cash and cash equivalents, beginning of year	1,612	5,557	3,327

Cash and cash equivalents, end of year	$69,178	$1,612	$5,557

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$40,726	$33,258	$35,105

Income taxes (net of refunds)	$1,937	$1,353	$7,989

Schedule of non-cash investing and financing activities:
Dividends on preferred stock	$56,715	$48,623	$42,470

Note issued for purchase of business and accrual of additional purchase price	$—	$4,300	$—

Note issued for purchase of investment	$—	$3,275	$—

Contribution receivable from Parent, exercise of underwriters' over-allottment options	$2,333	$—	$—

Adjustment to liabilities assumed and goodwill on businesses acquired	$2,193	$—	$—

See notes to accompanying consolidated financial statements.

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

1.     Description of the business

Interline Brands, Inc., a New Jersey corporation, and its subsidiaries (the "Company") (a wholly owned subsidiary of Interline Brands, Inc., a Delaware Corporation) is a direct marketer and specialty distributor of maintenance, repair and operations, or MRO products. The Company sells plumbing, electrical, hardware, security hardware, heating, ventilation and air conditioning and other MRO products. Interline's highly diverse customer base consists of multi- family housing, educational, lodging and health care facilities, professional contractors and other distributors.

The Company markets and sells its products primarily through eight distinct and targeted brands. The Company utilizes a variety of sales channels, including a direct sales force, telesales representatives, a direct mail program, brand-specific websites and a national accounts sales program. The Company provides same day/next day delivery of its products through its network of regional distribution centers located throughout the United States and Canada, a national distribution center in Nashville, Tennessee and its dedicated fleet of trucks.

During December 2004, a reincorporation merger occurred and Interline Brands, Inc., a Delaware Corporation, ("Interline Delaware") became the parent company of its principal operating subsidiary, the Company. This transaction is described in "Note 4. Significant Transactions—Initial Public Offering Transaction."

2.     Summary of significant accounting policies

Principles of consolidation—The consolidated financial statements include the accounts of Interline Brands, Inc. and its subsidiaries. These statements have been prepared in accordance with accounting principles generally accepted in the United States of America. Intercompany balances and transactions have been eliminated in consolidation.

Fiscal year—The Company operates on a 52-53 week fiscal year, which ends on the last Friday in December. The fiscal year ended December 31, 2004 was a fifty-three week year. The fiscal years ended December 26, 2003 and December 27, 2002 were fifty-two week years. References herein to 2004, 2003, and 2002 are for the fiscal years ended December 31, 2004, December 26, 2003 and December 27, 2002, respectively.

Cash and cash equivalents—Cash and cash equivalents consist of cash and highly liquid investments with an original maturity of three months or less.

Inventory—Inventory is stated at the lower of cost or market. Inventory cost is determined using the average cost method. The Company provides an adjustment to inventory based on

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

slow-moving and discontinued inventory. This impairment adjustment establishes a new cost basis for such inventory and is not subsequently recovered through income.

Property and equipment—Property and equipment is stated at cost, net of accumulated depreciation and amortization. Expenditures for additions, renewals and betterments are capitalized; expenditures for maintenance and repairs are charged to expense as incurred. Upon the retirement or disposal of assets, the cost and accumulated depreciation or amortization is eliminated from the accounts and the resulting gain or loss is credited or charged to operations. Leasehold improvements are amortized, using the straight-line method, over the lesser of the estimated useful lives or the term of the lease. Depreciation is computed using the straight-line method based upon estimated useful lives of the assets as follows:

Buildings	39–40 years
Machinery and equipment	5–7 years
Office furniture and equipment	5–7 years
Vehicles	5 years
Leasehold improvements	1–10 years

Costs of computer software developed or obtained for internal use—The Company capitalizes costs related to internally developed software in accordance with Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use". Only costs incurred during the development stage, including design, coding, installation and testing are capitalized. These capitalized costs primarily represent internal labor costs for employees directly associated with the software development. Upgrades or modifications that result in additional functionality are capitalized. Approximately $0.8 million, $0.8 million, and $1.1 million, was capitalized in 2004, 2003, and 2002, respectively.

Goodwill—Goodwill represents the excess of the costs of acquired companies over the fair value of their net tangible assets. In accordance with Statement of Financial Accounting Standards ("SFAS") 142, "Goodwill and Other Intangible Assets", the Company does not amortize goodwill but is required to annually evaluate goodwill for impairment. Goodwill is tested for impairment at least annually, or whenever events of changes in circumstances indicate that the carrying amount may not be recoverable. The Company has elected to perform its annual goodwill impairment test as of the last day of each fiscal year. No impairment was identified as a result of its impairment test during 2004, 2003 or 2002.

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Other intangible assets—Other intangible assets include amounts assigned to customer lists, trademarks, deferred debt issuance costs and non-compete agreements. Other intangibles are amortized on a straight-line basis over their useful lives, 13 to 40 years for trademarks and customer lists, and 5 to 10 years for non-compete agreements. Deferred debt issuance costs are amortized as a component of interest expense over the term of the related debt using a method that approximates the interest method.

Impairment of long-lived assets—The Company evaluates its intangible assets for impairment on an annual basis or when an event occurs or circumstances change that would indicate that the fair value of the intangible has reduced below its carrying amount. Such evaluations include an assessment of customer retention, cash flow projections and other factors the Company believes are relevant. The discounted future expected net cash flows of each identifiable asset is used to measure impairment losses. The Company has not identified any impairment losses with respect to long-lived assets for any fiscal years presented.

Foreign currency translation—Assets and liabilities of the Company's foreign subsidiary, where the functional currency is the local currency, are translated into United States dollars at the fiscal year end exchange rate. The related translation adjustments are recorded as a component of other comprehensive income. Revenues and expenses are translated using average exchange rates prevailing during the year.

Risk insurance—The Company has a $250 self-insured retention per occurrence in connection with its workers' compensation policy ("Risk Insurance"). The Company accrues its estimated cost in connection with its portion of its Risk Insurance losses. Claims paid are charged against the reserve. Additionally, the Company maintains a reserve for incurred but not reported claims based on past experience.

Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from those estimates and assumptions.

Fair value of financial instruments—The carrying value of cash and cash equivalents, restricted cash, accounts receivable, and accounts payable approximate fair value because of the short maturities of these items. The carrying values of notes payable and long-term debt are reasonable estimates of their fair values. Estimated fair values of notes payable and long-term debt are determined by discounting the future cash flows using rates currently available to the

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Company for similar instruments. Interest rate swaps are carried at fair value, which is determined by quoted market prices.

Revenue recognition—The Company recognizes a sale when the product has been delivered and risk of loss has passed to the customer, collection of the resulting receivable is probable, persuasive evidence of an arrangement exists, and the fee is fixed or determinable. Sales are recorded net of estimated discounts, rebates and returns. A portion of the Company's sales are delivered direct from the manufacturer. These direct-shipment sales are recorded on a gross basis, with the corresponding cost of goods sold, in accordance with the guidance in EITF 99-19, Reporting Revenues Gross as a Principal verses Net as an Agent. The Company provides limited product return and protection rights to certain customers. The Company accrues product return reserves and warranty obligations at the time of sale.

Cost of sales—Cost of sales includes merchandise costs, freight-in, and operating costs related to the Company's National Distribution Center.

Shipping and handling costs—Shipping and handling costs have been included in selling, general and administrative expenses on the consolidated statements of operations. Such amounts were approximately $39.0 million, $32.5 million, and $30.1 million in 2004, 2003 and 2002, respectively.

Advertising costs—Costs of producing and distributing sales catalogs and promotional flyers are capitalized and charged to expense over the life of the related catalog and promotional flyers. Advertising expenses, net, were approximately $2.1 million, $1.3 million, and $2.0 million in 2004, 2003 and 2002, respectively.

Stock-based compensation—The Company and its Parent account for stock-based compensation using the intrinsic value method. Accordingly, compensation cost for stock options issued to employees is measured as the excess, if any, of the quoted market price of the Parent's stock at the date of the grant over the amount an employee must pay to acquire the stock. Compensation cost for restricted stock issued by Parent to employees and directors is measured at the fair value on the grant date and is recognized over the vesting or performance period.

The following table illustrates the effect on net earnings (loss) for the year ended December 31, 2004 as if the Company and its Parent had applied the fair value recognition

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

provisions of SFAS 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation (in thousands, except per share amounts):

2004

Net income as reported	$18,101
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	—
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of tax	6,796

Pro forma net income	11,305
Preferred stock dividends	(56,715)

Net loss applicable to common shareholders	$(45,410)

The stock-based employee compensation expense above represents the fair value of options issued by Interline Delaware, as such costs are incurred on behalf of the Company's employees. The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model, with the following assumptions used for options granted in 2004: dividend yield of 0%, volatility of 31%, risk-free interest rate of 3.71% and expected life of 5 years. Compensation cost for options granted in 2003, determined based on the Black-Scholes option pricing model value at the grant date did not have a material effect on net income, using the following assumptions for those options granted in 2003: dividend yield of 0%, expected volatility of 0%, risk-free interest rate of 4.02% and expected life of 5 years. No options were granted in 2002.

Segment Information—The Company is in one industry—the distribution of MRO products. In accordance with SFAS 131, "Disclosure about segments of an Enterprise and Related

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Information," the Company has one operating segment. The Company's sales by product category are as follows:

Product Category	2004	2003	2002

Plumbing	$331,200	$300,865	$306,014
Electrical	115,359	76,817	76,504
Security Hardware	52,073	51,211	51,002
Hardware	48,300	44,810	44,627
Appliances and Parts	46,493	38,408	38,252
HVAC	46,333	38,408	38,252
Other	104,147	89,619	82,879

Total	$743,905	$640,138	$637,530

The Company's revenues and assets outside the United States are not significant.

Income taxes—Taxes on income are provided using an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement carrying values and the tax bases of assets and liabilities that will result in taxable or deductible amounts in the future. Such deferred income tax asset and liability computations are based on enacted tax laws and rates applicable to periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

Derivative financial instruments—Periodically, the Company enters into derivative financial instruments, including interest rate exchange agreements ("Swaps") to manage its exposure to fluctuations in interest rates on its debt. Under Swaps the Company held in 2004, 2003 and 2002, the Company paid a fixed rate on the notional amount to its banks and the banks paid the Company a variable rate on the notional amount equal to a base LIBOR rate. The Company's derivative activities, all of which are for purposes other than trading, are initiated within the guidelines of corporate risk-management policies. See Note 7 for further description of the Swaps. The Company recorded a gain of $8,232 in 2004 and $5,272 in 2003 and a loss of $5,825 in 2002, as a result of the change in market value of the Swaps.

Recent accounting standards—In December 2004, the FASB issued SFAS No. 153, Exchanges of Nonmonetary Assets—Amendment of APB Opinion No. 29, Accounting for Nonmonetary Transactions ("SFAS153"). The statement is effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Earlier application is permitted for

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

nonmonetary asset exchanges occurring in fiscal periods beginning after the date of issuance. The provisions of this statement shall be applied prospectively. The Company does not expect the adoption of SFAS 153 to have a material impact on the Company's financial position, results of operations or cash flows.

In December 2004, the FASB issued SFAS No. 123 (revised 2004), "Share-Based Payment" (SFAS No. 123R). SFAS No. 123R requires that the costs resulting from all share-based compensation payment transactions be recognized in the financial statements. The standard also requires that entities apply a fair-value-based measurement method to account for share-based payment transactions with employees (excluding equity instruments held by employee share ownership plans). SFAS No. 123R is effective as of the beginning of the first interim period that begins after June 15, 2005. As the majority of the Parent's outstanding stock options are vested as of December 31, 2004 and there is no change on the measurement or accounting for the compensation expense associated with the Parent's outstanding restricted stock, the Company does not expect the adoption of SFAS No. 123R will have a material impact on the Company's financial position, results of operations or cash flows.

In September 2004, the FASB issued EITF 04-10, Applying Paragraph 19 of FASB Statement No. 131, "Disclosures about Segments of an Enterprise and Related Information" in Determining Whether to Aggregate Operating Segments that Do Not Meet the Quantitative Thresholds. The Company has evaluated this EITF and has determined that there is no effect on the reportable segment included in the Company's consolidated financial statements.

3.     Goodwill and other intangible assets

A summary of changes to goodwill for the year ended December 31, 2004 and December 26, 2003 follows:

	2004	2003

Beginning balance	$202,227	$195,669
Acquisitions	—	6,982
Adjustments to acquisition accruals	1,621	(424)

Ending balance	$203,848	$202,227

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

The adjustments to goodwill during 2004 relate primarily to the establishment of an acquisition accrual for the Florida Lighting acquisition as well as an adjustment of an acquisition accrual established for the Barnett acquisition that was settled for less than the amount accrued. The adjustment to goodwill during 2003 relates primarily to the adjustment of an acquisition accrual established for the Barnett acquisition that was settled for less than the amount accrued. There were no changes to goodwill for the year ended December 27, 2002.

The gross carrying amount and accumulated amortization of the Company's intangible assets other than goodwill as of December 31, 2004 and December 26, 2003 are as follows:

December 31, 2004	Gross Carrying Amount	Accumulated Amortization	Net Book Value

Customer lists	$49,362	$8,229	$41,133
Trademarks	36,221	3,817	32,404
Deferred debt issuance costs	14,460	3,653	10,807
Non-compete agreements	2,616	1,599	1,017

Total	$102,659	$17,298	$85,361

December 26, 2003

Customer lists	$49,362	$5,403	$43,959
Trademarks	36,221	2,912	33,309
Deferred debt issuance costs	13,149	1,079	12,070
Non-compete agreements	2,616	1,322	1,294

Total	$101,348	$10,716	$90,632

The amortization of deferred debt issuance costs, recorded as a component of interest expense, was $1.9 million, $1.8 million, and $1.7 million in 2004, 2003 and 2002, respectively and write-off of such costs were $0.7 million and $6.5 million in 2004 and 2003, respectively. Amortization expense on other intangible assets was $4.0 million, $2.7 million, and $2.0 million for 2004, 2003 and 2002, respectively. Expected amortization expense on other intangible assets

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

(excluding deferred debt issuance costs which will vary depending upon debt payments) for each of the five succeeding fiscal years is as follows:

For fiscal year:

2005	$4,009
2006	$4,007
2007	$3,989
2008	$3,973
2009	$3,740

Change in estimate—Effective July 1, 2003, the Company changed the estimated useful life of customer lists acquired in the acquisition of Barnett and Sexauer during September 2000 and November 1999 respectively, from 40 years to 17 years. The estimated remaining useful life of 17 years was based upon the expected life of the customer accounts acquired using the attrition rate experienced for the twelve-month period ended September 26, 2003, with no consideration given to new accounts generated during this period. This method is consistent with the guidance provided in the Statement of Financial Accounting Standards 142, which suggests that the customer list intangible asset should be amortized based on management's best estimate of its useful life, following the pattern in which the expected benefits will be consumed or otherwise used up. The effect of this change in the estimated remaining useful life was not material to the Company's consolidated financial statements.

4.     Significant Transactions

Initial public offering transaction—In December 2004, Interline Delaware successfully completed its Initial Public Offering and amended the Company's senior credit facility. A total of 14,375,000 shares of the Interline Delaware's common stock were sold, of which 12,667,000 were sold by Interline Delaware and 1,708,000 were sold by Interline Delaware's shareholders. Interline Delaware sold 12,500,000 shares of its common stock in December 2004 and 167,000 shares in January 2005 following the exercise of the underwriters' over-allotment option. Interline Delaware received $171.8 million in net proceeds including the exercise of the underwriters' over-allotment option, representing $176.9 million of proceeds from the sale of stock net of underwriting discounts and commissions, less $4.1 million of initial public offering costs and $1.1 million of debt issuance costs. After the IPO-related expenses and preferred stock consideration in the reincorporation merger were paid, all of the proceeds from the IPO were contributed to the Company.

Immediately prior to the closing of the IPO, a reincorporation merger occurred and the Company became a wholly owned subsidiary of Interline Delaware. In the reincorporation

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

merger, the holders of the preferred stock of the Company received an aggregate of $55 million in cash and 19,183,321 shares of Interline Delaware's common stock and the holders of the common stock of the Company received a total of 66,667 shares of Interline Delaware's common stock. In addition, holders of options to purchase shares of the common stock of the Company were converted into options to purchase shares of Interline Delaware's common stock. As part of the reincorporation merger, Interline Delaware received 100 shares of Company common stock and one share of Company preferred stock, representing all of the authorized and outstanding shares of the Company.

The Company also used $31.3 million of the contribution from Parent from proceeds of its IPO to partially repay the term loan under its credit facility. The Company amended its senior credit facility to allow for the IPO and reduce its applicable rate in respect to any term loans from LIBOR plus 3.50% to LIBOR plus 2.25%. In conjunction with this amendment, the Company incurred $1.1 million of debt issuance costs. In December 2004, the Company also used $4.6 million of the proceeds to terminate the interest rate swap agreements. In January 2005, the Company used $70.0 million of the proceeds to partially redeem its 11.5% senior subordinated notes. In connection with the redemption, the Company paid $8.1 million of premiums for early redemption of the senior subordinated notes and recorded a $10.3 million loss on the early extinguishment of debt, which included a charge for write-off of unamortized debt issuance costs in the amount of $2.3 million in January of 2005.

In connection with the Parent's IPO transaction, the Company paid bonuses totaling $6.2 million and incurred additional compensation expense for the forgiveness of shareholder loans of $1.9 million and the reimbursement of taxes of $1.1 million on such loan forgiveness. These costs are reported as IPO related expenses in the Statements of Operations.

Special costs and expenses—Special costs and expenses for 2003 and 2002 consist of costs associated with distribution center consolidation, relocation, lease termination, severance related costs and other transaction fees. Such costs and expenses were $0.0 million, $0.6 million and $4.9 million for fiscal years 2004, 2003 and 2002, respectively.

Barnett acquisition—In September 2000, the Company completed the acquisition of Barnett, Inc. (the "Barnett Acquisition") for an aggregate purchase price of $220.8 million including costs of acquisition of approximately $7.1 million. The costs of acquisition include a $3.0 million advisory fee paid to a significant stockholder of the Company. Goodwill recorded in connection with the Barnett Acquisition totaled approximately $89.3 million. Other intangible assets recorded in connection with the Barnett Acquisition totaled approximately $53.1 million. During 2001, the Company finalized its purchase price of Barnett and as a result recorded an increase in goodwill of approximately $12.3 million. These additional costs relate

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

to the closure of duplicate Barnett facilities, severance related to these closures and the relocation and integration of Barnett employees and administrative functions. As of December 31, 2004 and December 26, 2003, $3.1 million and $4.7 million was accrued for such costs.

Florida lighting acquisition—On November 24, 2003, the Company purchased the net assets of Florida Lighting, Inc. (the "Florida Lighting Acquisition"), which sells residential lighting and electrical products to electrical contractors, electrical distributors, lighting showrooms and mass merchants primarily through direct mail and outbound telesales.

The aggregate purchase price was $23.1 million including costs of acquisition of approximately $0.3 million. Goodwill recorded in connection with the acquisition totaled approximately $7.0 million and is not expected to be deductible for tax purposes. Other intangible assets recorded in connection with the Florida Lighting Acquisition totaled approximately $10.7 million consisting of customer lists of $7.3 million, trademarks of $2.4 million and a non-compete agreement of $1.0 million. Customer lists and trademarks will be amortized over 13 years and 40 years respectively, using the straight line method. The non-compete agreement will be amortized over 5 years, the term of the agreement. During 2004, the Company finalized its purchase price of Florida Lighting and as a result recorded an increase in goodwill of approximately $3.3 million. These additional costs primarily relate to the integration of Florida Lighting systems and operations. As of December 31, 2004, $3.0 million was accrued for such costs.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition.

At November 24, 2003

Cash	$481
Accounts receivable	1,046
Inventory	3,872
Prepaid expenses and other current assets	182
Property and equipment	713
Goodwill	6,982
Other intangible assets	10,700
Accounts payable	(868)

Total purchase price	$23,108

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

The purchase price for the Florida Lighting Acquisition includes $1.0 million transferred to an escrow fund. The transfer of the payment to the seller was contingent upon general representations and warranties of the seller. The Company paid the full amount in escrow to the seller in November 2004.

The Company also agreed to pay contingent consideration if the acquired business met certain specific operation performance indicators. The consideration is to be paid upon the delivery of the 2004 annual report but no later than April 15, 2005 evidencing such performance. If payment is required, the Company will record such amount as an addition to the purchase price.

The Florida Lighting acquisition was accounted for under the purchase method of accounting, and accordingly, the net assets and results of operations have been included in the accompanying consolidated financial statements since the date of acquisition. The following table presents the unaudited results of operations of the Company for the fiscal years ended December 26, 2003 and December 27, 2002 as if the acquisition had been consummated as of the beginning of 2002, and includes certain pro forma adjustments to reflect the amortization of intangible assets and financing charges on long-term debt:

	2003	2002

Revenues	$666,919	$666,769
Net income	8,308	8,370

The unaudited pro forma results of operations are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisition occurred at the date described above or the results which may occur in the future.

5.     Accounts receivable

The Company's trade receivables are exposed to credit risk. The majority of the market served by the Company is comprised of numerous individual accounts, none of which is individually

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

significant. The Company monitors the creditworthiness of its customers on an ongoing basis and provides a reserve for estimated bad debt losses.

	Balance at Beginning of Year	Charged to Expense	Deductions(1)	Balance at End of Year

Year ended December 27, 2002: Allowance for doubtful accounts	$5,142	$1,937	$(1,757)	$5,322

Year ended December 26, 2003: Allowance for doubtful accounts	$5,322	$2,240	$(1,246)	$6,316

Year ended December 31, 2004: Allowance for doubtful accounts	$6,316	$2,041	$(1,428)	$6,929

(1)
Accounts receivable written off as uncollectible, net of recoveries

6.     Property and equipment

Major classifications of property and equipment are as follows:

	2004	2003

Land	$400	$400
Building	9,536	9,536
Machinery and equipment	49,514	44,092
Office furniture and equipment	5,302	4,709
Vehicles	581	581
Leasehold improvements	7,003	6,512

	72,336	65,830
Less accumulated depreciation and amortization	(43,569)	(35,225)

	$28,767	$30,605

Depreciation and amortization expense was approximately $8.6 million, $8.2 million, and $9.3 million for 2004, 2003 and 2002, respectively.

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

7.     Debt

Long-term debt consists of the following:

	2004	2003

Term Loan	$100,000	$138,250
Note payable	3,275	3,275
Senior Subordinated Notes—11.5%	200,000	200,000

	303,275	341,525
Less current portion	(1,000)	(7,000)

	$302,275	$334,525

Debt—In May 2003, the Company completed an offering of $200 million of 11.5% senior subordinated notes due 2011 (the "11.5% Notes") and entered into a new $205.0 million senior secured credit facility which consists of a $140.0 million term loan facility and a $65.0 million revolving loan facility, a portion of which is available in the form of letters of credit. The net proceeds from the offering of senior subordinated notes and the refinancing of the former credit facility with the new credit facility were used to: (1) repay all outstanding indebtedness under the Company's former credit facility, (2) redeem all of the 16% senior subordinated notes, (3) pay accrued interest and related redemption premiums on the Company's former debt and (4) pay transaction fees and expenses. These transactions are hereafter referred to as the Refinancing Transactions.

The $200 million principal amount 11.5% senior subordinated notes due 2011 pay interest each May 15 and November 15, with the first payment made on November 15, 2003. Prior to May 15, 2006, the Company may redeem up to 35% of the notes using proceeds of certain equity offerings and the Company may redeem all of the notes after May 15, 2007, subject to redemption premiums unless redeemed after May 15, 2009. The Company elected to redeem $70.0 million of the 11.5% senior subordinated notes using proceeds from the IPO transaction and gave the 30-day notice, required by the indenture agreement, on December 20, 2004. In January 2005, the Company recorded a loss on extinguishment of debt of $10.3 million, consisting of the write-off of deferred financing costs of $2.3 million and the premium of $8.1 million on the $70.0 million redemption of 11.5% senior subordinated notes.

In December 2004 the Company amended its term loan facility and revolving loan facility. The term loan was reduced to $100.0 million from $140.0 million and the revolving loan facility was increased to $100.0 million from $65.0 million. As part of the amendment in December 2004, the Company paid down $31.3 million of the term loan using proceeds from Interline

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Delaware's IPO transaction. Borrowings under the amended term loan facility and revolving loan facility bear interest, at the Company's option, at either LIBOR plus a spread or at the alternate base rate plus a spread. Interest rates in effect on borrowings under the term loan facility at December 31, 2004 ranged from 4.80% for LIBOR based borrowings and 6.50% for prime based borrowings. Outstanding letters of credit under the revolving loan facility are subject to a per annum fee equal to the applicable spread over the adjusted LIBOR for revolving loans. The term loan facility matures on December 31, 2010 and the revolving loan facility matures on May 31, 2008.

As of December 31, 2004, the Company had $91.3 million available under its revolving loan facility. Total letters of credit issued under this facility as of December 31, 2004 was $8.7 million. There were no borrowings under the revolving loan facility at December 31, 2004. The credit facility is secured by substantially all of the assets of the Company.

Debt issuance costs capitalized in connection with the Refinancing Transactions were approximately $13.1 million. An expense of approximately $14.9 million for the early extinguishment of debt resulted from the write-off of the unamortized loan fees and loan discount relating to the Company's former credit facility and the redemption premium incurred upon redemption of the 16% senior subordinated notes, as part of the Refinancing Transactions. Debt issuance costs capitalized in connection with the amended credit facility were approximately $1.1 million. An expense of approximately $0.7 million for early extinguishments of debt resulted from the write-off of the unamortized loan fees relating to the Company's former credit facility.

Periodically, the Company and/or the Parent enters into derivative financial instruments, including interest rate exchange agreements, to manage its exposure to fluctuations in interest rates on its debt. At December 26, 2003, the Company had interest rate exchange agreements, or swaps, outstanding with a total notional amount of $151.0 million. These agreements were terminated as of December 2004.

The credit facility contains customary affirmative and negative covenants that limit the Company's ability to incur additional indebtedness, pay dividends on its common stock or redeem, repurchase or retire its common stock or subordinated indebtedness, make certain investments, sell assets, and consolidate, merge or transfer assets, and that require the Company to maintain a maximum debt to cash flow ratio and a minimum interest expense coverage ratio. The Company was in compliance with all covenants at December 31, 2004.

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

In April 2003, the Company issued a non-recourse note payable in the principal amount of $3.3 million for the purchase of an investment. This note, which is secured only by the investment, bears interest at a rate of 4% per annum, with principal due in full in April 2010.

The maturities of long-term debt subsequent to December 31, 2004 are as follows:

2005	$1,000
2006	1,000
2007	1,000
2008	1,000
2009	1,000
Thereafter	298,275

$303,275

8.     Preferred stock

The Company has the authority to issue one share of preferred stock, par value $.01 per share. At December 2004, there was one preferred share issued and outstanding, held by the Parent. In connection with the reincorporation merger and IPO transaction, as described above, the holders of the preferred stock of the Company received an aggregate of $55 million in cash and 19,183,321 shares of Interline Delaware's common stock and one share of Company preferred stock was issued to the Parent, representing all authorized and outstanding shares of preferred stock of the Company. The preferred stock is stated at its liquidation value plus accrued dividends. As holder of the preferred stock, Interline Delaware is entitled to receive dividends payable at the annual rate of 14%. All dividends (1) accrue on a daily basis, (2) are cumulative, whether or not earned or declared, (3) are compounded quarterly from the date of issuance of such shares and (4) are declared payable when declared by the Board of Directors. All dividends accrued are payable prior to the payment of any dividend on shares of any junior stock.

9.     Stockholders' equity

Common stock—During 2004, Interline Delaware completed its IPO described in Note 4 above. In addition to the shares issued to the public at the IPO in December 2004. Interline Delaware issued 19,250,000 shares of its common stock to existing stockholders and senior management of the Company in connection with the reincorporation merger and the IPO. Existing holders of the Company's common stock received .01218 shares of Interline Delaware's common stock per

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

share held or an aggregate of 66,667 shares of common stock. Interline Delaware received 100 common shares of the Company, representing all authorized and outstanding shares of common stock of the Company.

Stockholder loans—In conjunction with the IPO transaction described in Note 4 above, the Company forgave $1.6 million of stockholder loans included in stockholders' equity and accordingly took a charge to operating income for this amount. As of December 16, 2004, the date the loans were forgiven, and December 26, 2003, $375 and $345, respectively, of interest was accrued on the notes and was included as a portion of the stockholder loans in stockholders' equity. As of December 2004, there were no stockholder loans outstanding.

10.  Profit sharing plan

The Company has qualified profit sharing plans under Section 401(k) of the Internal Revenue Code. Contributions to the plans by the Company are made at the discretion of the Parent's Board of Directors. Company contributions to the plans were approximately $1.1 million, $0.7 million and $1.3 million for 2004, 2003 and 2002, respectively.

11.  Commitments and contingencies

Lease commitments—The Company leases its facilities under operating leases expiring at various dates through 2011. Minimum future rental payments under these leases as of December 31, 2004 are as follows:

2005	$11,311
2006	9,077
2007	7,454
2008	5,275
2009	4,200
Thereafter	3,424

Total	$40,741

The Company operates a distribution center, which is leased from an entity, which was partially owned by a stockholder and former director of the Company. The former officer sold his ownership interest in the property in September 2002. Minimum annual rent payable under this lease is approximately $308, plus all real estate taxes and assessments, utilities and insurance related to the premises. Total rent expense for this lease was approximately $308 in

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

2004 and $289 in 2003 and 2002. This lease expires on May 31, 2006 and does not contain any renewal terms. The Company believes that the terms of the lease are no less favorable to it than could be obtained from an unaffiliated party.

The Company previously leased an office building from a stockholder and former director of the Company. As amended in March 1995, under the terms of the lease, the Company was required to pay approximately $137 annually, plus all real estate taxes and assessments, utilities and insurance related to the premises. Total rental expense for this lease was $85 for 2004, $137 for 2003 and 2002. The lease expired July 31, 2004 and the Company did not renew its lease and relocated as of July 2004. The Company believes that the terms of the lease were no less favorable to it than could be obtained from an unaffiliated party.

Rent expense under all operating leases was approximately $17.7 million, $15.7 million, and $14.8 million for 2004, 2003 and 2002, respectively. Certain of the leases provide that the Company pays taxes, insurance and other operating expenses applicable to the leased premises.

Employment agreement—The Company (including the Parent for the benefit of the Company) has employment agreements with certain officers of various dates through 2006, unless terminated earlier by the Company and/or the Parent, at combined annual base salaries of $3.8 million, subject to adjustments and plus bonuses.

Management agreement—In May 2000, the Company entered into an advisory agreement with a significant stockholder of the Company, which provides for an annual advisory fee of $250 plus out-of-pocket expenses of up to $25 per year. The management agreement was terminated in December 2004 in conjunction with the Parent's IPO.

Contingent liabilities—At December 31, 2004 and December 26, 2003, the Company was contingently liable for unused letters of credit aggregating approximately $8.7 million and $6.0 million, respectively.

Legal proceedings—The Company and its Parent are involved in various legal proceedings in the ordinary course of its business that are not anticipated to have a material adverse effect on the Company's results of operations or financial position.

Deferred compensation agreements—Effective September 29, 2000, the Company established deferred compensation agreements in the amount of $1.9 million with officers of the Company. Interest is payable on the amounts at the long-term federal rate, compounded semi-annually, starting on the date of the initial deferral. The accounts vested ratably over a 24-month period and were fully vested at September 30, 2002.

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

12. Stock-based compensation plans

During 2000, the Company established a Stock Award Plan, (the "2000 Plan"), under which the Company was authorized to award a total of 525,000 shares (6,395 after the reorganization described in Note 4) of common stock in the form of incentive stock options (which may be awarded to key employees only), nonqualified stock options, stock appreciation rights, or SARs, and restricted stock awards, all of which may be awarded to directors, officers, key employees and consultants. The exercise price per share for an incentive stock option may not be less than 100% of the fair market value of a share of common stock on the grant date. The exercise price per share for an incentive stock option granted to a person owning stock possessing more than 10% of the total combined voting power of all classes of stock may not be less than 110% of the fair market value of a share of common stock on the grant date, and may not be exercisable after the expiration of ten years from the date of grant. The Parent's compensation committee will determine in its sole discretion whether a SAR is settled in cash, shares or a combination of cash and shares. As discussed in Note 4, the stock options issued under the 2000 Plan were converted into stock options of Interline Delaware.

During 2004, the Parent adopted the 2004 Equity Incentive Plan, (the "2004 Plan"), under which the Parent may award 3,175,000 shares in the form of incentive stock options, nonqualified stock options, stock appreciation rights, or SARs, restricted share units, restricted stock and stock bonus awards, all of which may be awarded to any employee, director, officer or consultant of the Company or the Parent. Under the terms of the 2004 Plan and unless the compensation committee of the Parent determines otherwise, the exercise price of the options will not be less than the fair market value of the common stock of Interline Delaware at the time of grant.

Upon completion of the Parent's IPO in December 2004, 175,820 shares of its restricted stock were issued to senior management. The restricted stock awards will vest contingent upon the executive's continued employment in one-third installments over three years provided that certain pre-established annual percentage increases in our earnings per share are attained. The restricted stock will also vest if the executive remains in our employ for seven years on the seventh anniversary of the date of grant. In addition, an aggregate of 10,000 shares of the Parent's restricted stock were issued to non-employee directors who are not affiliated with any of our principal stockholders. Such awards will vest over two years. As a result of these restricted stock awards, the Company will incur non-cash charges between $0.4 million and $0.9 million in each of the next three to seven years depending upon the acceleration of vesting of restricted stock. These two directors also received 20,000 non-qualified stock options

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

with an exercise price equal to the IPO price of $15.00 per share. In addition, the Parent issued to management 1,835,218 non-qualified stock options to purchase the Parent's common stock with an exercise price equal to the IPO price of $15.00 per share and 590,465 non-qualified stock options to purchase the Parent's common stock with a weighted average exercise price of $24.00 per share. All of these options were fully vested and exercisable when granted. However, management will only be permitted to sell shares acquired upon the exercise of the options in 25% increments over four years.

A summary of the status of stock option plans to purchase the Parent's common stock is as follows:

	Number of parent shares	Exercise price per parent share	Weighted average exercise price per parent share

Outstanding at December 27, 2002	1,532	$137.11 - $1,669.13	$738.90

Granted	810	$41.05	$41.05
Cancelled	(58)	$41.05	$41.05

Outstanding at December 26, 2003	2,284	$41.05 - $1,669.13	$509.20

Granted	2,465,739	$15.00 - $ 41.05	$17.16
Cancelled	(14)	$41.05	$41.05

Outstanding at December 31, 2004	2,468,009	$15.00 - $1,669.13	$17.61

The following table summarizes information about the stock options outstanding under the Parent's option plan as of December 31, 2004:

Exercise price	Options outstanding at December 31, 2004	Weighted average remaining life	Weighted average exercise price	Options exercisable at December 31, 2004	Weighted average exercise price

$137.11	511	0.5 years	$137.11	409	$137.11
410.51	511	0.5 years	410.51	409	410.51
1,669.13	510	0.5 years	1,669.13	409	1,669.13
41.05	738	3 years	41.05	492	41.05
41.05	57	4 years	41.05	23	41.05
15.00	1,875,218	10 years	15.00	1,875,218	15.00
21.75	295,232	10 years	21.75	295,232	21.75
26.25	295,232	10 years	26.25	295,232	26.25

	2,468,009			2,467,424

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

13. Provision for income taxes

The provision (benefit) for income taxes for the years 2004, 2003 and 2002, is as follows:

	2004	2003	2002

Current:
Federal	$8,530	$2,428	$2,858
State	882	577	547
Foreign	496	518	394

	9,908	3,523	3,799

Deferred
Federal	908	1,167	420
State	871	(143)	—
Foreign	(70)	—	—

	1,709	1,024	420

	$11,617	$4,547	$4,219

The components of income before income taxes were as follows:

	2004	2003	2002

United States	$28,488	$10,454	$10,290
Foreign	1,230	1,245	1,075

Total	$29,718	$11,699	$11,365

The reconciliation of the provision for income taxes at the federal statutory tax rate to the provision for income taxes is as follows:

	2004	2003	2002

Federal statutory tax rate	35%	35%	35%
State income taxes, net of federal benefit	4	2	3
Non-deductible expenses	0	1	1
Foreign income taxes	0	1	1
Other	0	0	(3)

	39%	39%	37%

Deferred income taxes result primarily from temporary differences in the recognition of certain expenses for financial and income tax reporting purposes. The components of the Company's

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

deferred tax assets and liabilities at December 31, 2004 and December 26, 2003 consist of the following;

	2004	2003

Deferred tax assets:
Inventory	$4,083	$3,578
Bad debt reserves	2,420	2,206
Interest rate swaps	—	4,478
Closing cost accrual	2,160	1,659
Bonus accrual	890	602
Vacation accrual	287	287
Vendor discounts	994	793
Other	3,381	778

Total deferred tax assets	14,215	14,381

Deferred tax liabilities:
Identifiable intangibles	(22,754)	(23,494)
Depreciation	(3,054)	(2,390)
State taxes	(1,235)	(443)
Swaps constant yield method	(103)	—
Other	(206)	(279)

Total deferred tax liabilities	(27,352)	(26,606)

Net deferred tax liabilities	$(13,137)	$(12,225)

14. Subsidiary guarantors

The Company completed an offering of $200 million principal amount of Senior Subordinated Notes in connection with its Refinancing Transactions in May 2003. The Company filed a registration statement with the Securities and Exchange Commission with respect to an exchange offer for the Senior Subordinated Notes and with respect to resales of the Senior Subordinated Notes by an affiliate of the Company for market-making purposes. The registration statement was declared effective by the SEC and the exchange offer was consummated. The Company's senior subordinated notes are fully and unconditionally guaranteed, jointly and severally, on a subordinated basis by Wilmar Holdings, Inc., Wilmar Financial, Inc., and Glenwood Acquisition LLC (wholly-owned subsidiaries of the Company referred to as the "Subsidiary Guanrantors"). The guarantees by these subsidiary guarantors will be senior to any of their existing and future subordinated obligations, equal in right of payment with any of their existing and future senior subordinated indebtedness and subordinated to any of their existing and future senior subordinated indebtedness. Accordingly, condensed consolidating financial statements for the Company and the Subsidiary Guarantors are presented below.

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Interline Brands, Inc
(a New Jersey Corporation)
and the subsidiary guarantors

Consolidating balance sheet
As of December 31, 2004

(In thousands, except share and per share data)	Company excluding subsidiary guarantors	Subsidiary guarantors	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$69,110	$68	$—	$69,178
Accounts receivable—trade, net	98,511	—	—	98,511
Accounts receivable—other	17,828	—	—	17,828
Inventory	145,532	—	—	145,532
Prepaid expenses and other current assets	3,196	8	—	3,204
Deferred income taxes	12,084	—	—	12,084
Due from Parent	—	75,892	(75,892)	—
Investment in subsidiaries	39,745	—	(39,745)	—

Total current assets	386,006	75,968	(115,637)	346,337
Property and equipment, net	28,767	—	—	28,767
Goodwill	203,848	—	—	203,848
Other intangible assets, net	85,361	—	—	85,361
Other assets	5,793	7,068	(3,794)	9,067

Total assets	$709,775	$83,036	$(119,431)	$673,380

Liabilities and stockholders' equity (deficiency)
Current liabilities:
Current portion of long-term debt	$1,000	$—	$—	$1,000
Accounts payable	53,260	—	—	53,260
Accrued expenses and other current liabilities	22,180	—	—	22,180
Current portion of interest rate swaps	—	—	—	—
Accrued interest payable	3,042	—	—	3,042
Accrued merger expenses	6,131	—	—	6,131
Income taxes payable	3,772	3,600	—	7,372
Due to subsidiaries	43,270	—	(43,270)	—

Total current liabilities	132,655	3,600	(43,270)	92,985
Long-term liabilities:
Deferred income taxes	25,221	—	—	25,221
Long-term debt, net of current portion	299,000	3,275	—	302,275

Total liabilities	456,876	6,875	(43,270)	420,481

Senior preferred stock	381,327	—	—	381,327
Stockholders' equity (deficiency):
Common stock	174,879	—	—	174,879
Additional paid-in-capital	—	43,285	(43,285)	—
Accumulated deficit	(304,162)	32,876	(32,876)	(304,162)
Accumulated other comprehensive loss	855	—	—	855

Total stockholders' equity (deficiency)	(128,428)	76,161	(76,161)	(128,428)

Total liabilities and stockholders' equity (deficiency)	$709,775	$83,036	$(119,431)	$673,380

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Interline Brands, Inc
(a New Jersey Corporation)
and the subsidiary guarantors

Consolidating statement of operations
Year ended December 31, 2004

(In thousands, except share and per share data)	Company excluding subsidiary guarantors	Subsidiary guarantors	Eliminations	Consolidated

Net sales	$743,905	$—	$—	$743,905
Cost of sales	458,516	—	—	458,516

Gross profit	285,389	—	—	285,389

Operating expenses:
Selling, general and administrative expenses	202,066	18	—	202,084
Depreciation and amortization	12,600	—	—	12,600
IPO related expenses	9,215	—	—	9,215

Total operating expenses	223,881	18	—	223,899

Operating income (loss)	61,508	(18)	—	61,490
Change in fair value of interest
Rate swaps	8,232	—	—	8,232
Loss on extiguishment of debt	(660)	—	—	(660)
Interest expense	(52,353)	—	12,420	(39,933)
Interest income	135	12,420	(12,420)	135
Other income	454	454	(454)	454
Equity in earnings of susidiaries	8,102	—	(8,102)	—

Income before income taxes	25,418	12,856	(8,556)	29,718
Provision for income taxes	7,317	4,300	—	11,617

Net income	18,101	8,556	(8,556)	18,101
Preferred stock dividends	(56,715)	—	—	(56,715)

Net (loss) income applicable to common stockholders	$(38,614)	$8,556	$(8,556)	$(38,614)

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Interline Brands, Inc
(a New Jersey Corporation)
and the subsidiary guarantors

Consolidating statement of cash flows
Year ended December 31, 2004

(In thousands)	Company excluding subsidiary guarantors	Subsidiary guarantors	Eliminations	Consolidated

Operating activities:
Net income	$18,101	$8,556	$(8,556)	$18,101
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	12,600	—	—	12,600
Amortization and write-off of debt issuance costs	2,558	—	—	2,558
Change in fair value and termination of interest rate swaps	(12,793)	—	—	(12,793)
Loss on disposal of property and equipment	10	—	—	10
Interest on shareholder loans	(30)	—	—	(30)
Forgiveness of shareholder notes	1,875	—	—	1,875
Deferred income taxes	1,709	—	—	1,709
Equity in earnings of subsidiaries	(8,556)	—	8,556	—
Changes in assets and liabilities, net of effects of acquisition:
Cash—restricted	1,000	—	—	1,000
Accounts receivable—trade	(14,826)	—	—	(14,826)
Accounts receivable—other	(2,863)	—	—	(2,863)
Inventory	(26,231)	—	—	(26,231)
Prepaid expenses and other current assets	1,059	(3)	—	1,056
Due from parent	—	(9,306)	9,306	—

Other assets	(62)	(454)	—	(516)

Accrued interest payable	(2,760)	—	—	(2,760)
Accounts payable	10,090	(10)	—	10,080
Accrued expenses and other current liabilities	2,846	—	—	2,846
Accrued merger expenses	(591)	—	—	(591)
Income taxes payable	6,172	1,200	—	7,372
Due to subsidiaries	9,306	—	(9,306)	—

Net cash used in operating activities	(1,386)	(17)	—	(1,403)

Investing activities:
Purchase of property and equipment	(6,763)	—	—	(6,763)
Dividend from equity investment	158	—	—	158
Purchase of business, net of assets acquired	(724)	—	—	(724)

Net cash used in investing activities	(7,329)	—	—	(7,329)

Financing activities:
Repayment of long-term debt	(38,250)	—	—	(38,250)
Payment of debt issuance costs	(1,296)	—	—	(1,296)
Proceeds from sale of common stock	174,609	—	—	174,609
Initial public offering costs	(4,057)	—	—	(4,057)
Redemption of preferred stock	(55,000)	—	—	(55,000)

Net cash provided by financing activities	76,006	—	—	76,006

Effect of exchange rate changes on cash and cash equivalents	292	—	—	292

Net increase (decrease) in cash and cash equivalents	67,583	(17)	—	67,566
Cash and cash equivalents, beginning of period	1,527	85	—	1,612

Cash and cash equivalents, end of period	$69,110	$68	$—	$69,178

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Interline Brands, Inc
(a New Jersey Corporation)
and the subsidiary guarantors

Consolidating balance sheet
Year ended December 26, 2003

(In thousands, except share and per share data)	Company excluding subsidiary guarantors	Subsidiary guarantors	Eliminations	Consolidated

Assets
Current assets:
Cash and cash equivalents	$1,527	$85	$—	$1,612
Cash—restricted	1,000	—	—	1,000
Accounts receivable—trade, net	83,684	—	—	83,684
Accounts receivable—other	12,932	—	—	12,932
Inventory	119,301	—	—	119,301
Prepaid expenses and other current assets	4,255	5	—	4,260
Deferred income taxes	10,318	—	—	10,318
Due from Parent	—	66,586	(66,586)	—
Investment in subsidiaries	41,003	—	(41,003)	—

Total current assets	274,020	66,676	(107,589)	233,107
Property and equipment, net	30,605	—	—	30,605
Goodwill	202,227	—	—	202,227
Other intangible assets, net	90,632	—	—	90,632
Other assets	5,412	6,614	(3,315)	8,711

Total assets	$602,896	$73,290	$(110,904)	$565,282

Liabilities and stockholders' equity (deficiency)
Current liabilities:
Current portion of long-term debt	$7,000	$—	$—	$7,000
Accounts payable	43,170	10	—	43,180
Accrued expenses and other current liabilities	19,623	—	—	19,623
Accrued interest payable	5,803	—	—	5,803
Accrued merger expenses	4,739	—	—	4,739
Income taxes payable	(2,400)	2,400	—	—
Due to subsidiaries	43,299	—	(43,299)	—

Total current liabilities	121,234	2,410	(43,299)	80,345
Long-term liabilities:
Deferred income taxes	22,543	—	—	22,543
Interest rate swaps	12,793	—	—	12,793
Long-term debt, net of current portion	331,250	3,275	—	334,525

Total liabilities	487,820	5,685	(43,299)	450,206

Senior preferred stock	379,612	—	—	379,612
Stockholders' equity (deficiency):
Common stock	1	—	—	1
Additional paid-in-capital	1,993	43,285	(43,285)	1,993
Accumulated deficit	(265,548)	24,320	(24,320)	(265,548)
Stockholder loans	(1,545)	—	—	(1,545)
Accumulated other comprehensive loss	563	—	—	563

Total stockholders' equity (deficiency)	(264,536)	67,605	(67,605)	(264,536)

Total liabilities and stockholders' equity (deficiency)	$602,896	$73,290	$(110,904)	$565,282

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Interline Brands, Inc
(a New Jersey Corporation)
and the subsidiary guarantors

Consolidating statement of operations
Year ended December 26, 2003

(In thousands)	Company excluding subsidiary guarantors	Subsidiary guarantors	Eliminations	Consolidated

NET SALES	$640,138	$—	$—	$640,138
COST OF SALES	395,894	—	—	395,894

Gross profit	244,244	—	—	244,244

OPERATING EXPENSES:
Selling, general and administrative expenses	171,046	45	—	171,091
Depreciation and amortization	10,949	—	—	10,949
Special costs and expenses	607	—	—	607

Total operating expenses	182,602	45	—	182,647

OPERATING INCOME (LOSS)	61,642	(45)	—	61,597
CHANGE IN FAIR VALUE OF INTEREST
RATE SWAPS	5,272	—	—	5,272
LOSS ON EXTIGUISHMENT OF DEBT	(14,893)	—	—	(14,893)
OTHER INCOME	40	40	40	40
INTEREST EXPENSE (INCOME), net	(54,522)	14,205	—	(40,317)
EQUITY IN EARNINGS OF SUSIDIARIES	9,260	—	(9,260)	—

Income (loss) before income taxes	6,799	14,200	(9,300)	11,699
PROVISION (BENEFIT) FOR INCOME TAXES	(353)	4,900	—	4,547

NET INCOME (LOSS)	7,152	9,300	(9,300)	7,152
PREFERRED STOCK DIVIDENDS	(48,623)	—	—	(48,623)

NET (LOSS) INCOME APPLICABLE TO COMMON STOCKHOLDERS	$(41,471)	$9,300	$(9,300)	$(41,471)

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Interline Brands, Inc
(a New Jersey Corporation)
and the subsidiary guarantors

Consolidating statement of cash flows
Year ended December 26, 2003

(In thousands)	Company excluding subsidiary guarantors	Subsidiary guarantors	Eliminations	Consolidated

Operating activities:
Net income (loss)	$7,152	$9,300	$(9,300)	$7,152
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Equity in earnings of subsidiaries	(9,300)	—	9,300	—
Depreciation and amortization	10,949	—	—	10,949
Amortization of debt issuance costs	8,374	—	—	8,374
Accretion and write-off of discount on 16% senior subordinated notes	4,410	—	—	4,410
Redemption premium on 16% senior subordinated notes	3,879	—	—	3,879
Change in fair value of interest rate swaps	(5,272)	—	—	(5,272)
Loss on disposal of property and equipment	3	—	—	3
Interest income on shareholder loans	(105)	—	—	(105)
Deferred income taxes	1,024	—	—	1,024
Senior subordinated notes issued for interest due	1,674	—	—	1,674
Changes in assets and liabilities which provided (used) cash, net of effects of acquisition:
Cash—restricted	(671)	—	—	(671)
Accounts receivable—trade	449	—	—	449
Accounts receivable—other	120	—	—	120
Inventory	9,050	—	—	9,050
Prepaid expenses and other current assets	1,735	2	—	1,737
Due from parent	—	11,670	(11,670)	—
Other	(243)	(64)	—	(307)
Accrued interest payable	1,394	—	—	1,394
Accounts payable	(11,116)	10	—	(11,106)
Accrued expenses and other current liabilities	1,722	(4)	—	1,718
Accrued merger expenses	(1,383)	—	—	(1,383)
Due to subsidiaries	(11,670)	—	11,670	—
Income taxes payable	(2,400)	2,400	—	—

Net cash provided by operating activities	9,775	23,314	—	33,089

Investing activities:
Purchase of property and equipment	(4,556)	—	—	(4,556)
Purchase of investment and other assets	(575)	(3,275)	—	(3,850)
Acquisition of businesses, net of cash acquired	(18,389)	—	—	(18,389)

Net cash used in investing activities	(23,520)	(3,275)	—	(26,795)

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Interline Brands, Inc
(a New Jersey Corporation)
and the subsidiary guarantors

Consolidating statement of cash flows
Year ended December 26, 2003 (continued)

Financing activities:
Increase in revolver and swingline, net	(18,500)	—	—	(18,500)
Repayment of long-term borrowing	(319,236)	—	—	(319,236)
Proceeds from refinancing transactions	340,000	—	—	340,000
Payment of debt financing costs	(13,011)	—	—	(13,011)
Repurchase of Preferred Stock	(215)	—	—	(215)
Dividends Paid	23,327	(23,327)	—	—
Contribution from Parent	(3,275)	3,275	—	—

Net cash provided by (used in) financing activities	9,090	(20,052)	—	(10,962)

Effect of exchange rate changes on cash and cash equivalents	723	—	—	723

Net decrease in cash and cash equivalents	(3,932)	(13)	—	(3,945)
Cash and cash equivalents, beginning of period	5,459	98	—	5,557

Cash and cash equivalents, end of period	$1,527	$85	$—	$1,612

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Interline Brands, Inc
(a New Jersey Corporation)
and the subsidiary guarantors

Consolidating statement of operations
Year ended December 27, 2002

(In thousands)	Company excluding subsidiary guarantors	Subsidiary guarantors	Eliminations	Consolidated

Net sales	$637,530	$—	$—	$637,530
Cost of sales	401,212	—	—	401,212

Gross profit	236,318	—	—	236,318
Operating expenses:
Selling, general and administrative expenses	164,302	26	—	164,328
Depreciation and amortization	11,282	—	—	11,282
Special costs and expenses	4,893	—	—	4,893

Total operating expenses	180,477	26	—	180,503

Operating income (loss)	55,841	(26)	—	55,815
Change in fair value of interest rate swaps	(5,825)	—	—	(5,825)
Interest (expense) income, net	(50,142)	11,517	—	(38,625)
Equity in earnings of susidiaries	7,491	—	(7,491)	—

Income (loss) before income taxes	7,365	11,491	(7,491)	11,365
Provision for income taxes	219	4,000	—	4,219

Net income (loss)	7,146	7,491	(7,491)	7,146
Preferred stock dividends	(42,470)	—	—	(42,470)

Net (loss) income applicable to common stockholders	$(35,324)	$7,491	$(7,491)	$(35,324)

Interline Brands, Inc.
(a New Jersey Corporation)
and subsidiaries
(A wholly owned subsidiary of Interline Brands, Inc.,
a Delaware corporation)

Notes to consolidated financial statements
Years ended December 31, 2004, December 26, 2003 and December 27, 2002
(In thousands, except share data)

Interline Brands, Inc
(a New Jersey Corporation)
and the subsidiary guarantors

Consolidating statement of cash flows
For the year ended December 27, 2002

(in thousands)	Company Excluding Subsidiary Guarantors	Subsidiary Guarantors	Eliminations	Consolidated

Operating activities:
Net income (loss)	$7,146	$7,491	$(7,491)	$7,146
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Equity in earnings of subsidiaries	(7,491)	—	7,491	—
Depreciation and amortization	11,282	—	—	11,282
Amortization of debt issuance costs	1,669	—	—	1,669
Accretion of discount on 16% senior subordinated notes	391	—	—	391
Deferred compensation	765	—	—	765
Change in fair value of interest rate swaps	5,825	—	—	5,825
Loss on disposal of property and equipment	438	—	—	438
Interest income on shareholder loans	(76)	—	—	(76)
Deferred income taxes	420	—	—	420
Senior subordinated notes issued for interest due	2,813	—	—	2,813
Changes in assets and liabilities which provided (used) cash, net of effects of acquisition:
Accounts receivable—trade	2,074	—	—	2,074
Accounts receivable—other	(4,293)	—	—	(4,293)
Inventory	(7,329)	—	—	(7,329)
Prepaid expenses and other current assets	(2,465)	3	—	(2,462)
Due from parent	—	(7,506)	7,506	—
Other	(6)	—	—	(6)
Accrued interest payable	(1,187)	—	—	(1,187)
Accounts payable	(610)	—	—	(610)
Accrued expenses and other current liabilities	(1,355)	4	—	(1,351)
Accrued merger expenses	(3,074)	—	—	(3,074)
Due to subsidiaries	7,506	—	(7,506)	—
Income taxes payable	(2,020)	—	—	(2,020)

Net cash provided by (used in) operating activities	10,423	(8)	—	10,415

Investing activities:
Purchase of property and equipment	(4,944)	—	—	(4,944)
Investment in subsidiaries	—	—	—	—
Purchase of investment and other assets	—	—	—	—

Net cash used in investing activities	(4,944)	—	—	(4,944)

Financing activities:
Increase in revolver and swingline, net	14,500	—	—	14,500
Repayment of long-term borrowing	(17,750)	—	—	(17,750)
Payment of debt issuance costs	(35)	—	—	(35)

Net cash used in financing activities	(3,285)	—	—	(3,285)

Effect of exchange rate changes on cash and cash equivalents	44	—	—	44

Net increase (decrease) in cash and cash equivalents	2,238	(8)	—	2,230
Cash and cash equivalents, beginning of period	3,221	106	—	3,327

Cash and cash equivalents, end of period	$5,459	$98	$—	$5,557

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The New Jersey Business Corporation Act provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

        The New Jersey Business Corporation Act further provides that indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

        Our amended and restated certificate of incorporation (the "Charter"), Fifth Part, Section 3, and our amended and restated by-laws (the "By-Laws"), Section 11, provide that to the fullest extent permitted by applicable law, the Company shall indemnify any person who is or was made, or threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including, without limitation, an action by or in the right of the Company to procure a judgment in its favor, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or, at the request of the Company, is or was serving as a director or officer of any other corporation or in a capacity with comparable authority or responsibilities for any partnership, joint venture, trust, employee benefit plan or other enterprise (an "Other Entity"), against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys' fees, disbursements and other charges).

        The Charter and the By-laws also provide that the Company has the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of an Other Entity, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Company would have the power to indemnify such person against such liability under the provisions of the Charter, the By-Laws or under the laws of the State of New Jersey or any other provision of law.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit Number		Description
3.1	*	Certificate of Incorporation of Interline Brands, Inc.
3.2	*	Amended and Restated By-Laws of Interline Brands, Inc.
3.3	*	Certificate of Incorporation of Wilmar Holdings, Inc.
3.4	*	By-Laws of Wilmar Holdings, Inc.
3.5	*	Certificate of Incorporation of Wilmar Financial, Inc.
3.6	*	By-Laws of Wilmar Financial, Inc.
3.7	*	Certificate of Formation of Glenwood Acquisition LLC.
3.8	*	Limited Liability Company Agreement of Glenwood Acquisition LLC.
4.1	*	Indenture, dated as of May 23, 2003, among Interline Brands, Inc., the Subsidiary Guarantors thereto and The Bank of New York, as Trustee.
4.2	*	Form of Exchange Security or Private Exchange Security (included as Exhibit A of Exhibit 4.1 of this Registration Statement).
4.3	*
Registration Rights Agreement, dated as of May 23, 2003, among Interline Brands, Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Wachovia Securities Inc. and BNY Capital Markets, Inc.
5.1	*	Opinion of Dechert LLP regarding the legality of the securities being registered.
5.2	*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the securities being registered.
8.1	*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain tax matters.
9.1	*	Amended and Restated Shareholders Agreement, dated as of September 29, 2000, among the Company and certain of its shareholders.
10.1	*
Credit Agreement, dated as of May 29, 2003, among Interline Brands, Inc., the Lender Parties thereto, Credit Suisse First Boston, as Administrative Agent, and JPMorgan Chase Bank, as Syndication Agent.
10.2	*	Guarantee and Collateral Agreement, dated as of May 29, 2003, among Interline Brands, Inc., the Subsidiaries of Interline Brands, Inc. named therein and Credit Suisse First Boston.
10.3	*	Employment Agreement, dated as of May 16, 2000, by and between Wilmar Industries, Inc. and William E. Sanford.
10.4	*	Incentive Stock Option Agreement, dated as of May 16, 2000, by and between Wilmar Industries, Inc. and William Sanford.
10.5	*	Management Subscription Agreement, dated May 16, 2003, between William E. Sanford and Wilmar Industries, Inc.
10.6	*	Secured Recourse Promissory Note, dated May 16, 2000, from William E. Sanford to Wilmar Industries, Inc.

10.7	*	Pledge Agreement, dated as of May 16, 2000, from William E. Sanford to Wilmar Industries, Inc.
10.8	*	Promissory Note, dated as of July 15, 2000, from William E. Sanford to Wilmar Industries, Inc.
10.9	*	Employment Agreement, dated as of May 16, 2000, by and between Wilmar Industries, Inc. and Michael J. Grebe.
10.10	*	Incentive Stock Option Agreement of Michael J. Grebe, dated as of May 16, 2000.
10.11	*	Promissory Note, dated July 15, 2002, from Michael J. Grebe to Interline Brands, Inc.
10.12	*	Secured Recourse Promissory Note, dated May 16, 2000, from Michael J. Grebe to Wilmar Industries, Inc.
10.13	*	Pledge Agreement, dated as of May 16, 2000, from Michael J. Grebe to Wilmar Industries, Inc.
10.14	*	Management Subscription Agreement, dated May 16, 2000, between Michael J. Grebe and Wilmar Industries, Inc.
10.15	*	Employment Agreement, dated as of September 29, 2000, by and between Wilmar Industries, Inc. and William R. Pray.
10.16	*	Restricted Stock Award Agreement under the 2000 Stock Award Plan, dated as of September 29, 2000, between Wilmar Industries, Inc. and William Green.
10.17	*	Promissory Note, dated September 29, 2000, by William R. Pray to Wilmar Industries, Inc.
10.18	*	Management Subscription Agreement, dated September 29, 2000, between William R. Pray and Wilmar Industries, Inc.
10.19	*	Amendment to Stay Pay Agreement, dated as of September 27, 2000, by and between William R. Pray and Barnett, Inc.
10.20	*	Deferred Compensation Agreement, dated as of September 29, 2000, by and between Wilmar Industries, Inc. and William R. Pray.
10.21	*	Separation Agreement and Release of All Claims, dated December 31, 2001, by and between Interline Brands, Inc. and William Green.
10.22	*	Restricted Stock Award Agreement under the 2000 Stock Award Plan, dated as of September 29, 2000, between William R. Pray and Wilmar Industries, Inc.
10.23	*	2000 Stock Award Plan, as amended and restated July, 2000.
10.24	*	Agreement and Plan of Merger, dated as of July 10, 2000, among Barnett, Inc., Wilmar Industries, Inc. and BW Acquisition Inc.
12.1	*	Statement of Computation of Ratios of Earnings and Fixed Charges.
21.1	*	List of Subsidiaries of Interline Brands, Inc.
23.1		Consent of Deloitte & Touche LLP.
23.2	*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibits 5.2 and 8.1 to this Registration Statement).

23.3	*	Consent of Dechert LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	*	Powers of Attorney.
25.1	*	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.
99.1	*	Form of Letter of Transmittal.
99.2	*	Form of Notice of Guaranteed Delivery.

*
Previously filed.

Reference is made to the Exhibit Index of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004 which index and the documents to which such index relates are incorporated by reference herein, other than Exhibits 31.1, 31.2, 32.1 and 32.2 of such 10-K, which are not incorporated by reference herein.

ITEM 22. UNDERTAKINGS.

        (a)   The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i)    To include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii)   To reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered, if the total dollar value of securities offered would not exceed that which was registered, and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (b)   The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (d)   The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (e)   The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

        (f)    Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on May 9, 2005.

INTERLINE BRANDS, INC.
By:	/s/ MICHAEL J. GREBE
Name:	Michael J. Grebe
Title:	Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL J. GREBE Michael J. Grebe	Director (Principal Executive Officer)	May 9, 2005
/s/ THOMAS J. TOSSAVAINEN Thomas J. Tossavainen	(Principal Financial and Accounting Officer)	May 9, 2005
* Ernest K. Jacquet	Chairman and Director	May 9, 2005
* Gideon Argov	Director	May 9, 2005
* Christopher C. Behrens	Director	May 9, 2005
* John J. Gavin	Director	May 9, 2005
* Barry J. Goldstein	Director	May 9, 2005

* Charles W. Santoro	Director	May 9, 2005
* Drew T. Sawyer	Director	May 9, 2005
*By:	/s/ MICHAEL J. GREBE Michael J. Grebe Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on May 9, 2005.

WILMAR HOLDINGS, INC.
By:	/s/ THOMAS J. TOSSAVAINEN
	Name:	Thomas J. Tossavainen
	Title:	Acting Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William E. Sanford	Director (Principal Executive Officer)	May 9, 2005
/s/ THOMAS J. TOSSAVAINEN Thomas J. Tossavainen	Accounting Officer	May 9, 2005
* Mark Boersma	Director	May 9, 2005
* Darryl Smith	Director	May 9, 2005
*By:	/s/ THOMAS J. TOSSAVAINEN Thomas J. Tossavainen Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on May 9, 2005.

WILMAR FINANCIAL, INC.
By:	/s/ THOMAS J. TOSSAVAINEN
	Name:	Thomas J. Tossavainen
	Title:	Acting Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* William E. Sanford	Director (Principal Executive Officer)	May 9, 2005
/s/ THOMAS J. TOSSAVAINEN Thomas J. Tossavainen	Director (Principal Financial and Accounting Officer)	May 9, 2005
* Mark Boersma	Director	May 9, 2005
* Darryl Smith	Director	May 9, 2005
*By:	/s/ THOMAS J. TOSSAVAINEN Thomas J. Tossavainen Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on May 9, 2005.

GLENWOOD ACQUISITION LLC
By:	/s/ THOMAS J. TOSSAVAINEN Name: Thomas J. Tossavainen Title: Acting Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ MICHAEL J. GREBE Michael J. Grebe	Director of Sole Member, Interline Brands, Inc.	May 9, 2005
/s/ THOMAS J. TOSSAVAINEN Thomas J. Tossavainen	Director of Sole Member, Interline Brands, Inc.	May 9, 2005
* Ernest K. Jacquet	Director of Sole Member, Interline Brands, Inc.	May 9, 2005
* Gideon Argov	Director of Sole Member, Interline Brands, Inc.	May 9, 2005
* Christopher C. Behrens	Director of Sole Member, Interline Brands, Inc.	May 9, 2005
* John J. Gavin	Director of Sole Member, Interline Brands, Inc.	May 9, 2005
* Barry J. Goldstein	Director of Sole Member, Interline Brands, Inc.	May 9, 2005

* Charles W. Santoro	Director of Sole Member, Interline Brands, Inc.	May 9, 2005
* Drew T. Sawyer	Director of Sole Member, Interline Brands, Inc.	May 9, 2005
*By:	/s/ THOMAS J. TOSSAVAINEN Thomas J. Tossavainen Attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description	Page
3.1	*	Certificate of Incorporation of Interline Brands, Inc.
3.2	*	Amended and Restated By-Laws of Interline Brands, Inc.
3.3	*	Certificate of Incorporation of Wilmar Holdings, Inc.
3.4	*	By-Laws of Wilmar Holdings, Inc.
3.5	*	Certificate of Incorporation of Wilmar Financial, Inc.
3.6	*	By-Laws of Wilmar Financial, Inc.
3.7	*	Certificate of Formation of Glenwood Acquisition LLC.
3.8	*	Limited Liability Company Agreement of Glenwood Acquisition LLC.
4.1	*	Indenture, dated as of May 23, 2003, among Interline Brands, Inc., the Subsidiary Guarantors thereto and The Bank of New York, as Trustee.
4.2	*	Form of Exchange Security or Private Exchange Security (included as Exhibit A of Exhibit 4.1 of this Registration Statement).
4.3	*
Registration Rights Agreement, dated as of May 23, 2003, among Interline Brands, Inc., Credit Suisse First Boston LLC, J.P. Morgan Securities Inc., Wachovia Securities Inc. and BNY Capital Markets, Inc.
5.1	*	Opinion of Dechert LLP regarding the legality of the securities being registered.
5.2	*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding the legality of the securities being registered.
8.1	*	Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP regarding certain tax matters.
9.1	*	Amended and Restated Shareholders Agreement, dated as of September 29, 2000, among the Company and certain of its Shareholders.
10.1	*
Credit Agreement, dated as of May 29, 2003, among Interline Brands, Inc., the Lender Parties thereto, Credit Suisse First Boston, as Administrative Agent, and JPMorgan Chase Bank, as Syndication Agent.
10.2	**	Guarantee and Collateral Agreement, dated as of May 29, 2003, among Interline Brands, Inc., the Subsidiaries of Interline Brands, Inc. named therein and Credit Suisse First Boston.
10.3	*	Employment Agreement, dated as of May 16, 2000, by and between Wilmar Industries, Inc. and William E. Sanford.
10.4	*	Incentive Stock Option Agreement, dated as of May 16, 2000, by and between Wilmar Industries, Inc. and William Sanford.
10.5	*	Management Subscription Agreement, dated May 16, 2003, between William E. Sanford and Wilmar Industries Inc.
10.6	*	Secured Recourse Promissory Note, dated May 16, 2000, from William E. Sanford to Wilmar Industries, Inc.

10.7	*	Pledge Agreement, dated as of May 16, 2000, from William E. Sanford to Wilmar Industries, Inc.
10.8	*	Promissory Note, dated as of July 15, 2002, by William Sanford.
10.9	*	Employment Agreement, dated as of May 16, 2000, by and between Wilmar Industries, Inc. and Michael J. Grebe.
10.10	*	Incentive Stock Option Agreement of Michael J. Grebe, dated as of May 16, 2000.
10.11	*	Promissory Note, dated July 15, 2002, from Michael J. Grebe to Interline Brands, Inc.
10.12	*	Secured Recourse Promissory Note, dated May 16, 2000, from Michael J. Grebe to Wilmar Industries, Inc.
10.13	*	Pledge Agreement, dated as of May 16, 2000, from Michael J. Grebe to Wilmar Industries, Inc.
10.14	*	Management Subscription Agreement, dated May 16, 2000, between Michael J. Grebe and Wilmar Industries, Inc.
10.15	*	Employment Agreement, dated as of September 29, 2000, by and between Wilmar Industries, Inc. and William R. Pray.
10.16	*	Restricted Stock Award Agreement under the 2000 Stock Award Plan, dated as of September 29, 2000, between Wilmar Industries, Inc. and William Green.
10.17	*	Promissory Note, dated September 29, 2000, by William R. Pray to Wilmar Industries, Inc.
10.18	*	Management Subscription Agreement, dated September 29, 2000, between William R. Pray and Wilmar Industries, Inc.
10.19	*	Amendment to Stay Pay Agreement, dated as of September 27, 2000, by and between William R. Pray and Barnett, Inc.
10.20	*	Deferred Compensation Agreement, dated as of September 29, 2000, by and between Wilmar Industries, Inc. and William R. Pray.
10.21	*	Separation Agreement and Release of All Claims, dated December [], 2001, by and between Interline Brands, Inc. and William Green.
10.22	*	Restricted Stock Award Agreement under the 2000 Stock Award Plan, dated as of September 29, 2000, between William R. Pray and Wilmar Industries, Inc.
10.23	*	2000 Stock Award Plan, as amended and restated July, 2000.
10.24	*	Agreement and Plan of Merger, dated as of July 10, 2000, among Barnett, Inc., Wilmar Industries, Inc. and BW Acquisition Inc.
12.1	*	Statement of Computation of Ratios of Earnings and Fixed Charges.
21.1	*	List of Subsidiaries of Interline Brands, Inc.
23.1		Consent of Deloitte & Touche LLP.
23.2	*	Consent of Paul, Weiss, Rifkind, Wharton & Garrison (included in Exhibits 5.2 and 8.1 to this Registration Statement).

23.3	*	Consent of Dechert LLP (included in Exhibit 5.1 to this Registration Statement).
24.1	*	Powers of Attorney
25.1	*	Form T-1 Statement of Eligibility of The Bank of New York to act as trustee under the Indenture.
99.1	*	Form of Letter of Transmittal.
99.2	*	Form of Notice of Guaranteed Delivery.

*
Previously filed.

Reference is made to the Exhibit Index of the Registrant's Annual Report on Form 10-K for the year ended December 31, 2004 which index and the documents to which such index relates are incorporated by reference herein, other than Exhibits 31.1, 31.2, 32.1 and 32.2 of such 10-K, which are not incorporated by reference herein.

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Table of additional registrants
Table of contents
Prospectus summary
Summary of terms of the notes
Risk factors
Information about us
Summary historical consolidated financial data
Risk factors
Risk factors
Forward looking statements
Presentation of financial information
Industry and market data
Trademarks
Use of proceeds
Capitalization
Selected historical consolidated financial data
Management's discussion and analysis of financial condition and results of operations
Business
Management
Security ownership of certain beneficial owners and management
Certain relationships and related transactions
Description of other indebtedness
Description of the notes
Material U.S. federal income tax considerations
Plan of distribution
Legal matters
Experts
Where you can find more information
Index to financial statements
Interline Brands, Inc. (a New Jersey corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Consolidated balance sheets December 31, 2004 and December 26, 2003
Interline Brands, Inc. (A New Jersey corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Consolidated statements of stockholders' equity (deficiency) Years ended December 31, 2004, December 26, 2003 and December 27, 2002
Interline Brands, Inc. (A New Jersey corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Consolidated statements of cash flows Years ended December 31, 2004, December 26, 2003 and December 27, 2002
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data)
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data)
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data)
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data)
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data) Interline Brands, Inc (a New Jersey Corporation) and the subsidiary guarantors Consolidating balance sheet As of December 31, 2004
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data) Interline Brands, Inc (a New Jersey Corporation) and the subsidiary guarantors Consolidating statement of operations Year ended December 31, 2004
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data) Interline Brands, Inc (a New Jersey Corporation) and the subsidiary guarantors Consolidating statement of cash flows Year ended December 31, 2004
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data) Interline Brands, Inc (a New Jersey Corporation) and the subsidiary guarantors Consolidating balance sheet Year ended December 26, 2003
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data) Interline Brands, Inc (a New Jersey Corporation) and the subsidiary guarantors Consolidating statement of operations Year ended December 26, 2003
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data) Interline Brands, Inc (a New Jersey Corporation) and the subsidiary guarantors Consolidating statement of cash flows Year ended December 26, 2003
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data) Interline Brands, Inc (a New Jersey Corporation) and the subsidiary guarantors Consolidating statement of operations Year ended December 27, 2002
Interline Brands, Inc. (a New Jersey Corporation) and subsidiaries (A wholly owned subsidiary of Interline Brands, Inc., a Delaware corporation) Notes to consolidated financial statements Years ended December 31, 2004, December 26, 2003 and December 27, 2002 (In thousands, except share data) Interline Brands, Inc (a New Jersey Corporation) and the subsidiary guarantors Consolidating statement of cash flows For the year ended December 27, 2002
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
  ITEM 22. UNDERTAKINGS.
SIGNATURES
SIGNATURES
SIGNATURES
SIGNATURES
EXHIBIT INDEX